     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                CFX CORPORATION
               (Exact name of registrant as specified in charter)

         NEW HAMPSHIRE                          6712                      02-0402421
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)     Classification Code Number)     Identification Number)

                                102 MAIN STREET
                           KEENE, NEW HAMPSHIRE 03431
                                 (603) 352-2502
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK A. GAVIN
                            CHIEF FINANCIAL OFFICER
                                CFX CORPORATION
                                102 MAIN STREET
                           KEENE, NEW HAMPSHIRE 03431
                                 (603) 352-2502
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         STEVEN KAPLAN, Esq.                     PETER W. COOGAN, Esq.
           Arnold & Porter                        Foley, Hoag & Eliot
        555 12th Street, N.W.                   One Post Office Square
        Washington, DC 20008                  Boston, Massachusetts 02109
           (202) 942-5998                           (617) 832-1116

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM  PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE      AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED       BE REGISTERED        PER UNIT       OFFERING PRICE   REGISTRATION FEE
Common Stock, ($0.66 2/3 Par
 Value)...........................     3,200,000         $12.97(1)       $41,516,625(1)    $14,316.08(2)

(1) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(1) on the basis of the average of high and low prices of Common Stock of The Safety Fund Corporation on The Nasdaq Stock Market on April 24, 1996.

(2) $7,680.58 was previously paid in connection with the filing of proxy materials with the Commission by The Safety Fund Corporation on February 16, 1996 pursuant to Rule 14(a)-6(i) under the Securities Exchange Act of 1934, as amended. $6,635.50 is paid herewith.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                CFX CORPORATION
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM OF FORM S-4                                                               HEADING IN PROXY STATEMENT
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Introduction

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Table of Contents; Available Information; Documents
                                                                   Incorporated by Reference

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information...................................  Introduction; The Companies; Summary

       4.  Terms of the Transaction.............................  Introduction; Summary; Proposal I -- Proposed Merger

       5.  Pro Forma Financial Information......................  Summary; Pro Forma Consolidated Financial Information
                                                                   (Unaudited)

       6.  Material Contacts with the Company Being Acquired....  Proposal I -- Proposed Merger

       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters.......  Not Applicable

       8.  Interests of Named Experts and Counsel...............  Legal Opinions

       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

      10.  Information with Respect to S-3
            Registrants.........................................  Introduction; Available Information; Documents
                                                                   Incorporated by Reference; The Companies

      11.  Incorporation of Certain Information by Reference....  Available Information; Documents Incorporated by
                                                                   Reference

      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable

      13.  Incorporation of Certain Information by Reference....  Not Applicable

      14.  Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants..............................  Not Applicable

      15.  Information with Respect to S-3 Companies............  Not Applicable

      16.  Information with Respect to S-2 or S-3 Companies.....  Available Information; Documents Incorporated by
                                                                   Reference; The Companies; Summary; Accompanying
                                                                   Annual Report to Safety Fund Shareholders

ITEM OF FORM S-4                                                               HEADING IN PROXY STATEMENT
- ----------------------------------------------------------------  -----------------------------------------------------
      17.  Information with Respect to Companies Other Than S-3
            or S-2 Companies....................................  Not Applicable

      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited.................................  Introduction; Summary; Meeting Information; Proposal
                                                                   I -- Proposed Merger

      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange Offer.....  Not Applicable

                                  May 1, 1996

Dear Shareholder:

    We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of The Safety Fund Corporation ("Safety Fund") to be held on June 7, 1996, at 10:00 a.m., Eastern Daylight Time, at the offices of Safety Fund, located at 470 Main Street, Fitchburg, Massachusetts 01420.

    At the meeting you will be asked to consider and vote on a proposed merger of Safety Fund with a wholly owned subsidiary of CFX Corporation ("CFX"), a corporation organized under the laws of the State of New Hampshire and a registered bank holding company (the "Merger"). Immediately thereafter, Safety Fund will be merged with and into CFX, with CFX as the surviving corporation. Safety Fund National Bank will become a subsidiary of CFX.

    In the Merger, you will receive a certain number of shares of common stock of CFX for each share of common stock of Safety Fund held by you ("Exchange Ratio") and cash in lieu of any fractional share of CFX common stock which you otherwise would be entitled to receive. The Exchange Ratio depends on two principal factors. The first factor is whether or not the Merger is accounted for under applicable accounting rules as a pooling-of-interests transaction. The second factor is the average closing price of CFX common stock on the American Stock Exchange for the ten consecutive trading days preceding the last regulatory approval required for consummation of the Merger ("CFX Trading Price").

    If the Merger is accounted for as a pooling-of-interests (or is not so accounted for because of certain actions on the part of CFX), the Exchange Ratio will be between 1.6292 and 1.8063, except in certain unusual circumstances. If the Merger cannot be accounted for as a pooling-of-interests, the Exchange Ratio will be between 1.2 and 1.6, except in certain unusual circumstances. In either case, the Exchange Ratio decreases as the CFX Trading Price (and the value of the CFX shares to be received by Safety Fund's shareholders) increases.

    CFX common stock is listed and traded on the American Stock Exchange under the symbol "CFX". The closing price of CFX common stock in composite trading on April 24, 1996 was $14.63 per share, as reported in The Wall Street Journal.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" THE MERGER. The Board reached this decision after careful consideration of a number of factors. The enclosed Proxy Statement contains more detailed information concerning the Board's decision and the proposed transaction (including the method for determining the Exchange Ratio). We urge you to consider it carefully.

    Approval of the Merger requires the affirmative vote of the holders of at least a majority of the shares of Safety Fund's common stock outstanding and entitled to vote thereon. Accordingly, proxies marked "Abstain" or shares that are not voted will have the same effect as votes against the Merger. We urge you to take the time to consider this important matter and vote now.

    In addition, at the Annual Meeting you will be asked to elect three directors to serve for the terms for which they are nominated or until the proposed Merger is consummated. You will also be asked to ratify the appointment of the auditors of Safety Fund for 1996.

    In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person. You should not send in certificates for your shares of Safety Fund common stock at this time.

    On behalf of the Board of Directors of Safety Fund, I thank you for your support and urge you to vote for approval of the Merger.

                                          Sincerely,

                                          Christopher W. Bramley
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 1, 1996

                          THE SAFETY FUND CORPORATION
                                470 MAIN STREET
                         FITCHBURG, MASSACHUSETTS 01420

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 7, 1996
                            ------------------------

To The Shareholders of
The Safety Fund Corporation:

    Notice is hereby given that the Annual Meeting of Shareholders of The Safety Fund Corporation ("Safety Fund") will be held at the offices of Safety Fund, located at 470 Main Street, Fitchburg, Massachusetts 01420, on June 7, 1996 at 10:00 a.m. Eastern Daylight Time, for the following purposes:

    1. To consider and vote upon the approval of an Agreement and Plan of Merger, as amended ("Agreement"), between Safety Fund and CFX Corporation ("CFX"), a bank holding company organized under New Hampshire law, a copy of which is included as Appendix A to the accompanying Proxy Statement and incorporated by reference herein, pursuant to which: (i) a wholly owned subsidiary of CFX will be merged with and into Safety Fund ("Merger") followed immediately by the merger of Safety Fund with and into CFX; and (ii) each outstanding share of common stock of Safety Fund, par value $5.00 per share, would be converted into a number of shares of the common stock of CFX, par value $0.66 2/3 per share, determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share;

    2. To elect three directors to serve for terms expiring in 1999, or until the proposed Merger is consummated;

    3. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Safety Fund for 1996; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on April 24, 1996 are entitled to notice of and to vote at such meeting or any adjournment thereof.

    Any shareholder entitled to vote at the Annual Meeting on the Merger shall have the right to dissent from the Agreement and to receive payment equal to the "fair value" of the shares of Safety Fund common stock held of record by such shareholder upon compliance with sections 85 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts, the full text of which is included as Appendix D to the accompanying Proxy Statement. This right is explained more fully in the accompanying Proxy Statement in the section headed "PROPOSAL I -- PROPOSED MERGER -- Rights of Dissenting Shareholders."

                                          By Order of the Board of Directors

                                          Sincerely,
                                          John E. Howard
                                          CLERK

Fitchburg, Massachusetts
May 1, 1996

                                   IMPORTANT

    YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT, FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF SAFETY FUND'S AUDITORS.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE.................................................           3
THE COMPANIES..............................................................................................           4
SUMMARY....................................................................................................           7
MEETING INFORMATION........................................................................................          23
  Date, Place and Time.....................................................................................          23
  Record Date; Voting Rights...............................................................................          23
  Voting and Revocation of Proxies.........................................................................          23
  Solicitation of Proxies..................................................................................          24
PROPOSAL I -- PROPOSED MERGER..............................................................................          24
  Background of the Merger.................................................................................          25
  Reasons for the Merger; Recommendation of the Board of Directors.........................................          29
  Terms of the Merger......................................................................................          30
  Opinion of the Financial Advisor.........................................................................          32
  Surrender of Certificates................................................................................          36
  Representations and Warranties; Conditions to the Merger; Waiver.........................................          37
  Regulatory and Other Approvals...........................................................................          37
  Business Pending the Merger..............................................................................          38
  Effective Time of the Merger; Termination................................................................          39
  Management and Operations After the Merger...............................................................          39
  Effect on Employees and Benefit Plans....................................................................          40
  Rights of Dissenting Shareholders........................................................................          41
  Certain Differences in the Rights of Shareholders........................................................          42
  Certain Federal Income Tax Consequences..................................................................          47
  Resale of CFX Common Stock...............................................................................          48
  Accounting Treatment.....................................................................................          49
  Stock Option Agreement...................................................................................          50
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)...................................................          52
CERTAIN REGULATORY CONSIDERATIONS..........................................................................          63
PROPOSAL II -- ELECTION OF DIRECTORS.......................................................................          66
  General..................................................................................................          66
  Information Regarding Directors and Nominees.............................................................          67
  Compensation of Directors................................................................................          68
  Meetings and Committees of the Board.....................................................................          68
  Compensation of Executive Officers.......................................................................          69
  Certain Relationships and Related Transactions...........................................................          71
  Compliance with Section 16(a) of the Exchange Act........................................................          71
  Principal Shareholders...................................................................................          72
PROPOSAL III -- RATIFICATION OF INDEPENDENT AUDITORS.......................................................          73
EXPERTS....................................................................................................          74
LEGAL OPINIONS.............................................................................................          74
SHAREHOLDER PROPOSALS......................................................................................          74
APPENDIX A -- AGREEMENT AND PLAN OF MERGER, AS AMENDED
APPENDIX B -- STOCK OPTION AGREEMENT
APPENDIX C -- OPINION OF MCCONNELL, BUDD & DOWNES, INC.
APPENDIX D -- CHAPTER 156B, SECTIONS 85-98 OF THE
                MASSACHUSETTS BUSINESS CORPORATION LAW

                          THE SAFETY FUND CORPORATION

                               ------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 7, 1996
                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to shareholders of The Safety Fund Corporation ("Safety Fund") in connection with the solicitation of proxies by the Board of Directors of Safety Fund for use at the Annual Meeting of Shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about May 1, 1996.

    At the Annual Meeting, shareholders of Safety Fund will be asked to approve an Agreement and Plan of Merger, dated as of January 5, 1996, as subsequently amended ("Agreement"), providing for the merger ("Merger") of a wholly owned subsidiary of CFX Corporation ("CFX") with and into Safety Fund, with Safety Fund as the surviving corporation ("Surviving Corporation"), followed immediately by the merger of Safety Fund into CFX. CFX is a New Hampshire corporation and a registered bank holding company. The Agreement is attached to this Proxy Statement as Appendix A.

    At the Effective Time (as defined below), each share of common stock, par value $5.00 per share, of Safety Fund ("Safety Fund Common Stock") issued and outstanding immediately prior to the Effective Time (each such share to include an attached right issued pursuant to the Shareholder Rights Plan (as defined below)) other than Dissenting Shares (as defined in the Agreement) and except as otherwise provided in the Agreement, will be converted into an amount of common stock, par value $0.66 2/3 per share, of CFX ("CFX Common Stock") equal to one share multiplied by the appropriate Exchange Ratio (as defined below) and cash in lieu of any fractional share of CFX Common Stock.

    The number of shares of CFX Common Stock to be received for each share of Safety Fund Common Stock ("Exchange Ratio") depends on two principal factors. The first factor is whether (as the parties expect) the Merger may be accounted for under the pooling-of-interests method of accounting. Thus, the Exchange Ratio depends on whether CFX, after consulting with its independent auditors, determines by the close of business on the business day preceding the Effective Time that the Merger qualifies for the pooling-of-interests method of accounting, or does not so qualify as a result of actions by CFX in breach of the Agreement ("Pooling Determination"). The second factor is the average closing price of CFX Common Stock on the American Stock Exchange ("AMEX") for the ten consecutive trading days preceding the last regulatory approval required for consummation of the Merger ("CFX Trading Price"). At any given price level of CFX Common Stock, the number of shares of CFX Common Stock to be received for each share of Safety Fund Common Stock will be less under a purchase accounting than under a pooling-of-interests accounting. The exercise of dissenters' rights by holders of ten percent or more of Safety Fund Common Stock would preclude pooling treatment. For a more complete description of the Agreement and the differences in accounting treatment, see "PROPOSED MERGER -- Terms of the Merger" and "-- Accounting Treatment."

    The following tables show the Exchange Ratio at various CFX Trading Prices if a Pooling Determination is made or is not made, together with the Per Safety Fund Share Value in each case. The Per Safety Fund Share Value is calculated by multiplying the CFX Trading Price by the applicable Exchange Ratio, and represents the value of a share of CFX Common Stock that would be received in the Merger for each share of Safety Fund Common Stock based on the CFX Trading Price. The CFX

Trading Price is based on the CFX trading price on AMEX for the ten trading days prior to receipt of the last regulatory approval necessary for consummation of the Merger and thus could be determined several weeks prior to the Effective Time. The market price of CFX Common Stock at the Effective Time could differ from the CFX Trading Price used to determine the Exchange Ratio, and the actual value of the shares issued in the Merger therefore could differ from the Per Safety Fund Share Value.

                             POOLING DETERMINATION

                                      PER SAFETY FUND
CFX TRADING PRICE   EXCHANGE RATIO      SHARE VALUE
- ------------------  ---------------  ------------------
$18.66 or more      1.629                $30.38 or more
$17.88 - $18.65     1.629 - 1.700                $30.38
$13.21 - $17.87     1.700               $22.46 - $30.38
$12.43 - $13.20     1.700 - 1.806                $22.46
$11.66 - $12.42     1.806               $21.06 - $22.46
Below $11.66        (1)                             (1)

- ------------------------
(1) If a Pooling Determination is made, Safety Fund by action of its Board of Directors may, but need not, seek to terminate the Agreement if the CFX Trading Price is below $11.66. If Safety Fund does not seek to terminate the Agreement, the Exchange Ratio would be 1.806 and the Per Safety Fund Share Value would be less than $21.06. If Safety Fund seeks to terminate the Agreement, CFX may adjust the Exchange Ratio to the amount determined by dividing $21.06 by the CFX Trading Price (resulting in a Per Safety Fund Share Value of $21.06) and the Merger would be consummated on that basis. Alternatively, CFX could do nothing in response, in which case the Agreement would terminate.

                            NO POOLING DETERMINATION

                                      PER SAFETY FUND
CFX TRADING PRICE   EXCHANGE RATIO      SHARE VALUE
- ------------------  ---------------  ------------------
$20.84 or more      1.200                $25.00 or more
$16.45 - $20.83     1.200 - 1.520                $25.00
$13.16 - $16.44     1.520               $20.00 - $25.00
$12.50 - $13.15     1.520 - 1.600                $20.00
Below $12.50        (1)                             (1)

- ------------------------
(1) If a Pooling Determination is not made, Safety Fund by action of its Board of Directors may, but need not, seek to terminate the Agreement if the CFX Trading Price is below $12.50. If Safety Fund does not seek to terminate the Agreement, the Exchange Ratio would be 1.600 and the Per Safety Fund Share Value would be less than $20.00. If Safety Fund seeks to terminate the Agreement, CFX may adjust the Exchange Ratio to the amount determined by dividing $20.00 by the CFX Trading Price or make an additional cash payment (in either case resulting in a Per Safety Fund Share Value of $20.00) and the Merger would be consummated on that basis. Alternatively, CFX could do nothing in response, in which case the Agreement would terminate.

    For a more complete description of the Agreement and the terms of the Merger, see the graphs depicting the pricing mechanism in "SUMMARY -- Proposed Merger" and the narrative description in "PROPOSAL I -- PROPOSED MERGER -- Terms of the Merger."

    THE SHARES OF CFX COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF CFX.

    THE CFX COMMON STOCK THAT WOULD BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY

STATE SECURITIES AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    At the Annual Meeting, action will also be taken to elect three directors of Safety Fund to serve for the terms specified or until the Merger is consummated and to ratify the appointment of the auditors of Safety Fund. See "PROPOSAL II
- -- ELECTION OF DIRECTORS" and "PROPOSAL III -- RATIFICATION OF INDEPENDENT AUDITORS."

    No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement, in any jurisdiction, to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of CFX or Safety Fund since the date of this Proxy Statement.

    The date of this Proxy Statement, of which the section entitled "PROPOSAL  I
- -- PROPOSED MERGER" and sections related thereto constitute a prospectus of CFX for up to 3,200,000 shares of CFX Common Stock issuable in connection with the Merger, is May 1, 1996.

           AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

    CFX and Safety Fund are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, CFX and Safety Fund file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by CFX and Safety Fund can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center (13th floor), New York, New York 10006 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. Reports, proxy statements and other information filed by CFX can also be inspected at the offices of the AMEX, American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which exchange CFX Common Stock is listed. Reports, proxy statements and other information filed by Safety Fund can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, DC 20006, on which Safety Fund Common Stock is traded.

    CFX has filed with the Commission a registration statement under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of CFX Common Stock that may be issued in connection with the Merger ("Registration Statement"). This Proxy Statement does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto may be inspected and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at the addresses set forth above.

    THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO CFX (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO MARK A. GAVIN, CHIEF FINANCIAL

OFFICER, CFX CORPORATION, 102 MAIN STREET, KEENE, NEW HAMPSHIRE 03431. TELEPHONE REQUESTS MAY BE DIRECTED TO (603) 352-2502. DOCUMENTS RELATING TO SAFETY FUND (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO MARTIN F. CONNORS, JR., TREASURER, THE SAFETY FUND CORPORATION, 470 MAIN STREET, FITCHBURG, MASSACHUSETTS 01420. TELEPHONE REQUESTS MAY BE DIRECTED TO (508) 343-6406. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 27, 1996. ALL DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF A REQUEST.

    The following documents filed by CFX with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Current Report on Form 8-K dated as of January 5, 1996; (iii) Current Report on Form 8-K dated as of February 9, 1996; (iv) the description of CFX Common Stock contained in a registration statement filed by Cheshire Financial Corporation (now known as CFX) on Form 8-A dated November 13, 1990; and (v) a Current Report on Form 8-K dated as of April 11, 1996, containing financial statements of Milford (as defined below).

    The following documents filed by Safety Fund with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-KSB for the year ended December 31, 1995; (ii) Current Report on Form 8-K dated as of January 5, 1996; (iii) a Registration Statement on Form 8-A filed with the Commission on January 12, 1996; and (iv) the description of Safety Fund Common Stock set forth in the Registration Statement on Form 8-A filed with the Commission on May 3, 1995 pursuant to Section 12 of the Exchange Act.

    All documents filed by CFX pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof until the date of the Annual Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                 THE COMPANIES

    CFX. CFX is a New Hampshire corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of December 31, 1995, CFX had total consolidated assets of $901 million and total shareholders' equity of $90 million. CFX's two banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, and Orange Savings Bank, headquartered in Orange, Massachusetts ("Orange Savings"). CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $672 million in mortgage loans for others. Through its two subsidiary banks, CFX operates 23 full service offices, two loan production offices and 50 automated teller and remote service banking locations in New Hampshire and north central Massachusetts.

    On February 9, 1996, CFX entered into a definitive agreement with Milford Co-operative Bank ("Milford"), of Milford, New Hampshire, pursuant to which Milford will be merged into CFX Bank ("Milford Acquisition"). As of December 31, 1995, Milford reported assets of $157 million and shareholders' equity of $16 million. Milford operates six banking offices in Hillsborough County, New Hampshire. Under its agreement with Milford, which is subject to shareholder and regulatory approvals, CFX would issue up to 1,782,000 shares of CFX Common Stock in the aggregate for the approximately 660,000 outstanding shares of Milford common stock. CFX expects the transaction to close in the second half of 1996. Historical financial information regarding Milford is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." Pro forma financial information giving effect to the Merger and the proposed Milford Acquisition is included elsewhere herein. See "SUMMARY -- Comparative Per Share Data" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

    From time to time, CFX investigates and holds discussions and negotiations in connection with possible transactions with other banks and financial service entities. At the date hereof, CFX has not entered into any agreements or understandings with respect to any significant transactions of the type referred to above except for the transactions described herein. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders.

    The principal executive offices of CFX are located at 102 Main Street, Keene, New Hampshire 03431. Its telephone number is (603) 352-2502. For additional information concerning the business of CFX and its financial condition, reference should be made to the CFX documents incorporated herein by reference and contained in the 1995 CFX Annual Report to Shareholders that accompanies this Proxy Statement. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    SAFETY FUND. The Safety Fund Corporation is a Massachusetts corporation registered as a bank holding company under the BHCA. As of December 31, 1995, Safety Fund had total consolidated assets of $287 million and total shareholders' equity of $21 million. Safety Fund's banking subsidiary, Safety Fund National Bank ("SFNB"), has twelve full service offices located throughout Worcester County, Massachusetts and operates a trust division with $349 million in assets under management and custodial arrangements as of December 31, 1995.

    The principal executive offices of Safety Fund are located at 470 Main Street, Fitchburg, Massachusetts 01420. Its telephone number is (508) 343-6406. For additional information concerning the business of Safety Fund and its financial condition, see the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement and "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

                    [MAP SHOWING LOCATIONS OF BRANCH OFFICES
                      OF CFX CORPORATION, THE SAFETY FUND
                   CORPORATION AND MILFORD CO-OPERATIVE BANK]

                                    SUMMARY

    This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

THE MEETING

    The Annual Meeting of Shareholders of Safety Fund will be held on June 7, 1996, at 10:00 a.m. Eastern Daylight Time, at the offices of Safety Fund, located at 470 Main Street, Fitchburg, Massachusetts 01420. Only holders of record of Safety Fund Common Stock at the close of business on April 24, 1996 will be entitled to notice of and to vote at such Annual Meeting ("Record Date"). At such date, 1,660,665 shares of Safety Fund Common Stock were outstanding and entitled to vote. For additional information with respect to the Annual Meeting and the voting rights of shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

    At the Effective Time, a wholly owned subsidiary of CFX formed for the purpose of effectuating the Merger will be merged with and into Safety Fund, with Safety Fund as the surviving corporation. Immediately thereafter, Safety Fund will be merged with and into CFX, whereupon the separate existence of Safety Fund will cease. CFX, as the surviving entity in these transactions, will continue unaffected and unimpaired by such transactions. Upon consummation of the Merger, SFNB will become a wholly-owned subsidiary of CFX.

    At the Effective Time, each share of Safety Fund Common Stock issued and outstanding immediately prior to the Effective Time (each such share to include an attached right issued pursuant to the shareholder rights agreement adopted by Safety Fund on the date of the Agreement ("Shareholder Rights Plan")), other than Dissenting Shares and except as otherwise provided in the Agreement, will be converted into an amount of CFX Common Stock equal to one share multiplied by the appropriate Exchange Ratio and cash in lieu of any fractional share of CFX Common Stock.

    The Exchange Ratio depends on two principal factors. The first factor is whether a Pooling Determination is made and the second factor is the CFX Trading Price. Although the parties expect that the transaction will be accounted for as a pooling-of-interests, the Agreement provides for alternative Exchange Ratios if a Pooling Determination is not made in order that the Merger may be consummated as a purchase transaction if necessary. See "PROPOSAL I -- PROPOSED MERGER -- Background of the Merger;" and "-- Accounting Treatment." The Exchange Ratio will be 1.7 if a Pooling Determination is made and the CFX Trading Price is between $13.21 and $17.87. The Exchange Ratio will be 1.52 if a Pooling Determination is not made and the CFX Trading Price is between $13.16 and $16.44. The parties have agreed to other Exchange Ratios (based on whether there is a Pooling Determination and on the CFX Trading Price) under which, over the entire range of Exchange Ratios, as the CFX Trading Price increases, the Exchange Ratio decreases and the Per

Safety Fund Share Value increases. The Agreement provides means of determining the Exchange Ratio at other CFX Trading Prices. This pricing mechanism is depicted in tabular form in "INTRODUCTION" and in the following graphs:

           [GRAPH DEPICTING PRICING MECHANISM IN POOLING TRANSACTION]

          [GRAPH DEPICTING PRICING MECHANISM IN PURCHASE TRANSACTION]

    If the CFX Trading Price is less than $11.65 and a Pooling Determination is made or the CFX Trading Price is less than $12.50 and a Pooling Determination is not made, Safety Fund by action of its Board of Directors may, but need not, seek to terminate the Agreement by giving written notice to CFX prior to the third day preceding the Closing Date (as defined below). Within two business days thereafter, CFX may elect to increase the Exchange Ratio (or pay additional cash where a Pooling Determination has not been made) pursuant to the terms of the Agreement. If CFX makes any such election, the Agreement will not terminate and the Merger may be consummated at the increased Exchange Ratio or payment elected by CFX. See "PROPOSAL I -- PROPOSED MERGER -- Effective Time of the Merger; Termination."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Subsequent to the Merger, those persons serving as directors of CFX immediately prior to the Effective Time will continue to serve as directors of CFX, together with four current directors of Safety Fund, Christopher W. Bramley, P. Kevin Condron, William E. Aubuchon, III and David R. Grenon. In addition, nine of those persons currently serving as directors of SFNB will be selected by CFX, after consultation with Safety Fund, to continue to serve as directors of SFNB for at least three years from the Effective Time, subject to certain considerations, and CFX initially will elect up to three additional CFX representatives as directors of SFNB. SFNB will continue its operations as a subsidiary of CFX for at least three years from the Effective Time, subject to certain considerations. See "PROPOSAL I -- PROPOSED MERGER -- Management and Operations After the Merger" and "PROPOSAL II -- ELECTION OF DIRECTORS -- Information Regarding Directors and Nominees."

EFFECT ON EMPLOYEES AND BENEFIT PLANS

    The Agreement provides for the assumption by CFX of employment contracts that Safety Fund (and/or SFNB) currently has with Christopher Bramley, James Garvey and Stephen R. Shirley, executive officers of Safety Fund and/or SFNB. Pursuant to those employment contracts, the officers would be entitled to receive severance benefits if a "terminating event" (as defined in the contracts) occurs within one year (with respect to Messrs. Shirley and Garvey) or three years (with respect to Mr. Bramley) following a "change in control" (as defined in the contracts). The Merger constitutes a change in control under the contracts. The severance benefits payable to Messrs. Shirley and Garvey would be equal to one year's annual base salary (currently $110,000 and $99,000, respectively), payable over a twelve month period and offset by 50 percent of any wages earned from other employment. The severance benefit payable to Mr. Bramley would be equal to $400,000, payable in one lump sum, or, at Mr. Bramley's option, continuation of his salary (currently $211,600) and certain employee benefits for the remainder of his contract (which was amended with CFX's consent on January 5, 1996 to have a rolling two-year rather than one-year term). The Agreement also contains  provisions relating to, among other  things,
employee   benefits,  including  the  continuation  of  Safety  Fund's  employee severance plan (which is comparable to a similar plan provided by CFX to its employees), indemnification of directors and officers and maintenance of directors' and officers' liability insurance after the Merger. See "PROPOSAL I
- -- PROPOSED MERGER -- Effect on Employees and Benefit Plans" and "PROPOSAL II -- ELECTION OF DIRECTORS -- Executive Compensation and Other Information."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of Safety Fund has unanimously adopted a resolution approving the Agreement and unanimously recommends approval and adoption of the Agreement by Safety Fund's shareholders. The Safety Fund Board believes in its business judgment that the terms of the Agreement are fair and in the best interests of Safety Fund and its shareholders and that the Exchange Ratio is fair and reasonable to the shareholders of Safety Fund. The terms of the Agreement, including the Exchange Ratio, were reached on the basis of arms' length negotiations between Safety Fund and CFX. In the course of reaching its decision to approve the Agreement, the Board of Directors of Safety Fund consulted with Foley, Hoag & Eliot, its legal advisors, regarding the legal terms of the Agreement and the Board of Directors' obligations in its consideration thereof, and with McConnell,

Budd, & Downes, Inc. ("MB&D"), its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger. See "PROPOSAL I -- PROPOSED MERGER -- Reasons for the Merger; Recommendation of the Board of Directors" and "-- Opinion of the Financial Advisor."

OPINION OF THE FINANCIAL ADVISOR

    MB&D, financial advisor to Safety Fund, has delivered to the Board of Directors of Safety Fund its written opinion, as of the date of this Proxy Statement, that the Exchange Ratio is fair, from a financial point of view, to Safety Fund's shareholders. The full text of the opinion of MB&D dated as of the date of this Proxy Statement, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as Appendix C. Shareholders are urged to read this opinion in its entirety. MB&D's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder of Safety Fund as to how such shareholder should vote at the Annual Meeting. See "PROPOSAL I -- PROPOSED MERGER -- Opinion of the Financial Advisor."

VOTE REQUIRED

    Safety Fund believes and has been advised by its counsel that, pursuant to its Articles of Organization (and consistent with Massachusetts corporation law), the Merger must be approved by the affirmative vote of the holders of at least a majority of the shares of Safety Fund Common Stock outstanding and entitled to vote thereon. One of Safety Fund's shareholders, David G. Massad, has informed Safety Fund through his counsel that he believes the Merger must be approved by at least two-thirds of such shares. For information about the course of prior communications between Safety Fund and Mr. Massad, see "PROPOSAL I -- PROPOSED MERGER -- Background of the Merger." Safety Fund has engaged the services of a proxy solicitor and will attempt to obtain the votes of as many of its shareholders as is reasonably practicable. However, Safety Fund and CFX intend to proceed with the consummation of the Merger if the proposal receives the approval of at least a majority of the shares of stock outstanding and entitled to vote thereon, assuming the other conditions to the closing are met or waived.

    The nominees for director who receive the highest number of votes cast at the Annual Meeting will be elected to serve on the Board. The appointment of the independent auditors of Safety Fund must be ratified by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon, present and voting, assuming a quorum is present.

    Directors and officers of Safety Fund and affiliates of such persons had sole or shared voting power with respect to 196,234 shares of Safety Fund Common Stock, representing 11.82 percent of Safety Fund Common Stock outstanding as of February 16, 1996. As of that date, the Trust Department of SFNB held an aggregate of 9,499 shares of Safety Fund Common Stock over which it exercises shared voting authority, in a fiduciary capacity for the benefit of other persons. The Trust Department of SFNB will vote such shares in accordance with the terms of the governing trust document, applicable law and SFNB's fiduciary policies.

    CFX has entered into agreements ("Voting Agreements") with each member of the Board of Directors of Safety Fund, whereby each such person has agreed to vote all shares of Safety Fund Common Stock that he or she is entitled to vote in favor of the Agreement, not including shares held by such director in a fiduciary capacity. See "MEETING INFORMATION -- Voting and Revocation of Proxies."

DISSENTERS' RIGHTS

    Under Massachusetts law, holders of Safety Fund Common Stock have the right to dissent from the Merger and receive payment equal to the "fair value" of their shares upon compliance with applicable provisions of Massachusetts law, the full text of which is attached as Appendix D to this Proxy Statement. See "PROPOSAL I -- PROPOSED MERGER -- Rights of Dissenting Shareholders."

CONDITIONS; TERMINATION

    Consummation of the Merger is subject to satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Safety Fund and CFX, and the receipt of all regulatory approvals required or mutually deemed necessary in connection with the Merger. The approval of the Merger by CFX shareholders will be solicited at the Annual Meeting of Shareholders of CFX scheduled to be held on May 31, 1996.

    Substantially all of the conditions to consummation of the Merger may be waived at any time in a writing signed by both parties, and the Agreement may be amended at any time, by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Safety Fund's shareholders which reduces the amount or form of consideration to be delivered to such shareholders pursuant to the Agreement requires further approval of such shareholders. See "PROPOSAL I -- PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

    In addition, the Agreement may be terminated by either CFX or Safety Fund, either before or after shareholder approval, under certain circumstances. Safety Fund may also terminate the Agreement if the CFX Trading Price is below a certain price and CFX does not elect to increase the Exchange Ratio (or, under certain circumstances, make an additional cash payment in lieu thereof) to a designated Per Safety Fund Share Value. See "PROPOSAL I -- PROPOSED MERGER -- Effective Time of the Merger; Termination."

STOCK OPTION AGREEMENT

    In connection with execution of the Agreement, Safety Fund and CFX executed a Stock Option Agreement ("Stock Option Agreement") pursuant to which Safety Fund granted CFX an option ("Option") to purchase up to 332,000 authorized but unissued shares of Safety Fund Common Stock (constituting approximately 16.7 percent of the shares of Safety Fund Common Stock that would be outstanding following the exercise of the Option) at a price of $20 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Option is exercisable only upon the occurrence and continuation of certain events that could jeopardize consummation of the Merger pursuant to the terms of the Agreement, one of which has occurred. See "PROPOSAL I -- PROPOSED MERGER -- Stock Option Agreement" and the text of the Stock Option Agreement, attached hereto as Appendix B.

REGULATORY AND OTHER APPROVALS

    CFX has filed an application with the Board of Governors of the Federal Reserve System ("Federal Reserve") for prior approval of the Merger under the BHCA, and with the Massachusetts Board of Bank Incorporation ("MBBI") for approval of the Merger. The BHCA provides that the Merger may not be consummated until applicable periods have lapsed after Federal Reserve approval is received. An agreement will also be negotiated between CFX and the Massachusetts Housing Partnership Fund ("MHP Fund") for participation by CFX in the Fund. See "PROPOSAL I -- PROPOSED MERGER -- Regulatory and Other Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material federal income tax consequences of the Merger to shareholders of Safety Fund. A more extensive summary is set forth under the heading "PROPOSAL I -- PROPOSED MERGER -- Certain Federal Income Tax Consequences." Each of Safety Fund's shareholders should read in full the detailed description of the material federal income tax consequences under that heading. Moreover, because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a shareholder's individual circumstances or tax status, shareholders are strongly encouraged to consult with their personal tax advisors with respect to the specific tax consequences of the Merger to them, including the tax consequences of applicable federal, state, local, foreign or other laws.

    CFX has received an opinion from Arnold & Porter concerning certain federal income tax consequences of the Merger. CFX and Safety Fund have provided Arnold & Porter with the facts, representations and assumptions on which Arnold & Porter relied in rendering its opinion, which information is consistent with the state of facts that CFX and Safety Fund believe will be existing as of the Effective Time, including (but not limited to) an assumption that other than cash paid to dissenters and cash paid in lieu of fractional shares, no cash will be paid to Safety Fund's shareholders pursuant to the Merger. With respect to the possibility of an additional cash payment if no Pooling Determination is made, see "PROPOSAL I -- PROPOSED MERGER -- Certain Federal Income Tax Consequences." Based on such facts, representations and assumptions, Arnold & Porter has opined that, among other things, the Merger, when consummated in accordance with the Agreement and certain related agreements, either will constitute or will be part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    Additional federal income tax consequences of the Merger, including the federal income tax consequences of exercising dissenters' rights and receiving cash in lieu of a fractional share interest in CFX Common Stock, are discussed under the heading "PROPOSAL I -- PROPOSED MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

    The parties to the Agreement expect the Merger to be accounted for as a pooling-of-interests under generally accepted accounting principles. Not later than the second business day preceding the Effective Time, CFX shall consult with its independent auditors to determine whether the Merger qualifies for such treatment or will be required to be accounted for under the purchase method of accounting. The ability to account for the Merger as a pooling-of-interests is not a condition to the Merger but may affect the Exchange Ratio. The Agreement provides for alternative Exchange Ratio calculations so that the Merger still may be consummated in the event that the Merger cannot be accounted for as a pooling-of-interests. See "PROPOSAL I -- PROPOSED MERGER -- Terms of the Merger," "-- Effective Time of the Merger; Termination" and "-- Accounting Treatment."

EFFECTIVE TIME OF THE MERGER

    CFX and Safety Fund each anticipate that the Effective Time will occur and the Merger will be consummated in the second half of 1996. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSAL I -- PROPOSED MERGER -- Effective Time of the Merger; Termination."

SURRENDER OF CERTIFICATES

    Within three business days after the Effective Time, notice will be mailed to holders of Safety Fund Common Stock regarding the manner in which their certificates representing shares of such Safety Fund Common Stock will be exchanged for certificates representing shares of CFX Common Stock and cash in lieu of fractional shares. Shareholders should not send in their certificates until they receive further instructions. See "PROPOSAL I -- PROPOSED MERGER -- Surrender of Certificates."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

    Upon completion of the Merger, shareholders of Safety Fund will automatically become shareholders of CFX and their rights as such will be governed by CFX's Articles of Incorporation and Bylaws and by New Hampshire law. The rights of shareholders of Safety Fund currently are governed by Safety Fund's Articles of Organization, as amended, and Bylaws and by Massachusetts law. The rights of shareholders of CFX are different in certain respects from the rights of shareholders of Safety Fund. See "PROPOSAL I -- PROPOSED MERGER -- Certain Differences in the Rights of Shareholders."

MARKETS AND MARKET PRICES

    CFX Common Stock is listed and traded on the AMEX under the symbol "CFX." As of December 12, 1995, Safety Fund Common Stock is listed and traded on the Nasdaq Stock Market under the symbol "SFCO." Prior to that date, Safety Fund Common Stock was traded over the counter. The following table shows the market value per share for each of CFX and Safety Fund and the Safety Fund Equivalent at the dates set forth below assuming that a Pooling Determination had or had not been made at the dates set forth below:

    Market value per common share:

                                                                 CLOSING SALES PRICE
                                                               ------------------------
                                                                            SAFETY FUND   SAFETY FUND    SAFETY FUND
                                                               CFX COMMON     COMMON      EQUIVALENT     EQUIVALENT
                                                                  STOCK        STOCK     PER SHARE (1)  PER SHARE (2)
                                                               -----------  -----------  -------------  -------------
January 4, 1996 (3)..........................................   $   15.38    $   23.25     $   26.15      $   23.38
April 23, 1996 (4)...........................................   $   14.38    $   24.00     $   24.45      $   21.86

- ------------------------
(1) Assuming that a Pooling Determination had been made, the equivalent market value per share of Safety Fund Common Stock represents the closing sales price of CFX Common Stock on the dates reported multiplied by an Exchange Ratio of 1.7. The Exchange Ratio would differ if the CFX Trading Price were above $17.87 or below $13.21. See "PROPOSAL I -- PROPOSED MERGER -- Terms of the Merger."

(2) Assuming that a Pooling Determination had not been made, the equivalent market value per share of Safety Fund Common Stock represents the closing sales price of CFX Common Stock on the dates reported multiplied by an Exchange Ratio of 1.52. The Exchange Ratio would differ if the CFX Trading Price were above $16.44 or below $13.16. See "PROPOSAL I -- PROPOSED MERGER -- Terms of the Merger."

(3) The business day immediately preceding the public announcement of the Merger. In the case of Safety Fund, no trades occurred on January 4, 1996 and data is presented as of January 3, 1996, the date on which the most recent sale of Safety Fund Common Stock occurred prior to the public announcement of the Merger.

(4) The business day immediately preceding the Record Date.

    The table below sets forth high and low sales prices for CFX Common Stock as quoted on the AMEX and sets forth for Safety Fund Common Stock: (i) high and low sales prices as quoted on the Nasdaq Stock Market for the first quarter of 1996;
(ii) high and low sales prices as reported by Bloomberg Financial Markets for the four quarters of 1995; and (iii) high and low bid quotations in the over the counter market based on transactions known to Safety Fund management for the four quarters of 1994, in all cases as adjusted for stock splits and stock dividends. The prices reported below for Safety Fund Common Stock for each of the four quarters of 1995 and 1994 are approximate and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The table below also sets forth the cash dividends declared for the periods indicated, as adjusted for stock splits and stock dividends:

                                                               CFX                           SAFETY FUND
                                                 -------------------------------  ---------------------------------
QUARTER ENDED                                      HIGH        LOW     DIVIDENDS    HIGH        LOW      DIVIDENDS
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  -----------
1996
  June 30, 1996 (through April 25).............  $   15.00  $   14.00  $  --      $   25.00  $   22.50   $  --
  March 31, 1996...............................      15.88      14.00     0.1800      25.00      22.00        0.00
1995
  December 31, 1995 (1)........................      17.50      14.13     0.3429      26.00      15.67        0.00
  September 30, 1995...........................      17.13      14.25     0.1524      15.67      13.33        0.00
  June 30, 1995................................      16.13      11.63     0.1524      14.83      13.33        0.00
  March 31, 1995...............................      12.13      10.13     0.1475      14.00      10.33        0.00
1994
  December 31, 1994............................      11.00      10.00     0.1292      10.33       9.33        0.00
  September 30, 1994...........................      11.75      10.38     0.1249      10.67       9.33        0.00
  June 30, 1994................................      12.13       9.88     0.1143      12.00      11.33        0.00
  March 31, 1994...............................      11.00      10.00     0.1143      13.33      16.00        0.00

- ------------------------
(1) Safety Fund was listed on the Nasdaq Stock Market on December 12, 1995. The high and low sales prices reported by Nasdaq for the period from December 12, 1995 through December 31, 1995 were $26.00 and $18.50, respectively.

    No assurance can be given as to what the CFX Trading Price will be when and if the Merger is consummated. Shareholders of Safety Fund are advised to obtain current market quotations for CFX Common Stock.

    The amount of future dividends paid by CFX will be determined in light of CFX's results of operations, financial condition, regulatory constraints and other factors deemed relevant by CFX's Board of Directors. In order to comply with technical financial accounting rules related to the payment of special dividends preceding a business combination, the CFX Board has determined to omit CFX's regular cash dividend for the second quarter of 1996. Omission of the second quarter dividend in an amount equal to the special dividend paid by CFX in January 1996 is necessary to permit CFX to account for the Merger as a pooling transaction. See "PROPOSAL I -- PROPOSED MERGER -- Accounting Treatment." CFX expects to resume normal dividends during the third quarter of 1996. The ability to maintain dividends in the future also could be affected by the level of core earnings, economic conditions, credit quality, regulatory policies, capital needs, growth objectives, the ability of bank and nonbank subsidiaries to upstream dividends to CFX and other relevant factors. CFX engages in no business other than acting as the holding company for its subsidiaries. The only funds available to CFX for the payment of dividends are cash and cash equivalents held at the holding company level, dividends paid to CFX by its subsidiaries and borrowings. See "CERTAIN REGULATORY CONSIDERATIONS
- -- Restrictions on Payment of Dividends."

COMPARATIVE PER SHARE DATA

    The following tables set  forth at the dates  and for the periods  indicated
(i) historical consolidated per share data for CFX Common Stock and Safety Fund Common Stock, (ii) pro forma combined per share data for CFX Common Stock (with Safety Fund only), (iii) pro forma combined per share data for CFX Common Stock (with Safety Fund and Milford) and
(iv) equivalent per share data for Safety Fund Common Stock reflecting consummation of the Merger only and consummation of the Merger and the Milford Acquisition. The first table presents pro forma information at an Exchange Ratio of 1.7 assuming that the Pooling Determination is made. The second table presents pro forma information at an Exchange Ratio of 1.52 assuming the Pooling Determination is not made. The CFX pro forma data (with Safety Fund only) represents the effect of the Merger on a share of CFX Common Stock. The Safety Fund equivalent pro forma data represents the CFX pro forma data (with Safety Fund only) multiplied by 1.7 and 1.52, respectively, and thereby reflects the effect of the Merger on a share of Safety Fund Common Stock.

    The CFX pro forma combined data (with Safety Fund and Milford) is presented assuming the Milford Acquisition is accounted for as a pooling-of-interests transaction at an exchange ratio of 2.6446 shares of CFX Common Stock for each share of Milford common stock. The actual exchange ratios in the Milford Acquisition will depend on the market price of CFX Common Stock during the ten trading days preceding the last regulatory approval required for the Milford Acquisition. The CFX pro forma combined (with Safety Fund and Milford) data represents the effect of the Merger and the Milford Acquisition on a share of CFX Common Stock. The Safety Fund equivalent pro forma data (assuming the Merger and Milford Acquisition) represents the CFX pro forma combined data (with Safety Fund and Milford) multiplied by the applicable Exchange Ratio (1.7 for the pooling-of-interests table and 1.52 for the purchase table) and thereby reflects the effect of the two mergers on a share of Safety Fund Common Stock. Earnings per share data is based on net earnings before cumulative effects of changes in accounting principles for all companies.

    The information is derived from the historical financial statements of CFX and Milford, including the related notes thereto, incorporated by reference in this Proxy Statement, and the historical financial statements of Safety Fund, including the related notes thereto, appearing elsewhere herein, and the pro forma combined financial information giving effect to the Merger and the Milford Acquisition, appearing elsewhere herein, and should be read in conjunction with such information. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Merger and Milford Acquisition been consummated during the periods or as of the dates for which the pro forma data is presented or which will be attained in the future. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE," "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)" and the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement. Furthermore, there can be no assurance that the CFX Trading Price will be such that the Exchange Ratio would be 1.7 for a pooling-of-interests transaction or 1.52 for a purchase transaction or that the exchange ratio would be 2.6446 for the Milford Acquisition. See "PROPOSED MERGER -- Terms of the Merger."

POOLING-OF-INTERESTS ACCOUNTING

                                                            CFX       SAFETY FUND        CFX          SAFETY FUND
                                                         PRO FORMA    EQUIVALENT      PRO FORMA     EQUIVALENT PRO
                                     HISTORICAL        COMBINED WITH   PRO FORMA    COMBINED WITH     FORMA CFX/
                               ----------------------   SAFETY FUND   CFX/SAFETY   SAFETY FUND AND   SAFETY/FUND/
                                  CFX     SAFETY FUND    ONLY (1)      FUND (2)      MILFORD (3)      MILFORD (4)
                               ---------  -----------  -------------  -----------  ---------------  ---------------
Earnings (Loss) Per Common
 Share (5)
  Year Ended
    1995.....................  $    1.04   $    1.12     $     .94     $    1.60      $     .93        $    1.58
    1994.....................  $     .81   $     .10     $     .59     $    1.00      $     .61        $    1.04
    1993.....................  $     .85   $   (1.82)    $     .31     $     .53      $     .34        $     .58
Dividends Declared Per Share
 (6)
  Year Ended
    1995.....................  $     .80   $  --         $     .80     $    1.36      $     .80        $    1.36
    1994.....................  $     .48   $  --         $     .48     $     .82      $     .48        $     .82
    1993.....................  $     .38   $     .13     $     .38     $     .65      $     .38        $     .65
Book Value Per Share
  End of 1995................  $   11.98   $   12.88     $   10.78     $   18.33      $   10.52        $   17.88

- ------------------------
(1) The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential savings or revenue enhancements which may result from the Merger. CFX pro forma dividends per share represent CFX historical dividends per share.

(2) The equivalent pro forma per share data for Safety Fund represents the pro forma data for CFX (CFX and Safety Fund only) multiplied by an Exchange Ratio of 1.7.

(3) The pro forma per share data gives effect to the Merger and the Milford Acquisition but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger and the Milford Acquisition. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential savings or revenue enhancements which may result from the Merger and Milford Acquisition. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." CFX pro forma dividends per share represent CFX historical dividends per share.

(4) The equivalent pro forma per share data for Safety Fund represents the pro forma data for CFX (CFX, Safety Fund and Milford) multiplied by an Exchange Ratio of 1.7.

(5) Before cumulative effect of a change in accounting principle.

(6) The amount of future dividends payable by CFX will depend upon the earnings and financial condition of CFX and other factors described under "-- Markets and Market Prices."

PURCHASE ACCOUNTING

                                                            CFX       SAFETY FUND        CFX          SAFETY FUND
                                                         PRO FORMA    EQUIVALENT      PRO FORMA     EQUIVALENT PRO
                                     HISTORICAL        COMBINED WITH   PRO FORMA    COMBINED WITH     FORMA CFX/
                               ----------------------   SAFETY FUND   CFX/SAFETY   SAFETY FUND AND   SAFETY/FUND/
                                  CFX     SAFETY FUND    ONLY (1)      FUND (2)      MILFORD (3)      MILFORD (4)
                               ---------  -----------  -------------  -----------  ---------------  ---------------
Earnings Per Common Share
  Year Ended 1995............  $    1.04   $    1.12     $     .83     $    1.26      $     .83        $    1.26
Dividends Declared Per Share
 (5)
  Year Ended 1995............  $     .80   $  --         $     .80     $    1.22      $     .80        $    1.22
Book Value Per Share
  End of 1995................  $   11.98   $   12.88     $   12.87     $   19.56      $   12.30        $   18.70

- ------------------------
(1) The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential savings or revenue enhancements which may result from the Merger. CFX pro forma dividends per share represent CFX historical dividends per share.

(2) The equivalent pro forma per share data for Safety Fund represents the pro forma data for CFX (CFX and Safety Fund only) multiplied by an Exchange Ratio of 1.52.

(3) The pro forma per share data gives effect to the Merger and the Milford Acquisition but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger and the Milford Acquisition. The pro forma information presented does not reflect anticipated merger and integration costs, nor does it reflect potential savings or revenue enhancements which may result from the Merger and Milford Acquisition. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." CFX pro forma dividends per share represent CFX historical dividends per share.

(4) The equivalent pro forma per share data for Safety Fund represents the pro forma data for CFX (CFX, Safety Fund and Milford) multiplied by an Exchange Ratio of 1.52.

(5) The amount of future dividends payable by CFX will depend upon the earnings and financial condition of CFX and other factors described under "-- Markets and Market Prices."

                                CFX CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data, excluding average balance and net interest margin data, for the five years ended December 31, 1995 is derived from the audited consolidated financial statements of CFX. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference and contained in the CFX Annual Report to Shareholders that accompanies this Proxy Statement. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

                                                              AT OR FOR THE YEARS ENDED DECEMBER 31, (1)
                                                      -----------------------------------------------------------
                                                         1995        1994      1993 (2)      1992     1991 (3)(4)
                                                      ----------  ----------  ----------  ----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest and dividend income......................  $   64,575  $   55,443  $   52,025  $   58,812   $  65,252
  Interest expense..................................      31,694      24,139      22,352      30,501      40,001
                                                      ----------  ----------  ----------  ----------  -----------
  Net interest and dividend income..................      32,881      31,304      29,673      28,311      25,251
  Provision for loan and lease losses...............       1,624         437       3,060       3,153       3,965
                                                      ----------  ----------  ----------  ----------  -----------
  Net interest and dividend income after provision
   for loan and lease losses........................      31,257      30,867      26,613      25,158      21,286
  Other income......................................       9,421       6,516       6,543       2,386       1,319
  Other expense.....................................      28,397      27,929      25,654      21,810      21,624
                                                      ----------  ----------  ----------  ----------  -----------
  Income before income tax and cumulative effect of
   change in accounting principle...................      12,281       9,454       7,502       5,734         981
  Income taxes......................................       4,335       3,548       1,331       2,465         678
                                                      ----------  ----------  ----------  ----------  -----------
  Net income before cumulative effect of change in
   accounting principle.............................       7,946       5,906       6,171       3,269         303
  Cumulative effect of change in accounting
   principle........................................      --          --          --              50       1,603
                                                      ----------  ----------  ----------  ----------  -----------
  Net income........................................       7,946       5,906       6,171       3,319       1,906
  Preferred stock dividends.........................          89         268         270         270         270
                                                      ----------  ----------  ----------  ----------  -----------
  Net income available to common stock..............  $    7,857  $    5,638  $    5,901  $    3,049   $   1,636
                                                      ----------  ----------  ----------  ----------  -----------
                                                      ----------  ----------  ----------  ----------  -----------
ENDING BALANCE SHEET DATA:
  Assets............................................  $  900,549  $  839,204  $  817,070  $  742,365   $ 736,095
  Investments.......................................     125,491     130,393     199,580     127,654     138,158
  Net loans and leases..............................     691,283     632,849     535,376     540,116     534,724
  Allowance for loan and lease losses...............       7,689       7,558       7,952       8,392       7,327
  Foreclosed real estate............................       1,129       1,985       3,810      12,847      12,324
  Deposits..........................................     665,723     625,429     623,599     648,455     628,538
  Advances from Federal Home Loan Bank of Boston....     100,814      92,201      46,801      --          20,500
  Other borrowed funds..............................      31,735      27,316      20,882       6,107         350
  Shareholders' equity..............................      89,954      86,573      84,007      80,455      79,251
PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per common and common equivalent share...  $     1.04  $     0.81  $     0.85  $     0.44   $    0.24
  Dividends declared per share......................  $     0.80  $     0.48  $     0.38  $     0.32   $    0.37
  Dividend payout ratio.............................       76.92%      59.26%      44.71%      72.73%     154.17%
  Book value per share..............................  $    11.98  $    11.77  $    11.53  $    11.09   $   10.95
  Shareholders' equity to assets at period end......        9.99%      10.32%      10.28%      10.84%      10.77%
  Average total shareholders' equity to average
   total assets.....................................       10.20%      10.00%      11.02%      11.00%      11.00%
  Return on average assets..........................        0.90%       0.66%       0.79%       0.40%       0.23%
  Return on average common shareholders' equity.....        8.90%       6.89%       7.47%       3.99%       2.15%
  Net interest margin...............................        4.14%       4.13%       4.30%       4.07%       3.87%

                                CFX CORPORATION
                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(1) Prior period financial data has been restated to reflect the pooling-of-interests with Orange Savings Bank, CFX's 3 for 2 stock split declared on June 13, 1995 to shareholders of record on June 23, 1995 and CFX's 5% stock dividend declared on December 12, 1995 to shareholders of record on December 22, 1995.

(2) On September 1, 1993, CFX, through its subsidiary, Cheshire County Savings Bank, acquired the remaining 52.4% of Colonial Mortgage, Inc. ("Colonial") (renamed CFX Mortgage, Inc.). Previously, CFX owned 47.6% of Colonial and, as a result of the purchase, Colonial became a wholly owned subsidiary. The transaction was accounted for by the purchase method of accounting.

(3) On September 7, 1991, CFX, through its subsidiary, the Valley Bank, acquired certain assets and assumed all deposits of The Family Bank and Trust. The Family Bank and Trust had been declared insolvent by the New Hampshire Bank Commissioner and placed into Federal Deposit Insurance Corporation receivership on September 6, 1991.

(4) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted by CFX effective January 1, 1991. The cumulative effect of the change in accounting principle on years prior to 1991 was to increase 1991 net income available to CFX Common Stock by $1,603,000, or $.23 per share.

                          THE SAFETY FUND CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data, excluding average balance and net interest margin data, for the five years ended December 31, 1995 is derived from the audited consolidated financial statements of Safety Fund. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference and contained in the Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

                                                                       AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------------------------------
                                                            1995          1994        1993 (1)        1992          1991
                                                        ------------  ------------  ------------  ------------  ------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest and dividend income........................  $    21,457   $    17,264   $    18,060   $    20,787   $    23,605
  Interest expense....................................        7,641         5,228         5,765         7,919        11,557
                                                        ------------  ------------  ------------  ------------  ------------
  Net interest and dividend income....................       13,816        12,036        12,295        12,868        12,048
  Provision for loan losses...........................        1,300         2,200         8,283         2,855         5,039
                                                        ------------  ------------  ------------  ------------  ------------
  Net interest and dividend income after provision for
   loan losses........................................       12,516         9,836         4,012        10,013         7,009
  Other income........................................        4,059         3,823         4,264         4,021         5,208
  Other expense.......................................       14,016        13,424        12,614        12,646        11,198
                                                        ------------  ------------  ------------  ------------  ------------
  Income (loss) before income taxes and cumulative
   effect of change in accounting principle...........        2,559           235       (4,338)         1,388         1,019
  Income taxes........................................          706            77       (1,410)           341           237
                                                        ------------  ------------  ------------  ------------  ------------
  Net income (loss) before cumulative effect of change
   in accounting principle............................        1,853           158       (2,928)         1,047           782
  Cumulative effect of change in accounting
   principle..........................................       --            --             (180)        --            --
                                                        ------------  ------------  ------------  ------------  ------------
  Net income (loss)...................................  $     1,853   $       158   $   (3,108)   $     1,047   $       782
                                                        ------------  ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------  ------------
ENDING BALANCE SHEET DATA:
  Assets..............................................  $   287,483   $   271,061   $   252,091   $   260,725   $   270,022
  Investments.........................................      106,162       103,437        83,234        76,615        75,836
  Net loans...........................................      153,084       135,041       138,977       151,386       164,225
  Allowance for loan losses...........................        7,350         6,417         7,739         3,669         3,466
  Foreclosed real estate..............................           50           533           300         6,968         5,801
  Deposits............................................      252,788       235,475       219,796       227,223       226,790
  Advances from Federal Home Loan Bank of Boston......       --            --            --            --            --
  Other borrowed funds................................       11,120        15,637         7,444        10,286        18,324
  Stockholders' equity................................       21,387        16,653        19,674        21,526        20,472
PER SHARE DATA AND OTHER SELECTED RATIOS: (2)
  Earnings (loss) per common and common equivalent
   share..............................................  $      1.12   $      0.10   $    (1.93)   $      0.66   $      0.49
  Dividends declared per share........................       --            --       $      0.13   $      0.13   $      0.56
  Dividend payout ratio...............................       --            --            --             19.70%       114.29%
  Book value per share................................  $     12.88   $     10.05   $     12.26   $     13.41   $     12.91
  Shareholders' equity to assets at period end........         7.44%         6.14%         7.80%         8.26%         7.58%
  Average shareholders' equity to average assets......         6.98%         7.22%         8.74%         8.07%         8.18%
  Return (loss) on average assets.....................         0.66%         0.06%       (1.21)%         0.39%         0.30%
  Return (loss) on average equity.....................         9.72%         0.90%      (13.84)%         4.89%         3.69%
  Net interest margin.................................         5.38%         5.33%         5.42%         5.41%         5.17%

- --------------------------
(1) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," was adopted by Safety Fund effective January 1, 1993. The cumulative effect of the change in accounting principle on years prior to 1993 was to increase the 1993 net loss by $180,000 or $.11 per share.

(2) Prior period common per share data has been restated to reflect Safety Fund's 3 for 2 stock split declared in November 1995.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following tables set forth certain unaudited pro forma combined financial data for CFX after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods presented, after giving effect to certain pro forma adjustments: (i) using an Exchange Ratio of 1.7 as if the Merger had been accounted for as a pooling-of-interests; and (ii) using an Exchange Ratio of 1.52 as if the Merger had been accounted for as a purchase. See "PROPOSAL I -- PROPOSED MERGER -- Accounting Treatment." This information should be read in conjunction with the historical financial statements of CFX and Safety Fund, related notes and other financial information incorporated by reference herein or included elsewhere in this Proxy Statement. The pro forma consolidated financial statements may not be indicative of the financial position or results that actually would have occurred had the Merger been consummated on the dates indicated, or which will be attained in the future. The CFX Trading Price is based on the CFX trading price on AMEX for the ten trading days prior to receipt of the last regulatory approval necessary for consummation of the Merger and thus could be determined several weeks prior to the Effective Time. The market price of CFX Common Stock at the Effective Time could therefore differ from the CFX Trading Price used to determine the Exchange Ratio. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE," "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)," the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement and the 1995 CFX Annual Report to Shareholders that accompanies this Proxy Statement. Furthermore, there can be no assurance that the CFX Trading Price will be such that the Exchange Ratio would be 1.7 for a pooling-of-interests transaction or
1.52 for a purchase transaction or that the exchange ratio would be 2.6446 for the Milford Acquisition. See "PROPOSED MERGER -- Terms of the Merger."

                 CFX CORPORATION -- THE SAFETY FUND CORPORATION
              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                             POOLING-OF-INTERESTS                    PURCHASE
                                               -------------------------------------------------  ---------------
                                                    1995             1994             1993             1995
                                               ---------------  ---------------  ---------------  ---------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest and dividend income...............  $      86,032    $      72,707    $      70,085    $      85,757
  Interest expense...........................         39,335           29,376           28,117           39,007
                                               ---------------  ---------------  ---------------  ---------------
  Net interest and dividend income...........         46,697           43,340           41,968           46,750
  Provision for loan and lease losses........          2,924            2,637           11,343            2,924
                                               ---------------  ---------------  ---------------  ---------------
  Net interest and dividend income after
   provision for loan and lease losses.......         43,773           40,703           30,625           43,826
  Other income...............................         13,480           10,339           10,807           13,480
  Other expense..............................         42,413           41,353           38,268           43,628
                                               ---------------  ---------------  ---------------  ---------------
  Income before income taxes.................         14,840            9,689            3,164           13,678
  Income taxes...............................          5,041            3,625             (79)            5,273
                                               ---------------  ---------------  ---------------  ---------------
  Net income before cumulative effect of
   change in accounting principle............          9,799            6,064            3,243            8,405
  Preferred stock dividends..................             89              268              270               89
                                               ---------------  ---------------  ---------------  ---------------
  Net income available to common stock before
   cumulative effect of change in accounting
   principle.................................  $       9,710    $       5,796    $       2,973    $       8,316
                                               ---------------  ---------------  ---------------  ---------------
                                               ---------------  ---------------  ---------------  ---------------
ENDING BALANCE SHEET DATA:
  Assets.....................................  $   1,188,032    $   1,110,032    $   1,069,161    $   1,206,878
  Investments................................        231,653          233,830          282,814          231,188
  Net loans and losses.......................        844,367          767,890          667,124          845,175
  Allowance for loan and lease losses........         15,039           13,975           15,691           15,039
  Foreclosed real estate.....................          1,179            2,518            4,110            1,179
  Deposits...................................        918,511          860,904          843,395          919,003
  Advances from Federal Home Loan Bank of
   Boston....................................        100,814           92,201           46,801          100,814
  Other borrowed funds.......................         42,855           42,953           28,326           42,855
  Shareholders' equity.......................        111,341          103,226          103,681          129,180
PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per common and common equivalent
   share before cumulative effect of change
   in accounting principle...................  $        0.94    $        0.59    $        0.31    $        0.83
  Dividends declared per share...............  $        0.58    $        0.34    $        0.29    $        0.60
  Dividend payout ratio......................          61.70%           57.62%           93.55%           72.29%
  Book value per share.......................  $       10.78    $       10.46    $       10.69    $       12.87
  Shareholders' equity to assets at period
   end.......................................           9.37%            9.30%            9.70%           10.70%
  Average shareholders' equity to average
   assets....................................           9.42%            9.37%           10.44%           10.81%
  Return on average assets...................           0.84%            0.52%            0.30%            0.71%
  Return on average equity...................           8.90%            5.59%            2.83%            6.55%
  Net interest margin........................           4.38%            4.35%            4.56%            4.41%

                              MEETING INFORMATION

DATE, PLACE AND TIME

    The Annual Meeting of Shareholders of Safety Fund will be held at the offices of Safety Fund, located at 470 Main Street, Fitchburg, Massachusetts 01420, on June 7, 1996, at 10:00 a.m. Eastern Daylight Time.

RECORD DATE; VOTING RIGHTS

    The close of business on April 24, 1996 has been fixed as the record date for the determination of shareholders of Safety Fund entitled to receive notice of and to vote at the Annual Meeting. The holders of each of the 1,660,665 shares of Safety Fund Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Annual Meeting. At such date, there were approximately 380 shareholders of record. Under Safety Fund's Articles of Organization, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Safety Fund Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

    Safety Fund believes and has been advised by its counsel that, pursuant to its Articles of Organization (and consistent with Massachusetts corporation law), the Merger must be approved by the affirmative vote of the holders of at least a majority of the shares of Safety Fund Common Stock outstanding and entitled to vote thereon. One of Safety Fund's shareholders, David G. Massad, has informed Safety Fund through his counsel that he believes the Merger must be approved by at least two-thirds of such shares. For information about the course of prior communications between Safety Fund and Mr. Massad, see "-- Background of the Merger." Safety Fund has engaged the services of a proxy solicitor and will attempt to obtain the votes of as many of its shareholders as is reasonably practicable. However, Safety Fund and CFX intend to proceed with the consummation of the Merger if the proposal receives the approval of at least a majority of the shares of stock outstanding and entitled to vote thereon, assuming the other conditions to the closing are met or waived.

    The nominees for director who receive the highest number of votes cast at the Annual Meeting will be elected to serve on the Board. The appointment of the auditors of Safety Fund must be ratified by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon, present and voting, assuming a quorum is present.

VOTING AND REVOCATION OF PROXIES

    Shares of Safety Fund Common Stock represented by a proxy properly signed and returned will be voted at the Annual Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of Safety Fund Common Stock represented by such proxy will be voted FOR approval of the Agreement, FOR election of the nominees named herein as directors, FOR ratification of the appointment of Safety Fund's independent auditors and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxy.

    The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Clerk of Safety Fund a written notice of revocation, by delivering to Safety Fund a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Written notices of revoked proxies may be directed to: John E. Howard, Clerk, The Safety Fund Corporation, 470 Main Street, Fitchburg, MA 01420.

    Safety Fund intends to count the shares of Safety Fund Common Stock present in person at the Annual Meeting but not voting, and shares of Safety Fund Common Stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter, as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. However, such nonvoting shares and abstentions will not be counted as votes cast for purposes of determining whether the Agreement has been approved and therefore will have the same effect as votes against the Agreement. In addition, under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the Agreement without specific instructions from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Safety Fund Common Stock to their broker will have the effect of such shares not being voted and therefore will have the same effect as votes against the Agreement. Such instances, if any, are referred to as broker non-votes.

    The Board of Directors of Safety Fund is not aware of any other business to be acted upon at the Annual Meeting other than as described herein. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Annual Meeting to permit another solicitation of proxies in favor of the Agreement. No proxy which is voted against the proposal to approve the Merger will be voted in favor of any such adjournment or postponement.

    In connection with the Merger, each member of the Board of Directors of Safety Fund has entered into a Voting Agreement to vote all of the shares of Safety Fund Common Stock he is entitled to vote with respect thereto at the Annual Meeting in favor of the Agreement, not including shares which such director holds in a fiduciary capacity. The number of shares of Safety Fund Common Stock which such directors are entitled to vote as of February 16, 1996 is 190,181, (11.45% of Safety Fund Common Stock outstanding as of February 16,
1996). Additionally, each such person has agreed not to transfer or otherwise dispose of his or her shares of Safety Fund Common Stock or to pledge or otherwise encumber any additional shares of Safety Fund Common Stock prior to shareholder approval of the Agreement or termination of the Agreement pursuant to the terms thereof. Each such person has also agreed in his capacity as a shareholder not to take any action that would substantially impair the prospects of completing the Merger pursuant to the Agreement. Assuming that directors and executive officers of Safety Fund and their respective affiliates, holding an aggregate of 196,234 shares of outstanding Safety Fund Common Stock (11.82%) as of February 16, 1996, vote their shares in favor of the Agreement, the affirmative vote of holders of approximately 634,099 additional shares of Safety Fund Common Stock (38.18%) will be required in order for the Agreement to obtain approval by a majority of the outstanding shares of Safety Fund Common Stock. See "-- Record Date; Voting Rights."

SOLICITATION OF PROXIES

    In addition to solicitation by mail, proxies may be solicited personally or by telephone, and directors, officers and employees of Safety Fund may solicit proxies from the shareholders of Safety Fund without additional compensation to them and at nominal cost. Safety Fund has retained Morrow & Co. to assist in the solicitation of proxies. Safety Fund will pay Morrow & Co. a fee of $4,000 for its services, plus reimbursement for its out-of-pocket costs. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of Safety Fund Common Stock and, upon request, will be reimbursed by Safety Fund for the expenses incurred by them. Safety Fund will bear the expenses in connection with the solicitation of proxies, except that CFX and Safety Fund will share the expenses associated with the printing and mailing of this Proxy Statement and all filings with the Commission in connection therewith.

                         PROPOSAL I -- PROPOSED MERGER

    This section of the Proxy Statement describes material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

BACKGROUND OF THE MERGER

    The Merger proposal is the culmination of a long process by Safety Fund and its Board of Directors to maximize shareholder value. Beginning in the Fall of 1993, the Board of Directors made significant changes in top management and began formulating a new financial plan. In February 1994, Christopher W. Bramley, a bank executive with experience as a senior executive in the Shawmut Bank organization, was hired to lead Safety Fund. During the ensuing year, Mr. Bramley hired a team of executives who replaced many members of Safety Fund's former management. Management and the Board took a number of steps designed to redirect Safety Fund and put it on stronger financial footing in the long run. Although the steps taken by the Board and management in 1993 and 1994 resulted in a net loss of $3.1 million in 1993 and net income of only $158,048 in 1994, the Board believed that these steps were a necessary prelude to its goal of rebuilding long-term shareholder value.

    By the beginning of 1995, the Board of Directors felt that Safety Fund's financial condition had stabilized and that Safety Fund was poised to begin taking more affirmative steps to enhance shareholder value. In March 1995, the Board voted to register Safety Fund Common Stock under the Exchange Act in order to obtain the protections of the federal proxy and tender offer rules. The Board also adopted certain amendments to Safety Fund's by-laws which could have the effect of discouraging an acquisition of Safety Fund or stock purchases in furtherance of an acquisition. These actions followed Safety Fund's receipt, in January 1995, of a Schedule 13D filing indicating that one of Safety Fund's shareholders, David G. Massad, had acquired approximately 6.7% of Safety Fund Common Stock. Mr. Massad's Schedule 13D indicated that he might explore with the management of Safety Fund the possibility of a business combination or other transaction between Safety Fund and Commerce Bank of Worcester, Massachusetts ("Commerce"). Commerce is a commercial bank with $179.2 million in assets as of September 30, 1995 that is more than 90% owned by Mr. Massad.

    In order to better understand Mr. Massad's interest and intent with respect to a Safety Fund/ Commerce combination, Safety Fund representatives met with Mr. Massad on April 14, 1995, and met again with an associate of Mr. Massad on May 11, 1995. Although Mr. Massad did not submit a written proposal for such a combination, the Safety Fund representatives understood Mr. Massad's proposal to be a business combination in which (i) Safety Fund would acquire Commerce in a book value for book value exchange, (ii) Mr. Massad would be Chairman of the Board and Mr. Bramley would be President and (iii) a majority of the board of directors of the ongoing entity would continue to be Safety Fund directors. Such a transaction would have had the potential of Mr. Massad's owning over 35% of the combined entity. At the first of those meetings, Mr. Massad also expressed his opposition to, and said that he intended to campaign publicly against, certain amendments to Safety Fund's Articles of Organization which the Board had proposed for shareholder approval at the 1995 annual meeting (the proposed amendments would have conformed Safety Fund's Articles of Organization to the 1995 amendments to Safety Fund's by-laws and were set forth and described in a proxy statement distributed to Safety Fund's shareholders in connection with the 1995 Annual Meeting). Subsequently, the Board determined that a contest over the proposed amendments would not be in the best interests of the Corporation and decided not to pursue the proposed amendments.

    In light of the discussions with Mr. Massad, at a meeting on May 22, 1995, the SFNB Board of Directors recommended that the Directors' Advisory Committee be re-established to review any proposals that might be received. The Committee, consisting of Messrs. Condron, Grenon, Heywood, Kelly, Montuori, Seder and Yates, and Mr. Bramley serving EX OFFICIO, met immediately following the full Board meeting. The Committee discussed, among other things, the business combination that had been suggested by Mr. Massad. The Committee concluded that Safety Fund should seek the advice of outside advisors to guide the directors in determining the actions which would be in the best interests of the shareholders.

    On May 30, 1995, the Directors' Advisory Committee met to discuss further the discussions with Mr. Massad as well as various other strategic alternatives available to Safety Fund, including remaining independent and combining with another financial institution. At the meeting were Fredric Schluter, a financial advisor whom Safety Fund was considering engaging, and a representative of
Foley, Hoag & Eliot, Safety Fund's legal counsel. The Committee discussed various financial and legal considerations implicated by the strategic alternatives. It was the sense of the meeting that, in order best to maximize shareholder value, Safety Fund should concentrate on continuing its rebuilding efforts before any further consideration could reasonably be given to sale to or merger with a third party. In July 1995, the Company engaged Mr. Schluter's firm, MB&D, to serve as Safety Fund's financial advisor.

    The Directors' Advisory Committee met again prior to the full Board of Directors' meeting on June 26, 1995 and further discussed, with counsel present, the discussions with Mr. Massad. At the full Board meeting, the Committee reported to the Board on its discussions and conclusions. After a full discussion, the Board confirmed the Committee's conclusion that the terms Mr. Massad and his representatives had outlined for a possible combination with Commerce were not attractive enough to pursue. Among the factors considered were the fact that, although the transaction would result in asset growth for Safety Fund, the Safety Fund shareholders would not receive any premium for their shares. Instead, they would simply continue to own the stock of a merged entity with a relatively illiquid market for its common stock that would (after the merger) be dominated by a single controlling shareholder. In coming to its conclusion, the Board noted that certain shareholders with whom they had consulted had expressed no interest in such a transaction.

    Throughout the summer and fall of 1995, the Board and the Directors' Advisory Committee continued to focus on various steps consistent with its decision to remain independent and to rebuild shareholder value. The Directors focused on efforts to improve Safety Fund's financial condition and earnings, including the development of a new business plan. In addition, the Board and the Committee began to take steps to improve the liquidity of Safety Fund Common Stock and to improve the information available to shareholders. These steps included listing Safety Fund Common Stock on the Nasdaq Stock Market, declaring a stock split, authorizing the repurchase of up to $400,000 in Safety Fund Common Stock and holding a series of informational meetings for shareholders. The Board also adopted an employee severance plan. Although Safety Fund's energies during this time were focused on efforts to enhance shareholder value as an independent company, the Board continued to investigate whether a business combination with another financial institution might be in the best interests of the shareholders.

    During this time, Safety Fund became aware (through a new Schedule 13D filing in August) that Mr. Massad had acquired additional shares of Safety Fund Common Stock, bringing his aggregate holdings to 9.9% of Safety Fund Common Stock. Mr. Massad's filing indicated that he remained interested in exploring the possibility of a combination of Commerce Bank and Safety Fund. In light of this filing, representatives of the Directors' Advisory Committee met with Mr. Massad on September 1, 1995 with the goal of learning more about Mr. Massad's ideas and plans for a possible combination with Commerce.

    From that meeting, the Safety Fund representatives understood that Mr. Massad believed that a combined bank would be stronger due to its larger size, but that Mr. Massad had not prepared any specific business plans or pro forma financial information which could demonstrate that a Commerce/ Safety Fund combination would benefit the Safety Fund shareholders. They further understood that Mr. Massad planned to seek regulatory approval to purchase additional shares of Safety Fund Common Stock. The Directors' Advisory Committee heard a report about the September 1 meeting with Mr. Massad at the next Committee meeting held on September 11, 1995. It was the sense of the meeting that Mr. Massad had not added anything to his proposal that would cause them to change their view that the proposed combination between Safety Fund and Commerce Bank would not be in the best interests of the Safety Fund shareholders.

    At a meeting on September 26, 1995, the SFNB Board of Directors concluded that Mr. Bramley should enter into preliminary discussions with other institutions that might be interested in combining with Safety Fund on terms attractive to the shareholders. At its next meeting held on October 23, 1995, the Safety Fund Board confirmed the direction to management to initiate exploratory discussions with selected potential strategic partners in order to assess more clearly the options available to Safety Fund and the possible value that might be realized for the shareholders.

    Following the Board's direction, Mr. Bramley held meetings with a number of financial institutions to assess potential interest, including a meeting with CFX on October 3, 1995. Mr. Bramley with the assistance of MB&D identified three financial institutions (one of which was CFX, which had independently approached Safety Fund in early 1995) as the most attractive potential partners. These three institutions were selected by applying two criteria: the institutions' apparently strong strategic need to establish a foothold in Safety Fund's market, and their apparent financial capacity to maximize value for all of Safety Fund's constituencies. Based upon preliminary inquiries, it was determined that two of the three institutions were interested in considering a merger with Safety Fund.

    At a meeting held on November 8, 1995, the Board of Directors again met with Safety Fund's legal counsel and financial advisor, who made presentations to the Board outlining the various factors to be considered by the directors in evaluating certain strategic alternatives, including remaining an independent entity, combining with one or more business partners, or auctioning Safety Fund, and the advantages and drawbacks of each course. After the presentations and lengthy discussions, including questions to the Safety Fund advisors, the Board of Directors voted that it intended to remain independent in order to implement the business plan and other initiatives the Board had undertaken to improve shareholder value during the summer of 1995 and to fulfill Safety Fund's mission statement, including the mission of being the premier, independent local bank in central Massachusetts. However, the Board felt that it was prudent to retain the flexibility to continue to pursue potential strategic partners.

    In late November 1995, Safety Fund learned that Mr. Massad had filed a regulatory application for approval to purchase up to 51% of Safety Fund Common Stock. Mr. Massad's filing indicated (among other things) that he intended to consider using any and all legal means to purchase additional shares (up to 51%) of Safety Fund Common Stock, including open market transactions, privately negotiated transactions and one or more tender offers.

    The Directors' Advisory Committee met on December 4, 1995 with Safety Fund's legal counsel and its financial advisor to discuss Safety Fund's options in light of Mr. Massad's regulatory filing and to hear presentations from the two financial institutions which had been identified as attractive and interested candidates for a strategic combination. The Committee discussed Mr. Massad's regulatory filing, and felt that the interests of the shareholders as a whole would not be served by a single shareholder acquiring a controlling interest (but not all) of Safety Fund Common Stock. The Committee concluded that it would be desirable to schedule another meeting with Mr. Massad to discuss his regulatory filing and to determine whether he had any interest in making an offer to purchase Safety Fund as a whole.

    At the December 4 meeting, the Committee also received a presentation by its financial advisor about the two financial institutions that had been invited to make presentations to the Committee. Following that presentation, representatives of the two financial institutions made successive presentations to the Committee. The purpose of these presentations was to enable the Committee to learn about the history, financial performance and banking philosophy and strategies of these two companies, and to determine whether or not Safety Fund should move to the next step in pursuing a possible merger with either of them. After hearing those presentations, the Committee determined that written nonbinding expressions of interest should be solicited from both institutions.

    On December 13, 1995, representatives of the Directors' Advisory Committee (including a representative of MB&D) met with Mr. Massad and an associate as requested by the Committee. At that meeting, the Safety Fund representatives told Mr. Massad that they thought it would be inappropriate from the perspective of Safety Fund's other shareholders for a single shareholder to own 51% of Safety Fund Common Stock (as Mr. Massad had proposed through his regulatory filing). The Safety Fund representatives understood Mr. Massad's position to be that he did not plan to make a proposal to purchase 100% of Safety Fund Common Stock, and in fact he did not make such a proposal.

    The full Board of Directors met again on December 18, 1995. At that meeting, the Committee reported to the Board on the meetings the Committee had held with the two financial institutions and with Mr. Massad. Both financial institutions had submitted nonbinding expressions of interest to acquire Safety Fund. A representative of MB&D made a presentation to the Board about the two expressions of interest, both of which were stock-for-stock merger proposals. For a number of reasons, the CFX proposal was more attractive than the other proposal, including the apparently greater strategic fit and the higher value of the consideration offered by CFX, based on the market prices of the two offerors' stock at that time.

    It was important to the Board that the transaction have two alternative accounting structures (and that the closing of the transaction not be contingent upon the availability of the pooling method of accounting), because facts beyond Safety Fund's control could dictate which accounting method must be applied. In particular, if Safety Fund shareholders holding more than ten percent of the Safety Fund Common Stock exercise their dissenters' rights, the Merger is required to be accounted for with purchase accounting under generally accepted accounting principles. At the time the Merger Agreement was being negotiated, Mr. Massad owned 9.9 percent of the Safety Fund Common Stock and had applied for regulatory approval to purchase up to 51 percent of such stock (which approval was received on January 19, 1996). The Board authorized management to pursue negotiations with CFX, but to make it clear that the transaction must include both purchase accounting and pooling-of-interests accounting alternatives. The Board also directed management to maintain contact with the other interested party. MB&D promptly informed the other party that Safety Fund was commencing negotiations with another (unnamed) party, that Safety Fund felt it necessary for any bidder to offer a purchase accounting alternative and that Safety Fund would still consider expressions of interest from the other party.

    On December 21, 1995, Safety Fund and CFX and their legal and financial advisors met to commence negotiations with respect to the definitive Agreement. During Christmas week, each of Safety Fund and CFX conducted due diligence with respect to the other's financial condition and other relevant matters, and their counsel continued to refine the terms of the Agreement. On January 1, 1996, Safety Fund representatives met with Safety Fund's legal and financial advisors to discuss the status of the due diligence and the Agreement. On January 2, the parties and their advisors met again to continue to negotiate the proposed Agreement.

    The Board of Directors held a special meeting on January 3, 1996 to discuss the due diligence results and the negotiation process and to review copies of the draft Agreement, Stock Option Agreement and related documents with Safety Fund's legal and financial advisors. At that meeting, counsel reviewed in detail with the directors the terms of the Agreement and the Stock Option Agreement. The Board also heard a detailed presentation by MB&D regarding the financial terms of the Merger, and held a detailed discussion of the exchange ratio formula and the alternative pooling and purchase accounting structures. After several hours of discussion, the Board authorized management and the Committee to move forward with the CFX transaction, subject to the Board's approval of the final Agreement at a subsequent meeting.

    The Board of Directors met again on January 5, 1996. At that meeting, the Board reviewed with counsel those changes that had been negotiated to the Agreement since the January 3 meeting, and discussed the Stock Option Agreement in detail. At that meeting, a representative of MB&D advised the Board orally that, in the opinion of MB&D, and based on facts known to MB&D at that date, the Exchange Ratio was fair, from a financial point of view, to the Safety Fund shareholders as of that date. He also stated that, absent significant change in the two companies' financial condition or in the market for their stock, MB&D anticipated that it would be prepared to issue a similar written opinion as of the date of the proxy statement to shareholders. The Board of Directors voted to approve the Agreement and the Stock Option Agreement at that meeting and also voted to adopt the Shareholder Rights Plan previously considered.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Safety Fund Board's decision to approve and adopt the Agreement reflects its belief that the terms of the Agreement will provide significant value to all Safety Fund shareholders and will also enable them to participate in the opportunities for growth that the Safety Fund Board believes the Merger makes possible. In the course of reaching its decision to approve the Agreement, the Board of Directors of Safety Fund consulted with Safety Fund management as well as with Safety Fund's legal and financial advisors. Without assigning any relative or specific weights thereto, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

    The terms of the Agreement, including the Exchange Ratio, were reached on the basis of arms' length negotiations between Safety Fund and CFX. In reaching the conclusion that the terms of the Agreement are fair, the Board of Directors considered, among other things, the market value, book value, earnings per share and dividends of Safety Fund Common Stock. The Board considered that the Merger provides an opportunity for the shareholders of Safety Fund to receive an increase in dividends and to receive consideration for their shares having a value in excess of the book value of the Safety Fund Common Stock and, based on the estimated value of the Merger consideration, at a premium over the prices at which Safety Fund Common Stock has generally traded in the recent past.

    The Board of Directors relied upon the advice of MB&D, Safety Fund's financial advisor. At the January 5, 1996 Safety Fund Board meeting, MB&D orally rendered its opinion that, based upon information known as of that date, the merger consideration is fair, from a financial point of view, to the Safety Fund shareholders. That opinion was rendered in writing as of the date of this Proxy Statement. A copy of the written opinion, dated the date of this Proxy Statement, rendered by MB&D to the Board of Directors is attached as Appendix C to this Proxy Statement. Safety Fund's Board of Directors considered the analyses presented to it by MB&D relating to selected financial and stock market data concerning Safety Fund and CFX, certain financial analyses of the terms of the Merger, including a discounted cash flow analysis and a comparison to the terms of other recent acquisitions, which are described below under "-- Opinion of Financial Advisor."

    The Board of Directors considered the strategic alternatives available to Safety Fund, including the possibility of remaining independent, seeking further to solicit competing proposals from other potential bidders, and accepting CFX's bid, before concluding for the reasons discussed in this section that the Merger represented the best available alternative to enhance shareholder value at this time.

    In assessing the alternatives for remaining independent, the Safety Fund Board considered the long-range prospects and risks of Safety Fund's business and its financial condition, results of operations and capital levels. In assessing the long-range prospects and risks of Safety Fund's business, the Safety Fund Board considered: (i) the risk that the assumptions underlying Safety Fund's business plan, such as assumptions about the future interest rate environment, might not be realized; (ii) the risks associated with attempting to achieve and sustain significant loan growth; and (iii) the fact that the banking market in Worcester County is becoming increasingly competitive, particularly in light of the pending entrance into the market of two out-of-state banks.

    The Board of Directors also considered the possibility that, if it were to remain independent, a significant portion of Safety Fund Common Stock could become concentrated in the hands of a single shareholder who had sought regulatory approval to acquire up to 51% of Safety Fund Common Stock. The Board felt that such a concentration could make it more difficult for the Board to act in a manner that it believes to be in the best interests of the shareholders as a whole.

    The Board also considered the process that was used to solicit indications of interest on the part of potential acquirors of Safety Fund and believes that it was appropriate.

    The Board of Directors considered the advantages of becoming part of a larger financial institution that has considerably greater resources and whose stock is traded on the AMEX. Safety Fund's Board of Directors believes that the proposed affiliation with CFX could provide increased liquidity for the shareholders of Safety Fund. The Board also believes that such an affiliation could lead to competitive advantages through greater diversity in product offerings, cost-savings through integration of operations, improved access to capital and funding, and geographic expansion of operations.

    The Board of Directors considered the historical growth in CFX's earnings per share and book value. The Board of Directors also considered the historical dividends paid on Safety Fund Common Stock and CFX Common Stock, respectively, and the significant increase in dividends which Safety Fund shareholders would be likely to enjoy as a result of the Merger. The Board of Directors also considered the expectation that the Merger will be a tax-free reorganization.

    The Board of Directors considered a variety of factors, including, without limitation, the social and economic effects of a transaction on depositors, borrowers and employees of Safety Fund, and on the communities in which Safety Fund operates or serves. Massachusetts law permits the Safety Fund Board to consider these factors at least to the extent there are rationally related benefits accruing to shareholders. The Board of Directors believes that the Merger, if consummated, will provide expanded services, greater ability to grow and diversify, and access to the resources of a strong financial parent. If the Safety Fund shareholders do not approve and adopt the Agreement or the Agreement is not consummated for any other reason, the Board of Directors expects to continue to operate Safety Fund as an ongoing business.

    Based on the foregoing, the Safety Fund Board concluded that the proposed Merger would be in the best interests of Safety Fund's shareholders, customers and communities served. Accordingly, the Safety Fund Board unanimously voted to recommend that the Safety Fund shareholders vote "FOR" the approval and adoption of the Agreement.

TERMS OF THE MERGER

    In accordance with the terms of the Agreement, a wholly owned subsidiary of CFX organized for the purpose will be merged with and into Safety Fund, with Safety Fund as the surviving corporation. Immediately thereafter, Safety Fund will be merged with and into CFX, whereupon the separate existence of Safety Fund will cease. CFX, as the surviving entity in these transactions, will continue unaffected and unimpaired by such transactions.

    At the Effective Time, each share of Safety Fund Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and except as otherwise provided in the Agreement, will be converted into an amount of CFX Common Stock equal to one share multiplied by the appropriate Exchange Ratio and cash in lieu of any fractional share of CFX Common Stock.

    The Exchange Ratio depends on two principal factors. The first factor is whether a Pooling Determination has been made. The second factor is the CFX Trading Price. See "INTRODUCTION." At any given price level of CFX Common Stock, the number of shares of CFX Common Stock to be received for each share of Safety Fund Common Stock (and thus the per share value to be received by Safety Fund shareholders) will be less under a purchase accounting than under a pooling-of-interests accounting. See the graphs depicting the pricing mechanism in "SUMMARY -- The Proposed Merger." The exercise of dissenters' rights by holders of ten percent or more of Safety Fund Common Stock would preclude pooling treatment.

    The following tables show the Exchange Ratio at various CFX Trading Prices if a Pooling Determination is made or is not made, together with the Per Safety Fund Share Value in each case. As used herein, the Per Safety Fund Share Value is calculated by multiplying the CFX Trading Price by the applicable Exchange Ratio, and represents the value of a share of CFX Common Stock that would be received in the Merger for each share of Safety Fund Common Stock based on the CFX Trading Price. The CFX Trading Price is based on the CFX trading price on AMEX for the ten trading days prior to receipt of the last regulatory approval necessary for consummation of the Merger and thus could be determined several weeks prior to the Effective Time. The market price of CFX Common Stock at the Effective Time could differ from the CFX Trading Price used to determine the Exchange Ratio, and the actual value of the shares issued in the Merger therefore could differ from the Per Safety Fund Share Value.

                             POOLING DETERMINATION

                                      PER SAFETY FUND
CFX TRADING PRICE   EXCHANGE RATIO      SHARE VALUE
- ------------------  ---------------  ------------------
$18.66 or more      1.629                $30.38 or more
$17.88 - $18.65     1.629 - 1.700                $30.38
$13.21 - $17.87     1.700               $22.46 - $30.38
$12.43 - $13.20     1.700 - 1.806                $22.46
$11.66 - $12.42     1.806               $21.06 - $22.46
Below $11.66        (1)                             (1)

- ------------------------
(1) If a Pooling Determination is made, Safety Fund by action of its Board of Directors may, but need not, seek to terminate the Agreement if the CFX Trading Price is below $11.66. If Safety Fund does not seek to terminate the Agreement, the Exchange Ratio would be 1.806 and the Per Safety Fund Share Value would be less than $21.06. If Safety Fund seeks to terminate the Agreement, CFX may adjust the Exchange Ratio to the amount determined by dividing $21.06 by the CFX Trading Price (resulting in a Per Safety Fund Share Value of $21.06) and the Merger would be consummated on that basis. Alternatively, CFX could do nothing in response, in which case the Agreement would terminate.

                            NO POOLING DETERMINATION

                                      PER SAFETY FUND
CFX TRADING PRICE   EXCHANGE RATIO      SHARE VALUE
- ------------------  ---------------  ------------------
$20.84 or more      1.200                $25.00 or more
$16.45 - $20.83     1.200 - 1.520                $25.00
$13.16 - $16.44     1.520               $20.00 - $25.00
$12.50 - $13.15     1.520 - 1.600                $20.00
Below $12.50        (1)                             (1)

- ------------------------
(1) If a Pooling Determination is not made, Safety Fund by action of its Board of Directors may, but need not, seek to terminate the Agreement if the CFX Trading Price is below $12.50. If Safety Fund does not seek to terminate the Agreement, the Exchange Ratio would be 1.600 and the Per Safety Fund Share Value would be less than $20.00. If Safety Fund seeks to terminate the Agreement, CFX may adjust the Exchange Ratio to the amount determined by dividing $20.00 by the CFX Trading Price or make an additional cash payment (in either case resulting in a Per Safety Fund Share Value of $20.00) and the Merger would be consummated on that basis. Alternatively, CFX could do nothing in response, in which case the Agreement would terminate.

    Any cash payment in lieu of fractional shares will be in an amount equal to such fraction multiplied by the reported closing sale price of CFX Common Stock on the AMEX as reported in THE WALL STREET JOURNAL for the trading day immediately preceding the date of the Effective Time.

    Safety Fund has adopted a 1984 Incentive Stock Option Plan and a 1994 Incentive and Nonqualified Stock Option Plan (collectively, "Safety Fund Stock Option Plans"). At the Effective Time, outstanding obligations under the Safety Fund Stock Option Plans will be assumed by CFX and, except as provided in the Agreement, each stock option outstanding under the Safety Fund Stock Option Plans will become the right to receive, upon payment of the exercise price, as adjusted by the Exchange Ratio, a number of shares of CFX Common Stock equal to the Exchange Ratio multiplied by the number of shares of Safety Fund Common Stock covered by such options, rounded down to the nearest share. As of March 28, 1996, there were outstanding under the Safety Fund Stock Option Plans options held by eight present and former officers of Safety Fund to acquire an aggregate of 50,850 shares of Safety Fund Common Stock at an exercise price ranging from $10.33 per share to $12.67 per share. For additional information, see "PROPOSAL I -- PROPOSED MERGER -- Effect on Employees and Benefit Plans" and PROPOSAL II -- ELECTION OF DIRECTORS -- Executive Compensation and Other Information."

    In the event that, prior to the Effective Time, the outstanding shares of CFX Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or securities as a result of a distribution, stock dividend, stock split or stock combination in CFX Common Stock or securities convertible into CFX Common Stock, all without CFX receiving consideration therefor, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

OPINION OF THE FINANCIAL ADVISOR

    MB&D has delivered to the Board of Directors of Safety Fund its written opinion as of the date of this Proxy Statement, that the Exchange Ratio (described in detail in this Proxy Statement) is fair, from a financial point of view, to Safety Fund's shareholders. MB&D has acted as financial advisor to Safety Fund since July 1995 in connection with Safety Fund's ongoing strategic planning process, including the evaluation of strategic and business plans, the evaluation of hypothetical affiliation opportunities and a variety of general corporate finance issues.

    MB&D advised Safety Fund during the negotiation process leading up to the execution of the Agreement and provided Safety Fund with various analyses as to the range of financially feasible exchange ratios that might be received in a hypothetical transaction. Representatives of MB&D attended a number of meetings of the Directors' Advisory Committee (which acted as the mergers and acquisition committee) of the Safety Fund Board of Directors and met with the full Board of Directors on several occasions in connection with the preparation and analysis of Safety Fund's strategy. The Exchange Ratio was arrived at in consultation with MB&D as to the terms of arms' length negotiations between Safety Fund and CFX.

    MB&D was retained based on its qualifications and experience in the financial analysis of financial institutions, knowledge of the banking market of the Northeast United States and of Massachusetts in particular, and its experience with merger and acquisition transactions involving financial institutions. Members of the Corporate Finance Department of MB&D have advised financial institution clients on more than 50 successfully completed mergers or acquisitions of financial institutions.

    The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as Appendix C. Safety Fund's shareholders are urged to read the opinion in its entirety. MB&D's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any holder of Safety Fund Common Stock as to how such holder should vote at the Annual Meeting. The summary of the opinion of MB&D set forth in this Proxy Statement was provided to Safety Fund by MB&D and is qualified in its entirety by reference to the full text of the opinion itself.

    In arriving at its opinion, MB&D (i) reviewed the Agreement and this Proxy Statement in substantially the form to be sent to Safety Fund shareholders; (ii) reviewed publicly available business and financial information with respect to both Safety Fund and CFX and certain internal financial information and financial projections prepared by the managements of Safety Fund and CFX; (iii) held discussions with members of the senior management and Board of Safety Fund concerning the past and current results of operations of Safety Fund, its current financial condition and management's opinion of its future prospects;
(iv) reviewed the historical reported price and record of trading volume for both Safety Fund Common Stock and CFX Common Stock; (v) held discussions with the senior management of CFX concerning the current and past results of operations of CFX, its current financial condition and management's opinion of its future prospects; (vi) considered the current state of and future prospects for the economies of Massachusetts and New Hampshire generally and the relevant market areas for Safety Fund and CFX in particular;
(vii) reviewed the specific acquisition analysis models employed by MB&D to evaluate potential business combinations of banking companies; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

    MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by Safety Fund and CFX, and does not assume any responsibility for the independent verification of such information. Further, MB&D has not received from third parties, nor prepared, any independent valuation or appraisal of any of the assets or liabilities of either Safety Fund or CFX. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of Safety Fund and CFX as to the most likely future performance of their respective companies.

    MB&D  also considered the results of its efforts (at the direction of Safety
Fund) to solicit expressions of interest from third parties with respect to an affiliation with Safety Fund and its review and analysis of the terms of such expressions. See "-- Background of the Merger."

    The following is a summary of material analyses employed by MB&D in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Consequently, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Safety Fund or CFX. Any estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

    ANALYSIS OF THE ANTICIPATED MERGER AND THE EXCHANGE RATIO IN RELATION TO CFX. The consideration to be paid in the Merger, assuming an Exchange Ratio of
1.7 shares of CFX Common Stock for each share of Safety Fund Common Stock in a pooling-of-interests accounting transaction or 1.52 shares in a purchase accounting transaction, valued at the last sale price of Safety Fund Common Stock ($23.25) on January 3, 1996, the last day with trades prior to the announcement of the transaction, and the last sale price of CFX Common Stock ($15.375) on January 4, 1996, the day prior to the announcement of the transaction, represents the following transaction multiples:

    POOLING ACCOUNTING TRANSACTION VALUE: $26.14 PER SAFETY FUND SHARE VALUE:

    - MULTIPLE OF EARNINGS: (i) 26.02 times Safety Fund's annualized earnings per share for the nine months ended September 30, 1995; (ii) 27.23 times Safety Fund's recorded earnings per share for the twelve months ended September 30, 1995; (iii) 23.34 times Safety Fund's earnings per share for 1995; and (iv) 14.09 times Safety Fund's estimated earnings per share for 1996.

    - MULTIPLE OF BOOK VALUE: (i) 2.18 times Safety Fund's tangible book value per share as of September 30, 1995; and (ii) 2.03 times Safety Fund's tangible book value per share as of December 31, 1995.

    - MULTIPLE OF MARKET VALUE: (i) a 12% premium over the sales price of Safety Fund Common Stock reported on the Nasdaq Stock Market as of the close of business on January 3, 1996; (ii) a 54% premium over the average sales price of Safety Fund Common Stock for the period January 5, 1995 to January 5, 1996; and (iii) a 34% premium over the average sales price of Safety Fund Common Stock for the third quarter of 1995.

    PURCHASE ACCOUNTING TRANSACTION VALUE: $23.37 PER SAFETY FUND SHARE VALUE:

    - MULTIPLE OF EARNINGS: (i) 23.27 times Safety Fund's annualized earnings per share for the nine months ended September 30, 1995; (ii) 24.34 times Safety Fund's recorded earnings per share for the twelve months ended September 30, 1995; (iii) 20.87 times Safety Fund's 1995 earnings per share; and (iv) 12.60 times Safety Fund's estimated earnings per share for 1996.

    - MULTIPLE OF BOOK VALUE: (i) 1.94 times Safety Fund's tangible book value per share as of September 30, 1995; and (ii) 1.81 times Safety Fund's book value per share as of December 31, 1995.

    - MULTIPLE OF MARKET VALUE: (i) a 1% premium over the sales price of Safety Fund Common Stock reported on the Nasdaq Stock Market as of the close of business on January 3, 1996; (ii) a 49% premium over the average sales price of Safety Fund Common Stock for the period January 5, 1995 to January 5, 1996; and (iii) a 29% premium over the average sales price of Safety Fund Common Stock for the third quarter of 1995.

    SPECIFIC ACQUISITION ANALYSIS. MB&D employs a number of proprietary analysis models to examine hypothetical transactions involving banking and/or thrift companies. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction). The models distinguish between purchase and pooling accounting treatments and inquire into the likely economic feasibility of a given hypothetical transaction, at a given price level or specified exchange rate and employing a specified transaction structure. The model also permits an examination of pro forma capital adequacy.

    In connection with the Merger, MB&D evaluated two floating exchange ratios, the first being 1.7 (subject to certain adjustments) in an all common stock, pooling accounting transaction and the second being 1.52 (subject to certain adjustments) in an all common stock, purchase accounting transaction. After considering the potential for the realization of expense savings expected by CFX to result from the consolidation of selected operational functions of Safety Fund and CFX, estimated to be 20% of historical Safety Fund non-interest expense, little or no ongoing earnings dilution is projected to result from the contemplated transaction.

    DISCOUNTED CASH FLOW ANALYSIS. MB&D also performed two discounted cash flow analyses to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

    In the first discounted cash flow analysis, MB&D discussed with the management of Safety Fund a projection of hypothetical Safety Fund earnings per share results for calendar years 1996 and 1997 of $1.85 and $2.06, respectively, with subsequent earnings equal to a return on assets ("ROA") of 1.05%, and employed a hypothetical dividend pay-out ratio assumption which depicted average annual pay-outs of 30%. MB&D then assumed that the control sale price/earnings ratio at the end of a five-year period would approximate 12.0 times earnings. Given the five-year time horizon and a discount rate of 12.5%, this resulted in a present discounted value of the resulting cash flows of $22.32 which can be compared to the nominal present value of the 1.7 and 1.52 Exchange Ratios of approximately $26.14 and $23.37 described above.

    In the second discounted cash flow analysis, MB&D employed an earnings annuity concept in which it assumed that future earnings for Safety Fund would equal a 1.00% ROA in the twelve months subsequent to September 30, 1995 and a 1.05% ROA annually for the four following years, with asset growth equal to 4.47% in the twelve months subsequent to September 30, 1995 and 6.00% annually for the four following years, and that the dividend pay-out ratio would increase from 14% to 30% in the first two years and thereafter remain constant at 30%. MB&D employed a discount rate for all cash flows of 12.5% and a long term growth rate of earnings in years six and beyond of 5.00% annually. Given a five-year time horizon, this resulted in a present discounted value of the resulting cash flows of $19.47, which can be compared to the nominal present value of the 1.7 and 1.52 Exchange Ratios of approximately $26.14 and $23.37 described above.

    MB&D considers it is important that the discount factors employed embody both the concept of a riskless time value of money and risk factors that reflect the uncertainty of the forecast cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values and vice versa. MB&D advised the Safety Fund Board of Directors that although the discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, earnings and asset growth, as well as dividend payout ratios.

    MB&D also considered that Safety Fund shareholders would substantially increase their prospect for annual dividends based upon current and projected dividend streams of both Safety Fund and CFX. Based upon the dividend currently paid by CFX, Safety Fund shareholders would receive an equivalent dividend per share of Safety Fund Common Stock of $1.22 per year (assuming an Exchange Ratio of 1.7). Assuming an Exchange Ratio of 1.52, Safety Fund shareholders would receive an annual dividend of $1.09. By comparison, Safety Fund has not paid a Safety Fund Common Stock dividend since August 31, 1993.

    ANALYSIS OF OTHER COMPARABLE TRANSACTIONS. MB&D is reluctant to place excessive emphasis on "comparables analysis" as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as employed by some industry observers and financial advisors frequently fails to adequately take into consideration such factors as material differences in the underlying capitalization of the comparable institutions which are being acquired; differences in the historic earnings (or loss) patterns recorded by the compared institutions which are being acquired; different trends than might be implied by examining only recent financial results; failure to exclude nonrecurring profit or loss items from the last twelve months' earnings streams of target companies, which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction; and such less accessible factors as the relative population demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparables are doing business. Comparables analysis also rarely seems to take into consideration the degree of facilities overlap between the acquiror's market and that of the target or the absence of such overlap and the resulting cost savings differentials between two otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis has its limitations.

    Nevertheless, in November and December 1995, MB&D reviewed a universe of 27 publicly announced transactions in the financial institutions industry in which either a bank or a thrift (or their respective holding companies) engaged in the acquisition of another financial institution. These transactions were announced between January 1994 and December 1995. All of the examined transactions involved entities doing business in New England. From this universe, MB&D selected six transactions announced in 1995 as being most representative of the CFX/Safety Fund transaction.

    The six transactions selected as most representative are: Peoples Heritage Financial Group Inc.'s acquisition of Bank of New Hampshire Corporation; Chittenden Corporation's acquisition of Flagship Bank & Trust Company; Community Bankshares, Inc.'s acquisition of Centerpoint Bank; The

Co-operative Bank of Concord's acquisition of Bank of Braintree; BayBanks, Inc.'s acquisition of Cornerstone Financial Corporation; and Peoples Heritage Financial Group Inc.'s acquisition of Bankcore, Inc.

    Within this group of six transactions, the median multiple of tangible book value paid by the acquiror was 1.91, the maximum multiple paid was 2.30 and the minimum multiple was 1.24. These statistics can be compared to multiples of tangible book value of 2.17 and 1.94, respectively, for the two alternative prices of the CFX/Safety Fund transaction, assuming that the Per Safety Fund Share Value of the Exchange Ratio is approximately $26.14 for the pooling accounting transaction and $23.37 for the purchase accounting transaction (such values being based on the market price of CFX Common Stock on January 4, 1996 multiplied by the Exchange Ratios of 1.7 and 1.52, respectively).

    With respect to trailing 12 months earnings multiples for this same data sample, the median price/earnings multiple paid was 12.29 and the maximum multiple (excluding the acquisition of weaker earners) was 14.39, while the minimum multiple was 10.00. These statistics can be compared to price/earnings multiples of 25.98 times and 23.16 times, respectively (based on the last twelve months recorded earnings for Safety Fund), for the two alternative prices of the CFX/Safety Fund transaction assuming that the Per Safety Fund Share Value at the Exchange Ratio is approximately $26.14 for the pooling accounting transaction and $23.37 for the purchase accounting transaction (such values being based on the market price of CFX Common Stock on January 4, 1996 multiplied by the
Exchange Ratios of 1.7 and 1.52, respectively). MB&D noted that the price/earnings multiple for the CFX/Safety Fund transaction was influenced upward by Safety Fund's relatively low historic earnings, measured as a percentage of assets or equity, as compared to the historic earnings of the acquired institutions in the six comparable transactions. However, based on Safety Fund's estimated 1996 earnings, the price/earnings multiple for the CFX/Safety Fund transaction would be 14.09 times and 12.60 times, respectively, for the two alternative prices of the CFX/Safety Fund transaction.

    Pursuant to a letter agreement with Safety Fund dated January 4, 1996, MB&D will receive a fee of 1.00% of the value of the merger consideration received by the shareholders of Safety Fund for services rendered to Safety Fund in conjunction with the proposed transaction. The fee represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations and for the rendering of its opinions. Safety Fund paid MB&D $100,000 following the execution of the Agreement and an additional $100,000 upon receipt of MB&D's final opinion included in this Proxy Statement. MB&D will be paid any additional amounts needed to bring the total compensation received to 1.00% of the transaction value at the time of closing of the transaction. Based upon a hypothetical transaction value of $43 million, MB&D would receive compensation of $430,000. In addition, Safety Fund has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. Safety Fund also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

    MB&D has been engaged from time to time to provide services to CFX unrelated to this Merger. The total consideration paid by CFX to MB&D for these services during the past two years has been $7,500.

SURRENDER OF CERTIFICATES

    Within three business days after the Effective Time, an exchange agent appointed by CFX and reasonably satisfactory to Safety Fund ("Exchange Agent") will mail to each record holder of Safety Fund Common Stock a letter of transmittal, together with instructions for the exchange of its Safety Fund Common Stock certificates for certificates representing CFX Common Stock and the cash in lieu of fractional shares, if any, into which the Safety Fund Common Stock will have been converted as result of the Merger. Upon surrender of their Safety Fund Common Stock certificates, such holders will receive a certificate for the number of whole shares of CFX Common Stock to which they are entitled and a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, the holder of a certificate representing Safety Fund Common Stock outstanding immediately prior to the Effective Time shall have no rights with respect to such Safety Fund Common Stock except to surrender such certificate in exchange for a CFX Common Stock certificate and cash in lieu of fractional shares. No dividends or other distributions on CFX Common Stock declared after the Effective Time will be made to holders of unsurrendered Safety Fund Common Stock certificates until the holder thereof surrenders such certificates. Shareholders should not send in their certificates until they receive further instructions.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

    The Agreement contains representations and warranties by Safety Fund and CFX regarding various customary legal, regulatory, financial and business matters. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Time.

    The obligations of CFX and Safety Fund to consummate the Merger are conditioned upon, among other things: (i) approval of the Agreement by the shareholders of CFX and Safety Fund; (ii) the absence of orders prohibiting the Merger; (iii) the receipt of all necessary regulatory approvals and the expiration of all applicable waiting periods, without any condition or requirement that causes the Board of Directors of CFX or Safety Fund to abandon the Merger; (iv) the effectiveness under the Securities Act of the Registration Statement and the absence of any proceeding by the Commission to suspend such effectiveness; (v) approval for listing on the AMEX, subject to official notice of issuance, of the shares of CFX Common Stock to be issued in the Merger; (vi) the receipt of the tax opinion described under "-- Certain Federal Income Tax Consequences"; (vii) receipt of all necessary permits and authorizations; and
(viii) receipt of other customary closing documents.

    Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they operate, in a writing signed by both parties, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Safety Fund's shareholders which reduces the amount or form of consideration to be delivered to such shareholders pursuant to the Agreement requires the further approval of such shareholders.

REGULATORY AND OTHER APPROVALS

    The Merger is subject to approval by the Federal Reserve under the BHCA, which requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve from approving the Merger if it would violate certain antitrust standards, unless it finds that the anticompetitive effect of the Merger is clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the Federal Reserve must take into account the parties' record of performance in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. Federal Reserve regulations require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. The Merger may not be consummated until the 30th day after such approval (or such shorter period as the Federal Reserve may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the United States Department of Justice ("DOJ") may challenge the Merger on antitrust grounds.

    In addition, the Merger requires the approval of the MBBI. Such approval is based upon the determination that the proposed transaction does not unreasonably affect competition among Massachusetts banking institutions and that it promotes public convenience and advantage. In making such a determination, the MBBI must consider, among other things, a showing of net new benefits, including initial capital investment, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily delineated local community.

    Prior to approving the Merger, the MBBI must receive notice from the MHP Fund that arrangements satisfactory to the MHP Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the MHP Fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks ("Commissioner"), which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the MHP Fund. Pursuant to this requirement, SFNB and CFX, as lender and guarantor, respectively, will enter into a Loan Agreement with the MHP Fund's Board pursuant to which SFNB will agree to make funds available for call by the MHP Fund's Board.

    Although   the  shares  issuable  upon  exercise  of  the  Option  represent approximately 16.7 percent of the Safety Fund Common Stock that would be outstanding after such exercise, CFX may not acquire more than 5 percent of Safety Fund Common Stock, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve. CFX has applied to the Federal Reserve for prior approval to exercise the Option following any applicable event triggering the Option.

    To the extent that the foregoing information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations and the regulations promulgated under such statutes.

    The parties have filed applications for the foregoing regulatory approvals. The Merger will not proceed in the absence of all such required approvals. There can be no assurance that the Federal Reserve or the MBBI will approve the Merger, and if approved, there can be no assurance as to the date of such approvals, that such approvals will not be conditioned upon matters that would cause the Board of Directors of CFX or Safety Fund to abandon the Merger, or that no action will be brought by DOJ challenging the Merger. See "-- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Effective Time of the Merger; Termination."

    CFX and Safety Fund are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause CFX or Safety Fund to abandon the Merger.

BUSINESS PENDING THE MERGER

    Under the terms of the Agreement, each of CFX, Safety Fund and their respective subsidiaries generally is prohibited from taking any action that materially affects the ability of CFX or Safety Fund to obtain any necessary governmental approvals, materially increases the period of time necessary to obtain such approvals, materially affects its ability to perform its covenants and agreements under the Agreement, disqualifies the Merger as a pooling-of-interests for accounting purposes or a tax free reorganization under
Section 368 of the Code, or results in the representations and warranties of CFX and Safety Fund in the Agreement not being true and correct on the date of the Agreement or at any future date on or prior to the Closing Date. CFX may not enter into other acquisitions that require the approval of CFX shareholders, equal or exceed $30 million in value, or are reasonably likely to materially delay the Merger without the prior written consent of Safety Fund.

    Safety Fund, including its subsidiaries, is also required to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises and operate its business in the usual, regular and ordinary course. In addition, without CFX's prior consent or as otherwise provided in the Agreement, Safety Fund may not declare or pay any dividends or other distributions on capital stock other than pursuant to specified limits, increase compensation or fringe benefits of directors, officers or employees beyond customary limits, or take certain other actions.

    Safety Fund has also agreed in the Agreement, subject to certain exceptions, that it will not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, or encourage any inquiries relating to, or the making of, any proposal which constitutes a "takeover proposal" (as defined in the Agreement), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal. Safety Fund has agreed to notify CFX immediately of any such inquiry or proposal.

EFFECTIVE TIME OF THE MERGER; TERMINATION

    In the event that all conditions to the Merger have been satisfied or waived, the Effective Time shall be the time on the Closing Date that the Merger becomes effective pursuant to applicable provisions of Massachusetts law, subject to the rights of the parties to terminate the Agreement as set forth below. Upon at least three business days notice by CFX, the Merger will be consummated at a closing to be held as soon as practicable after the last required approval has been obtained for the Merger and the merger of Safety Fund with and into CFX and the last of all required waiting periods under such approvals have expired, or such other date as may be agreed upon by CFX and Safety Fund ("Closing Date").

    CFX and Safety Fund each anticipates that the Merger will be consummated in the second half of 1996. However, consummation could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. See "-- Regulatory and Other Approvals."

    The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Safety
Fund:  (i) at any time  by the mutual written agreement  of CFX and Safety Fund;
(ii) by either Safety Fund or CFX in the event of a material breach by the other party of any agreement, representation or warranty in the Agreement after notice and an opportunity to cure; (iii) at the election of either CFX or Safety Fund in the event that the Closing Date does not occur on or before January 5, 1997, or such later date as CFX and Safety Fund have agreed to in writing, subject to extension in certain circumstances; (iv) by either Safety Fund or CFX if the shareholders of either party fail to approve the Agreement; (v) by either Safety Fund or CFX if the Merger is disapproved by a relevant regulatory authority; or
(vi) by Safety Fund, if the CFX Trading Price is below a certain price and CFX elects not to adjust the Exchange Ratio as provided in the Agreement. See "-- Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    Subsequent to the Merger, those persons serving as directors of CFX immediately prior to the Effective Time will continue as directors of CFX, together with four current directors of Safety Fund, Christopher W. Bramley, P. Kevin Condron, William E. Aubuchon, III and David R. Grenon. Information
regarding the directors of CFX is included in documents incorporated by reference herein. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY
REFERENCE." Information regarding the directors of Safety Fund is included elsewhere herein. See "PROPOSAL II -- ELECTION OF DIRECTORS -- Information Regarding Directors and Nominees."

    Under the Agreement, CFX agrees, to the extent permitted by applicable law and appropriate regulators, to maintain SFNB in existence as a separate subsidiary of CFX for at least three years following the Effective Time, subject to regulatory considerations, safe and sound banking practices and the fiduciary duties of CFX's directors. In addition, nine of those persons currently serving as directors of SFNB will be designated by CFX, after consultation with Safety Fund, to continue to serve as directors of SFNB for at least three years, subject to regulatory considerations, safe and sound banking practices and the fiduciary duties of CFX's directors, and CFX initially will elect up to three additional CFX representatives as directors of SFNB.

EFFECT ON EMPLOYEES AND BENEFIT PLANS

    EMPLOYEES. At the Effective Time, all employees of Safety Fund and its subsidiaries shall be employed by CFX or subsidiaries of CFX, with employee benefits which in the aggregate are no less favorable than those generally afforded to other employees of CFX or CFX's subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and to certain other provisions of the Agreement. The parties are working to identify operational efficiencies that may be obtained through the consolidation of the entities in the Merger. It is anticipated that some positions may be eliminated following the Effective Time and CFX is not under any continuing obligation with respect to the employment of any specific employee of Safety Fund or SFNB other than the three officers whose employment contracts are being assumed. See "-- Employment Agreements."

    At the Effective Time, CFX will assume Safety Fund's severance plan, which covers all of the employees of Safety Fund and its subsidiaries. This severance plan provides benefits comparable to those provided by CFX to its employees and the employees of its subsidiaries.

    EMPLOYMENT AGREEMENTS. Under the terms of the Agreement, CFX has agreed to assume employment contracts that Safety Fund and/or SFNB currently has with Christopher Bramley, James Garvey and Stephen R. Shirley, President and Chief Executive Officer, Senior Vice President and Senior Commercial Loan Officer, and Senior Vice President and Senior Trust Officer, respectively, of Safety Fund. Pursuant to those employment contracts, the officers would be entitled to receive severance benefits if a "terminating event" (as defined in the contracts) occurs within one year (with respect to Messrs. Shirley and Garvey) or three years (with respect to Mr. Bramley) following a "change in control" (as defined in the contracts). The Merger constitutes a change in control under the contracts. The severance benefits payable to Messrs. Shirley and Garvey would be equal to one year's annual base salary (currently $110,000 and $99,000, respectively), payable over a twelve month period and offset by 50 percent of any wages earned from other employment. The severance benefit payable to Mr. Bramley would be equal to $400,000, payable in one lump sum, or, at Mr. Bramley's option, continuation of his salary (currently $211,600) and certain employee benefits for the remainder of his contract (which was amended with CFX's consent on January 5, 1996 to have a rolling two-year rather than one-year term). Further information regarding these agreements is set forth under "PROPOSAL II -- ELECTION OF DIRECTORS -- Executive Compensation and Other Information."

    INDEMNIFICATION AND INSURANCE. The Agreement provides that CFX shall indemnify the directors and officers of Safety Fund and its subsidiaries with respect to any action arising out of or pertaining to the Agreement or the transactions contemplated thereby. The Agreement also provides that from and after the Effective Time, CFX will provide indemnification, subject to the limitations and procedural requirements contained in the Agreement, for those persons who served as directors and officers of Safety Fund or its subsidiaries, at or before the Effective Time, in accordance with the provisions of Safety Fund's Articles of Organization and Bylaws for a period of six years from the Effective Time.

    In addition, CFX has agreed for a period of not less than six years following the Effective Time to provide to those persons who served as directors or officers of Safety Fund on or before the Effective Time, Safety Fund's existing insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time, or comparable substitute coverage. It is currently anticipated that such coverage may be obtained at a total cost of approximately $21,000 per year. In no event shall CFX be obligated to provide insurance coverage to an insured person on more favorable terms than is currently provided to him or her in such capacities. Safety Fund agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at CFX's request.

    SAFETY FUND STOCK OPTION PLANS. Certain executive officers and directors have been granted stock options pursuant to the Safety Fund Stock Option Plans.

    The Safety Fund Stock Option Plans provide that if Safety Fund is a party to a transaction involving a merger, any option granted under the Safety Fund Stock Option Plans shall pertain to and apply to the securities to which a holder of the number of shares of Safety Fund Common Stock subject to the option would have been entitled if he or she actually owned the stock subject to the option immediately prior to the time such transaction becomes effective. Although Safety Fund presently does not intend to do so, the Safety Fund Stock Option Plans provide that all unexercised options granted thereunder may be cancelled by Safety Fund as of the effective date of any such transaction, by giving proper notice to the holders thereof and by permitting the exercise, during the 30-day period preceding the effective date of such transaction, of all unexercised options in full.

    At the Effective Time, outstanding obligations under the Safety Fund Stock Option Plans will be assumed by CFX and, except as provided in the Agreement, each stock option outstanding under the Safety Fund Stock Option Plans will become an option to purchase, subject to vesting, upon payment of the exercise price, as adjusted by the Exchange Ratio, a number of shares of CFX Common Stock equal to the Exchange Ratio multiplied by the number of shares of Safety Fund Common Stock covered by such options, rounded down to the nearest share. As of March 28, 1996, there were outstanding under the Safety Fund Stock Option Plans options held by five present executive officers of Safety Fund to acquire an aggregate of 42,750 shares of Safety Fund Common Stock at an exercise price ranging from $10.33 per share to $12.67 per share. Assuming consummation of the Merger at an Exchange Ratio of 1.7, the outstanding options held by such executive officers would become options to purchase 72,675 shares of CFX Common Stock at an exercise price ranging from $6.08 to $7.45 per share. See "PROPOSAL I -- PROPOSED MERGER --Terms of the Merger" and "PROPOSAL II -- ELECTION OF DIRECTORS -- Safety Fund Stock Option Plans."

RIGHTS OF DISSENTING SHAREHOLDERS

    Pursuant to Massachusetts law, shareholders of record on the Record Date have the right to dissent to the Merger and, if the Merger is consummated, to receive compensation equal to the "fair value" of their shares of Safety Fund Common Stock. Any shareholder desiring to exercise such statutory appraisal rights will have the rights and duties and must follow the procedures set forth in sections 85 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts (the "Dissent Statute") in order to perfect such rights. A brief summary of the Dissent Statute is set forth below. The following summary does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their statutory appraisal rights and is qualified in its entirety by express reference to the Dissent Statute, the full text of which is included in Appendix D attached hereto. Shareholders are urged to read Appendix D in its entirety since failure to comply with the procedures set forth therein may result in the loss of statutory appraisal rights.

    To exercise appraisal rights under Massachusetts law, a shareholder must (i) deliver to Safety Fund, before the shareholder vote on the action giving rise to such appraisal rights, a written objection to such action stating that such shareholder intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights, (ii) not vote in favor of or consent to such action and (iii) within twenty days after the date of mailing to such shareholder of a written notice that the Merger has become effective, make written demand upon Safety Fund for payment of his or her shares and an appraisal of the value thereof. In order to satisfy the requirements described in clause (ii) above, a shareholder must either vote in person or by proxy against Proposal I or abstain from voting on such proposal. The written objection described in clause (i) above may be sent to Safety Fund at 470 Main Street, Fitchburg, Massachusetts 01420, Attention: Mr. Christopher W. Bramley.

    After a shareholder makes a written demand for payment of his or her shares as provided above, such shareholder ceases to be entitled to notice of shareholders' meetings, the right to vote and the right to receive dividends and other distributions of Safety Fund, except in certain limited circumstances. The Dissent Statute provides that, after a written demand for payment is made by a dissenting shareholder, such shareholder shall not be entitled to such rights unless (i) a bill to determine the fair value of such shareholder's shares is not timely filed as described below,
(ii) a bill to determine the fair value of the shares is dismissed with respect to such shareholder, or (iii) such shareholder, with the approval of Safety Fund, withdraws his or her objections and accepts Safety Fund's action.

    Once a written demand for payment is made as described above, if the dissenting shareholder and Safety Fund reach agreement on the fair value of such shareholder's shares, Safety Fund will pay to such shareholder the fair value of such shares within 30 days after the expiration of the period during which the demand may be made. If, within such 30-day period, the parties fail to agree as to the fair value of such shares, Safety Fund or the shareholder may have the fair value of the stock of all dissenting shareholders determined by judicial proceedings by filing a bill in equity in the Massachusetts Superior Court for Worcester County within four months after the 30-day period expires. For the purposes of the Superior Court determination, the value of the shares is to be determined as of the day preceding the date of the vote of the shareholders approving the actions giving rise to the appraisal rights, and shall be exclusive of any element of value arising from the expectation or accomplishment of such actions.

    Failure to satisfy all of the conditions described above and set forth in the Dissent Statute will preclude a shareholder's claim of statutory appraisal rights under Massachusetts law. However, a shareholder who fails to perfect his or her statutory appraisal rights will nevertheless remain a shareholder of Safety Fund entitled to all the rights and benefits appurtenant thereto.

    Under the Dissent Statute, the enforcement by a dissenting shareholder of such shareholder's right to receive payment for his or her shares in the manner provided thereby is stated to be the exclusive remedy of a shareholder objecting to the Merger, except upon the grounds that consummation of the Merger be or is illegal or fraudulent as to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

    CFX is a New Hampshire corporation. The rights of holders of CFX Common Stock are governed generally by the New Hampshire Business Corporation Act, RSA 293-A ("New Hampshire Corporate Law"), by the CFX Articles of Incorporation, as amended (the "CFX Articles") and by the CFX By-Laws, as amended (the "CFX By-Laws").

    Safety Fund is a Massachusetts corporation. The rights of holders of Safety Fund Common Stock are currently governed generally by the Massachusetts Business Corporation Law, Chapter 156B ("Massachusetts Corporate Law"), by the Safety Fund Articles of Organization, as amended (the "Safety Fund Articles") and by the Safety Fund By-Laws, as amended (the "Safety Fund By-Laws"). Upon consummation of the Merger, the shareholders of Safety Fund (except those who exercise dissenters' rights) will become shareholders of CFX and as such their rights will be governed by New Hampshire Corporate Law.

    The rights of shareholders of CFX and Safety Fund with respect to cumulative voting, preemptive rights, dividends and repurchases of stock and classification of directors are generally comparable. Certain significant differences between the rights of shareholders of CFX and Safety Fund with respect to other provisions are set forth below.

    This summary contains a list of material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the CFX Articles, the CFX By-Laws, the Safety Fund Articles and the Safety Fund By-Laws.

    SPECIAL MEETINGS OF SHAREHOLDERS. CFX. Pursuant to the CFX By-Laws, a special meeting of shareholders may be called by the Chairman of the Board, the President, a Vice President, a majority of the board of directors or the holders of at least 10% of the shares entitled to vote at the meeting.

    SAFETY FUND. Pursuant to the Safety Fund By-Laws, a special meeting of shareholders may be called by the Board, the Chairman of the Board, the President, the directors or the holders of at least 40% of the capital stock entitled to vote at the meeting.

    INSPECTION OF RECORDS BY SHAREHOLDERS. CFX. Pursuant to New Hampshire Corporate Law, a shareholder of a corporation may inspect and copy, during regular business hours at the corporation's principal office, certain records of the corporation if the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy the records.

    SAFETY FUND. Pursuant to Massachusetts Corporate Law and the Safety Fund By-Laws, the original, or attested copies, of the Safety Fund Articles, Safety Fund By-Laws and records of all meetings of the incorporators and shareholders, and the stock and transfer records, are available for inspection at Safety Fund's principal office by any shareholder at all reasonable times for any proper purpose.

    ACTION BY CONSENT OF SHAREHOLDERS. CFX. Pursuant to New Hampshire Corporate Law and CFX By-laws, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action, provided that the action is evidenced by one or more written consents describing the action taken, signed by the holders of all of the issued and outstanding shares of stock entitled to vote upon such action.

    SAFETY FUND. The Safety Fund By-Laws do not permit the shareholders to take any action by consent.

    REMOVAL OF DIRECTORS. CFX. Under New Hampshire Corporate Law, the shareholders of a corporation may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The CFX Articles provide that at any meeting of shareholders called expressly for the purpose, any Director may be removed from office by the affirmative vote of the holders of 75% of the shares entitled to vote or, if removal is for cause, then by a majority of the shares then entitled to vote.

    SAFETY FUND. Under Massachusetts Corporate Law and the Safety Fund By-Laws, a Director may be removed from office (i) with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors and (ii) with cause by vote of a majority of the directors then in office.

    VACANCIES ON THE BOARD OF DIRECTORS. CFX. New Hampshire Corporate Law permits and the CFX Articles provide that any vacancy in the board of directors caused by death, resignation, retirement, disqualification, removal or other cause, shall be filled by a majority vote of the remaining directors, though less than a quorum. A director so chosen holds office for the unexpired term of the director's predecessor in office. Any directorship to be filled by reason of an increase in the authorized number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

    SAFETY FUND. The Safety Fund By-Laws provide that any vacancy in the board of directors may be filled by vote of a majority of the directors then in office; provided, however, that if at the time of such vacancy there is an "interested shareholder", such vacancy may only be filled by vote of at least a majority of the "continuing directors" then in office. The term "interested shareholder" generally includes any person who or which is the beneficial owner of 10% or more of the voting stock of Safety Fund. The term "continuing directors" generally means any directors of Safety Fund who are not affiliated with the interested shareholder. A director elected to fill such a vacancy serves for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director's successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. The Safety Fund Articles and By-Laws additionally provide that should a director resign, be removed from office or die, and should the remaining Directors fail to fill the vacancy within 45 days of the effective date of the resignation or removal, or within 45 days of the death of the director, then the total number of directors is automatically decreased by the number of unfilled vacancies. The Safety Fund By-Laws provide that the board of directors may not be enlarged by the addition of more than two directors in any year, exclusive of increases in the number of the directors in connection with the issuance of preferred stock, unless the requirement is waived by the affirmative vote of at least two-thirds of the shareholders or two-thirds of the directors then in office; provided that if at the time of such action by the directors there is an interested shareholder, such action in addition requires the vote of at least a majority of the continuing directors then in office.

    BUSINESS COMBINATIONS. CFX. The CFX Articles contain a so-called "fair price" provision pursuant to which certain business combinations (as defined in the CFX Articles), including a merger or consolidation, require the approval of
(i) the holders of at least 80% of the outstanding shares entitled to vote for the election of directors unless the consideration to be received by the shareholders of CFX is of the same value and form as the highest consideration paid by the other party to the business combination (the "Acquiring Party") in acquiring CFX common stock, and (ii) subject to the provisions in (i) above, the vote of the holders of at least 75% of the outstanding shares entitled to vote for the election of directors unless the business combination is approved by at least two-thirds of the directors of CFX who are not affiliated with, or shareholders of, the Acquiring Party.

    The CFX Articles allow the board of directors, in evaluating a business combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid on connection with any such transaction, certain specified factors and any other factors the board deems relevant. Among the factors the board may consider are: the social and economic effects of the transaction on CFX, its employees, depositors, loan and other customers, creditors and other elements of the communities in which CFX operates or is located; the business and financial condition and earnings prospects of the acquiring party or parties; and the competence, experience, and integrity of the acquiring party or parties and its or their management.

    SAFETY FUND. The Safety Fund Articles contain a so-called "fair price" provision pursuant to which certain transactions (defined in the Safety Fund Articles as a "Subject Transaction"), including a merger or consolidation, would require, in addition to any other approval or consent required by law, approval by (i) at least 80% of the shares of each class of the stock of Safety Fund outstanding and entitled to vote on the matter and by at least a majority of the shares of each class of the stock of Safety Fund outstanding and entitled to vote on the matter which are not owned, directly or indirectly, by the entity (other than Safety Fund) (x) which is a party to the proposed merger or consolidation, (y) to which the assets of Safety Fund are proposed to be sold, leased, exchanged, transferred or distributed, or to which securities of Safety Fund or any of its subsidiaries are proposed to be issued or whose ownership share of Safety Fund or any of its subsidiaries is proposed to be increased, or
(z) to which the assets of Safety Fund are proposed to be distributed on any dissolution or liquidation (in each case, the "Receiving Entity"); (ii) at least 80% of the directors of Safety Fund not affiliated with, or owners of shares of, the Receiving Entity (the "Unaffiliated Directors"); or (iii) a majority of Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of stock of Safety Fund. The fair price provision of the Safety Fund Articles provides that a Subject Transaction is not subject to the foregoing requirements if (i) the transaction is approved by the holders of at least a majority of the shares of each class of the stock of Safety Fund outstanding and entitled to vote on the matter and by the holders of at least a majority of the shares of each class of the stock of Safety Fund outstanding and entitled to vote on the matter not owned by the Receiving Entity or any shareholder of the Receiving Entity; and (ii) the aggregate of the cash and fair market value of all consideration to be paid per share to the holders of Safety Fund Common Stock in connection with the transaction shall be equal to the greatest of (x) the highest price per share paid by the Receiving Entity in acquiring any of Safety Fund's common stock; (y) an amount which is at least three times the market price of Safety Fund's common stock on the date the Receiving Entity first acquired any share of Safety Fund's common stock; or (z) an amount which is at least 15 times the aggregate earnings per share of Safety Fund for the four immediately preceding fiscal quarters, provided that the consideration to be paid shall be in the same form as that paid by the Receiving Entity for shares held by it.

    Under Massachusetts Corporate Law, in determining what they reasonably believe to be in the best interests of the corporation, corporate directors may consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations, and the long-term and short-term interests of the corporation and its stockholders.

    AMENDMENTS TO ARTICLES. CFX. New Hampshire Corporate Law generally requires the affirmative vote of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights, unless a greater vote is required by the articles of organization of the corporation. The CFX Articles provide that the holders of at least two-thirds of all of the shares of CFX entitled to vote for the election of directors is required to amend or repeal, or to adopt any provision in contravention of or inconsistent with, the CFX Articles. In addition, the vote of the holders of at least 80% of all of the shares of CFX entitled to vote for the election of directors is required to amend or repeal, or to adopt any provision in contravention of or inconsistent with, those provisions described above in "-- Business Combinations."

    SAFETY FUND. Under Massachusetts Corporate Law, a corporation may amend its articles of organization by vote of two-thirds of each class of stock outstanding and entitled to vote thereon or, if the articles of organization so provide, by vote of a lesser proportion but not less than a majority of each class of stock outstanding and entitled to vote thereon. The Safety Fund Articles provide that the affirmative vote of at least 80% of the shares of each class of the stock of Safety Fund outstanding and entitled to vote is required to amend or repeal the section of the Safety Fund Articles described above in "-- Business Combinations" and in certain other respects.

    AMENDMENTS TO BY-LAWS. CFX. Pursuant to the CFX Articles and CFX By-Laws, the CFX By-Laws may be amended by the affirmative vote of a majority of the entire board of directors, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least two-thirds of all the shares entitled to vote on the matter at a meeting expressly called for that purpose.

    SAFETY FUND. Massachusetts Corporate Law provides that the power to make, amend or repeal by-laws is vested in the shareholders, provided that the directors may also make, amend or repeal the by-laws, if authorized by the articles of organization, except with respect to any provision thereof which by law, the articles or organization or the by-laws requires action by the shareholders. The Safety Fund By-Laws provide that the Safety Fund By-laws may be amended by the affirmative vote of the holders of a majority of the shares of each class of the capital stock at the time outstanding and entitled to vote at any annual or special meeting of shareholders, and by the affirmative vote of a majority of the directors; provided, however, that the affirmative vote of at least 80% of the total number of directors then in office or the affirmative vote of at least 80% of the shares of each class of Safety Fund's outstanding stock entitled to vote is required to amend any provision governing (i) the power to fix the size of the board of directors, (ii) restrictions, if any, on the ability to serve as a director following service as a director or officer of another financial institution, (iii) the power to fill vacancies on the board of directors, (iv) the automatic reduction in the size of the Board after a vacancy remains unfilled for 45 days, (v) the enlargement of the board of directors,
(vi) the division of the board of directors into three classes, and the apportionment of the directors among the classes, (vii) resignation of members of the board of directors, or (viii) amendment of the Safety Fund By-Laws; and further provided that the directors may not amend or repeal the provisions of the Safety Fund By-Laws governing (i) the removal of directors, (ii) the indemnification of directors and (iii) the amendment of the Safety Fund By-Laws, or any provisions of the Safety Fund By-Laws which by law, the Safety Fund Articles of Organization or the Safety Fund By-Laws require action by the shareholders.

    ANTI-TAKEOVER STATUTES. CFX. New Hampshire does not have an anti-takeover statute applicable to CFX.

    SAFETY FUND. Under Chapter 110F of the Massachusetts General Laws, a Massachusetts corporation, like Safety Fund, is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (defined by the statute to include holders of five percent or more of the outstanding stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder, except under certain circumstances, which include prior approval by the board of directors of the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The statute includes an exception to the prohibitions of the statute if, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 90% of the voting stock of the corporation.

    Under Chapter 110D of the Massachusetts General Laws, any person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such company, must obtain the approval of a majority of shares held by all shareholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or by-laws a provision pursuant to which the corporation "opts out" of the statute. Safety Fund has not included such a provision in either its articles or by-laws.

    DISSENTERS' APPRAISAL RIGHTS. CFX. Under New Hampshire Corporate Law, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or if the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04, (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan, (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale, (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares in certain specified manners, and (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or board resolution provides a right to dissent.

    SAFETY FUND. Under Massachusetts Corporate Law, appraisal rights are available in connection with statutory mergers or consolidations (unless no vote of shareholders of the corporation is required to approve the merger or consolidation), with amendments to the articles of organization which adversely affect the rights of shareholders, and with the sale, lease or exchange of all or substantially all of a corporation's property and assets. Such appraisal rights are not available when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger. No provision of the Safety Fund Articles alters in any way the appraisal rights set forth in Massachusetts Corporate Law.

    DERIVATIVE PROCEEDINGS. CFX. Under New Hampshire Corporate Law, a shareholder may bring suit on behalf of a corporation if the shareholder was a shareholder of the corporation at the time of the act or omission complained of. On termination of the proceeding and a finding that the commencement of a derivative action by a shareholder was without reasonable cause or for an improper purpose, a court may require the plaintiff to pay to the parties named as defendant the reasonable expenses, including legal fees, incurred by them in defense of such action.

    SAFETY FUND. Under Massachusetts Corporate Law, a shareholder may bring suit on behalf of a corporation if the shareholder was a shareholder of the corporation at the time of the act or default complained of, or the shareholder's stock devolved upon him thereafter by operation of law from one who was a shareholder at such time.

    ANTI-TAKEOVER  PROVISIONS -- RIGHTS  PLANS.  CFX.   CFX has  not adopted any
shareholders' rights plan.

    SAFETY FUND.   Safety Fund has  adopted a Shareholder  Rights Plan which  is
described   in  documents  incorporated  herein  by  reference.  See  "AVAILABLE
INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material federal income tax consequences of the Merger to shareholders of Safety Fund. Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a shareholder's individual circumstances or tax status, shareholders are strongly encouraged to consult with their personal tax advisors with respect to the specific tax consequences of the Merger to them, including the tax consequences of applicable federal, state, local, foreign or other laws.

    The following is the opinion of Arnold & Porter, counsel to CFX, as to the material federal income tax consequences of the Merger. That opinion is based on laws, regulations, rulings and judicial decisions as they existed as of the date of the opinion. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion. Arnold & Porter's opinion is not a complete description of the federal income tax consequences of the Merger; for example, the rules set out in the opinion may not apply to a holder of Safety Fund Common Stock in light of the holder's particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, insurance companies and persons who acquired shares of Safety Fund Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

    CFX and Safety Fund have provided Arnold & Porter with the facts, representations, and assumptions on which Arnold & Porter has relied in rendering its opinion, which information is consistent with the state of facts that CFX and Safety Fund believe will be existing as of the Effective Time, including (but not limited to) an assumption that other than cash paid to dissenters and cash paid in lieu of fractional shares, no cash will be paid to Safety Fund's shareholders pursuant to the Merger. Based on such facts, representations and assumptions, Arnold & Porter has opined that, for federal income tax purposes: (i) the Merger, when consummated in accordance with the Agreement and certain related agreements, either will constitute or will be part of a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by a shareholder of Safety Fund who exchanges all of the shareholder's Safety Fund Common Stock solely for CFX Common Stock pursuant to the Merger (except as described below with respect to cash received in lieu of a fractional share interest in CFX Common Stock); (iii) the aggregate adjusted tax basis of the CFX Common Stock received by a shareholder who exchanges all of the shareholder's Safety Fund Common Stock solely for CFX Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Safety Fund Common Stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received; and
(iv) the holding period for CFX Common Stock received in exchange for Safety Fund Common Stock will include the period during which the shareholder held the Safety Fund Common Stock surrendered in the exchange, provided that the Safety Fund Common Stock was held as a capital asset at the Effective Time.

    For federal income tax purposes, a shareholder of Safety Fund who receives cash in lieu of a fractional share interest in CFX Common Stock will be treated as having received such fractional share interest. The cash received by such a shareholder in lieu of a fractional share interest in CFX

Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the shares of Safety Fund Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the shareholder's shares of Safety Fund Common Stock are held as capital assets and have been held for more than one year at the Effective Time.

    A shareholder of Safety Fund Common Stock who exercises dissenters' rights under the Dissent Statute and who receives cash payment of the fair value of the holder's shares of Safety Fund Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Safety Fund Common Stock are held by the holder as a capital asset at the Effective Time, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other Safety Fund Common Stock or CFX Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder of Safety Fund Common Stock who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the possibility that the payment will be treated as dividend income.

    As stated above, the preceding analysis is based on the assumption that other than cash paid to dissenters and cash paid in lieu of fractional shares, no cash will be paid to Safety Fund's shareholders pursuant to the Merger. However, in the unlikely event that (i) a Pooling Determination is not made,
(ii) the CFX Trading Price is below $12.50 and (iii) Safety Fund elects to terminate the Agreement, CFX may adjust the Exchange Ratio to the amount determined by dividing $20.00 by the CFX Trading Price or make an additional cash payment (in either case resulting in a Per Safety Fund Share Value of $20.00). See "--Terms of the Merger." Should these circumstances arise and if CFX were to make such an additional cash payment, the federal income tax consequences of the Merger would be different than those described above. Under such circumstances, it is possible that the Merger would still either constitute or be part of a reorganization, but that Safety Fund shareholders who exchange their Safety Fund Common Stock for CFX Common Stock plus cash would recognize gain, but not loss, as a result of the Merger in an amount up to the amount of cash received.

RESALE OF CFX COMMON STOCK

    The shares of CFX Common Stock issuable to shareholders of Safety Fund upon consummation of the Merger have been registered under the Securities Act. It is anticipated, and it is a condition to each of the parties' obligations to effect the Merger, that such shares will be approved for listing, upon official notice of issuance, on the AMEX. Such shares may be traded freely by those shareholders not deemed to be affiliates of Safety Fund as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with, Safety Fund, and for purposes hereof could be deemed to include all executive officers, directors and 10 percent shareholders of Safety Fund.

    Rule 145 promulgated by the Commission under the Securities Act will restrict the sale of CFX Common Stock received in the Merger and beneficially owned by those shareholders who are deemed to be affiliates of Safety Fund and certain of their family members and related interests. Such affiliates, provided they are not affiliates of CFX at or following the Effective Time, may publicly resell CFX Common Stock received by them in the Merger subject to certain limitations, principally as to, among other things, the number of shares sold in any quarter and the manner of sale, during the two years following the Effective Time. After the two-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information with respect to CFX as required by Rule 145. Persons who become affiliates of CFX prior to, at or after the Effective Time may publicly resell the CFX Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. Affiliates also would be permitted to resell CFX Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of CFX Common Stock received in the Merger by persons who may be deemed to be affiliates of CFX or Safety Fund.

    In addition, if the Merger is to be accounted for as a pooling-of-interests, shares of CFX Common Stock and Safety Fund Common Stock held by affiliates of either company will not be transferable during the period beginning 30 days prior to the Effective Time and ending when financial results covering at least 30 days of post-Merger combined operations of CFX and Safety Fund have been published, in order to satisfy certain requirements of the Commission in transactions to be accounted for using pooling-of-interests accounting treatment. Under the Agreement, CFX has agreed to use its best efforts to publish no later than 25 days after the end of the first calendar quarter in which there are at least 30 days of post-Merger combined operations (which may be the calendar quarter in which the Effective Time occurs) combined sales and net income figures as contemplated by and in accordance with the Commission's Accounting Series Release No. 135.

    The Agreement provides that CFX and Safety Fund shall use all reasonable efforts to cause those persons who may be deemed to be affiliates of Safety Fund or CFX to deliver to the other party, as soon as practicable after the date of the Agreement, and prior to the Annual Meeting, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of CFX Common Stock or Safety Fund Common Stock for the period beginning 30 days prior to the Merger and ending on the publication of financial results covering at least 30 days of combined operations of CFX and Safety Fund and in compliance with the Securities Act and the rules and regulations promulgated thereunder. It is anticipated that each director and executive officer of Safety Fund and CFX will execute such an agreement. Certificates of Safety Fund Common Stock surrendered for exchange pursuant to the Merger by any person deemed to be an affiliate shall not be exchanged for certificates representing shares of CFX Common Stock until CFX has received from that person the written agreement described in this paragraph.

ACCOUNTING TREATMENT

    In the Agreement, CFX and Safety Fund agreed to consummate the Merger whether it could be accounted for as a pooling-of-interests transaction or had to be accounted for as a purchase transaction. CFX and Safety Fund also agreed that they would not take any action that would disqualify the Merger as a pooling-of-interests for accounting purposes. CFX and Safety Fund expect to account for the Merger using the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of CFX and Safety Fund will be combined and carried forward at their previously recorded amounts. Revenue and expenses of CFX and Safety Fund will be combined at historically recorded amounts.

    In this connection, the Board of Directors of CFX has determined to omit the regular second quarter cash dividend normally payable to CFX shareholders in order to comply with the accounting rules related to the payment of special dividends preceding a business combination. Omission of the second quarter dividend in an amount equal to the special dividend paid by CFX in January 1996 will permit CFX to account for the Merger as a pooling transaction. CFX's Board of Directors expects to resume the payment of normal dividends to CFX shareholders in the third quarter of 1996. As described below, however, it is still possible that the Safety Fund Merger will not qualify for pooling-of-interests accounting.

    Another requirement of pooling treatment is that affiliates of Safety Fund cannot reduce their holdings of Safety Fund Common Stock or CFX Common Stock received in the Merger, as the case may be, for a period beginning 30 days prior to the Effective Time and ending upon the publication of at least 30 days of post-Merger combined operations of CFX and Safety Fund. The pooling-of-interests method will not apply if the holders of more than ten percent of the outstanding shares of Safety Fund Common exercise their dissenters' rights. See "-- Background of the Merger," "-- Rights of Dissenting Shareholders" and "PROPOSAL II -- ELECTION OF DIRECTORS -- Principal Shareholders."

    The Agreement provides that CFX is to consult with its independent certified public accountants not later than the second business day preceding the Effective Time to determine whether a Pooling Determination can be made. The Exchange Ratio will differ depending upon whether such a Pooling Determination is made but a Pooling Determination is not a condition to consummation of the Merger, which may be consummated if accounted for as a purchase transaction. Under the purchase method of accounting, the net assets and liabilities of Safety Fund will be adjusted to their estimated fair market value at the date of acquisition, and the purchase price over the fair market value of the net assets will be recorded as goodwill, which is why the Per Safety Fund Share Value under the purchase accounting Exchange Ratios are lower than under the Pooling Determination Exchange Ratios. Pro forma financial information provided herein is presented assuming use of each of the pooling-of-interests and purchase accounting methods. See "-- Terms of the Merger" and "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)."

    During the negotiation of the Agreement, both CFX and Safety Fund recognized that, while they anticipated being able to account for the transaction as a pooling-of-interests, the ability of one or more Safety Fund shareholders, holding ten percent or more of the outstanding shares of Safety Fund Common Stock, to dissent from the transaction could preclude the use of such an accounting treatment (the parties also noted that Mr. Massad owned 9.9 percent of the outstanding shares of Safety Fund Common Stock and had applied for the requisite federal approval to acquire up to 51% of such shares, which approval subsequently was granted). In recognition of this fact, the parties agreed that the Merger would be consummated even if the transaction could not be accounted for as a pooling-of-interests (although with certain distinct results). Because the Merger may be accounted for as either a pooling-of-interests transaction or a purchase transaction, information regarding the different possible financial results of the transaction under the two accounting methods is being provided to shareholders herein.

STOCK OPTION AGREEMENT

    The summary information below in this Proxy Statement concerning the material terms of the Stock Option Agreement is qualified in its entirety by reference to the full text of such agreement, attached in its entirety hereto as Appendix B.

    Under the Stock Option Agreement, Safety Fund has granted an Option to CFX to purchase up to 332,000 authorized but unissued shares of Safety Fund Common Stock (constituting 16.7 percent of the shares of Safety Fund Common Stock that would be outstanding following the exercise of the Option) at a price of $20 per share. In the event of any change in Safety Fund Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option and the purchase price therefor shall be adjusted appropriately. If any additional shares of Safety Fund Common Stock are issued or otherwise become outstanding after the date of the Stock Option Agreement (other than as contemplated in the Stock Option Agreement), the number of shares of Safety Fund Common Stock subject to the Option shall be adjusted so that, after such issuance, it does not exceed
19.99 percent of the number of shares of Safety Fund Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. At the time that CFX submitted its bid proposal to Safety Fund, the $20 exercise price represented the prevailing market price for Safety Fund Common Stock.

    The purpose of the Option is to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for a third party to acquire control of Safety Fund. Accordingly, the Option is exercisable only upon the occurrence of certain "Purchase Events" that might jeopardize consummation of the Merger pursuant to the terms of the Agreement. The term "Purchase Event" in the Stock Option Agreement generally relates to attempts by one or more third parties to acquire a significant interest in Safety Fund. Because a Safety Fund shareholder has filed an application for approval with and received approval from federal regulators to acquire securities representing greater then 10 percent of the voting power of Safety Fund, a Purchase Event has occurred and the Option is now exercisable, subject to the approval of the Federal Reserve as discussed below.

    The Option would terminate: (i) at the Effective Time of the Merger; (ii) upon termination of the Agreement in accordance with the provisions thereof other than as provided in the following clause; or (iii) six months after termination of the Agreement due to a willful breach by Safety Fund of any covenant contained therein. For additional information regarding the terms of the Option and events upon which it could be exercised, reference should be made to the Stock Option Agreement, a copy of which is attached hereto as Appendix B.

    The Stock Option Agreement also provides that at the election of CFX during the nine months immediately following the acquisition by one or more third parties of 51% or more of the outstanding shares of Safety Fund Common Stock or the execution by Safety Fund of an agreement to sell 51% or more of the voting power of Safety Fund or any subsidiary (whether or not the Stock Option Agreement has been terminated), Safety Fund is required to repurchase the Option from CFX together with any shares of Safety Fund Common Stock purchased by CFX pursuant thereto, at a price specified in the Stock Option Agreement.

    Although   the  shares  issuable  upon  exercise  of  the  Option  represent approximately 16.7 percent of the Safety Fund Common Stock that would be outstanding after such exercise, CFX may not acquire more than 5 percent of the Safety Fund Common Stock, pursuant to the exercise of the Option or otherwise, without prior approval of the Federal Reserve. CFX has applied to the Federal Reserve for prior approval to exercise the Option following any applicable event triggering the Option.

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

    The following unaudited pro forma combined condensed financial statements have been prepared to reflect the Merger on both a pooling-of-interests basis and a purchase basis and the Milford Acquisition on a pooling-of-interests basis. Under pooling-of-interests accounting treatment for the Merger and the Milford Acquisition, the recorded assets and liabilities of CFX, Safety Fund and Milford are carried forward to the combined company at their recorded amounts. See "PROPOSAL I -- PROPOSED MERGER -- Accounting Treatment." Under purchase accounting, the assets and liabilities of Safety Fund are adjusted to their estimated fair value at the date of acquisition. The following pro forma financial statements reflect the exchange of Safety Fund Common Stock for CFX Common Stock in connection with the Merger at an Exchange Ratio of 1.7 for a pooling-of-interests transaction and an Exchange Ratio of 1.52 for a purchase transaction and reflect the exchange of Milford common stock for CFX Common Stock at an exchange ratio of 2.6446. The actual exchange ratios will depend on the CFX Trading Price in the case of the Merger and a similar determination in the case of the Milford Acquisition. This unaudited pro forma combined financial information should be read in conjunction with the consolidated historical financial statements of Milford, including notes thereto, incorporated by reference herein, the consolidated historical financial statements of CFX, including notes thereto, contained in the 1995 CFX Annual Report to Shareholders that accompanies this Proxy Statement and is incorporated by reference herein, and the consolidated historical financial statements of Safety Fund, including notes thereto, appearing in the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement and is incorporated by reference herein. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    The unaudited pro forma combined condensed financial statements give effect to the Merger and the Milford Acquisition, but do not reflect anticipated expenses and nonrecurring charges which may result from the Merger and the Milford Acquisition or estimated expense savings and revenue enhancements anticipated to result from the Merger and the Milford Acquisition.

    The unaudited pro forma combined financial data is not necessarily indicative of the financial position and results of future operations of the combined entity or the actual financial position and results of operations that would have been achieved had the Merger and Milford Acquisition been consummated at the dates indicated. The unaudited pro forma combined condensed balance sheets reflect preliminary pro forma adjustments made to combine CFX with Safety Fund, utilizing both the pooling-of-interests accounting method and the purchase accounting method, and with Milford utilizing the pooling-of-interests accounting method, respectively. The actual adjustments to the surviving corporation's accounts will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

                   POOLING ACCOUNTING FOR SAFETY FUND MERGER

                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                               DECEMBER 31, 1995
                                   UNAUDITED

                                                                     CFX                                        CFX
                                                                  PRO FORMA                                  PRO FORMA    CFX FULLY
                         CFX        SAFETY FUND     PRO FORMA    COMBINED W/     MILFORD       PRO FORMA    COMBINED W/   PRO FORMA
                     (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   SAFETY FUND   (HISTORICAL)   ADJUSTMENTS     MILFORD      COMBINED
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
ASSETS                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and due from
 banks.............    $ 28,766       $ 13,305                   $   42,071      $  2,321                   $   31,087    $   44,392
Federal funds
 sold..............                      2,500                        2,500                                                    2,500
Interest bearing
 deposits with
 other banks.......         327                                         327        13,148                       13,475        13,475
Federal Home Loan
 Bank of Boston
 stock.............       7,388                                       7,388           655                        8,043         8,043
Securities
 available for
 sale..............      98,047         63,738                      161,785        31,419                      129,466       193,204
Securities held to
 maturity..........      19,729         39,924                       59,653        37,440                       57,169        97,093
Mortgage loans held
 for sale..........       6,554                                       6,554                                      6,554         6,554
Loans and leases...     698,972        160,434                      859,406        68,554                      767,526       927,960
  Less allowance
   for loan and
   lease losses....       7,689          7,350                       15,039           409                        8,098        15,448
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
    Net Loans and
     Leases........     691,283        153,084                      844,367        68,145                      759,428       912,512
Premises and
 equipment.........      13,548          9,639                       23,187         2,066                       15,614        25,253
Mortgage servicing
 rights............       4,373                                       4,373                                      4,373         4,373
Goodwill and
 deposit base
 intangibles.......       9,884                                       9,884                                      9,884         9,884
Foreclosed real
 estate............       1,129             50                        1,179             7                        1,136         1,186
Other assets.......      19,521          5,243                       24,764         1,647                       21,168        26,411
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
                       $900,549       $287,483                   $1,188,032      $156,848                   $1,057,397    $1,344,880
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
  Interest
   bearing.........    $617,872       $184,897                   $  802,769      $132,155                   $  750,027    $  934,924
  Noninterest
   bearing.........      47,851         67,891                      115,742         6,158                       54,009       121,900
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
    Total
     Deposits......     665,723        252,788                      918,511       138,313                      804,036     1,056,824
  Short-term
   borrowed
   funds...........      31,735         11,120                       42,855                                     31,735        42,855
  Advances from
   FHLBB...........     100,814                                     100,814         2,000                      102,814       102,814
  Other
   liabilities.....      12,323          2,188                       14,511           843                       13,166        15,354
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
    Total
     Liabilities...     810,595        266,096                    1,076,691       141,156                      951,751     1,217,847
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
SHAREHOLDERS'
 EQUITY:
  Common stock
   (1)(2)(3).......       5,007          8,303        (6,421)         6,889           660           503          6,170         8,052
  Paid-in
   capital.........      65,763          7,585         6,421         79,769         6,636          (503)        71,896        85,902
  Retained
   earnings........      19,422          4,815                       24,237         8,251                       27,673        32,488
  Net unrealized
   gains (losses)
   on securities
   available for
   sale, after tax
   effects.........        (238)           684                          446           145                          (93)          591
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
    Total
     Shareholders'
     Equity........      89,954         21,387                      111,341        15,692                      105,646       127,033
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
                       $900,549       $287,483                   $1,188,032      $156,848                   $1,057,397    $1,344,880
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
                     ------------   ------------   -----------   -----------   ------------   -----------   -----------   ----------
Number of common
 shares
 outstanding.......       7,510          1,661                       10,333           660                        9,255        12,078
Common
 shareholders'
 equity per share
 (4)...............    $  11.98       $  12.88                   $    10.78      $  23.78                   $    11.42    $    10.52

                   POOLING ACCOUNTING FOR SAFETY FUND MERGER

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                 CFX
                                                                              PRO FORMA                      CFX
                                                                                COMB.                     PRO FORMA    CFX FULLY
                                                       CFX      SAFETY FUND   W/SAFETY       MILFORD      COMB. W/     PRO FORMA
                                                   (HISTORICAL) (HISTORICAL)    FUND      (HISTORICAL)     MILFORD     COMBINED
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans and leases...................   $  56,908    $  14,484    $  71,392     $   5,354     $  62,262    $  76,746
  Interest and dividends on securities...........       6,853        6,709       13,562         4,195        11,048       17,757
  Other interest income..........................         814          264        1,078           806         1,620        1,884
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest and Dividend Income...........      64,575       21,457       86,032        10,355        74,930       96,387
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Interest expense:
  Interest on deposits...........................      25,362        7,031       32,393         4,886        30,248       37,279
  Interest on borrowings.........................       6,332          610        6,942           143         6,475        7,085
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest Expense.......................      31,694        7,641       39,335         5,029        36,723       44,364
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income.............      32,881       13,816       46,697         5,326        38,207       52,023
Provision for loan and lease losses..............       1,624        1,300        2,924           113         1,737        3,037
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income after
     Provision for Loan and Lease Losses.........      31,257       12,516       43,773         5,213        36,470       48,986
Other income.....................................       9,421        4,059       13,480           832        10,253       14,312
Other expense....................................      28,397       14,016       42,413         3,787        32,184       46,200
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Income before Income Taxes...................      12,281        2,559       14,840         2,258        14,539       17,098
Income taxes.....................................       4,335          706        5,041           719         5,054        5,760
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income...................................       7,946        1,853        9,799         1,539         9,485       11,338
Preferred stock dividends........................          89                        89                          89           89
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income Available to Common Stock.........   $   7,857    $   1,853    $   9,710     $   1,539     $   9,396    $  11,249
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Weighted average common shares outstanding (5)...       7,534        1,657       10,351           660         9,279       12,096
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Earnings per common share........................   $    1.04    $    1.12    $    0.94     $    2.33     $    1.01    $    0.93
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------

                   POOLING ACCOUNTING FOR SAFETY FUND MERGER
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                 CFX
                                                                              PRO FORMA                      CFX
                                                                                COMB.                     PRO FORMA    CFX FULLY
                                                       CFX      SAFETY FUND   W/SAFETY       MILFORD      COMB. W/     PRO FORMA
                                                   (HISTORICAL) (HISTORICAL)    FUND      (HISTORICAL)     MILFORD     COMBINED
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans and leases...................   $  46,068    $  11,853    $  57,921     $   4,625     $  50,693    $  62,546
  Interest and dividends on securities...........       8,531        5,212       13,743         3,614        12,145       17,357
  Other interest income..........................         844          199        1,043           690         1,534        1,733
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest and Dividend Income...........      55,443       17,264       72,707         8,929        64,372       81,636
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Interest expense:
  Interest on deposits...........................      19,177        4,864       24,041         4,081        23,258       28,122
  Interest on borrowings.........................       4,962          364        5,326           120         5,152        5,516
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest Expense.......................      24,139        5,228       29,367         4,271        28,410       33,638
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income.............      31,304       12,036       43,340         4,658        35,962       47,998
Provision for loan and lease losses..............         437        2,200        2,637            60           497        2,697
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income after
     Provision for Loan and Lease Losses.........      30,867        9,836       40,703         4,598        35,465       45,301
Other income.....................................       6,516        3,823       10,339           740         7,256       11,079
Other expense....................................      27,929       13,424       41,353         3,512        31,441       44,865
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Income before Income Taxes...................       9,454          235        9,689         1,826        11,280       11,515
Income taxes.....................................       3,548           77        3,625           647         4,195        4,272
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income...................................       5,906          158        6,064         1,179         7,085        7,243
Preferred stock dividends........................         268                       268                         268          268
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income Available to Common Stock.........   $   5,638    $     158    $   5,796     $   1,179     $   6,817    $   6,975
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Weighted average common shares outstanding (5)...       7,001        1,613        9,743           656         8,736       11,478
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Earnings per common share........................   $    0.81    $    0.10    $    0.59     $    1.80     $    0.78    $    0.61
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------

                   POOLING ACCOUNTING FOR SAFETY FUND MERGER
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                                                 CFX
                                                                              PRO FORMA                      CFX
                                                                                COMB.                     PRO FORMA    CFX FULLY
                                                       CFX      SAFETY FUND   W/SAFETY       MILFORD      COMB. W/     PRO FORMA
                                                   (HISTORICAL) (HISTORICAL)    FUND      (HISTORICAL)     MILFORD     COMBINED
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans and leases...................   $  45,056    $  13,439    $  58,495     $   4,963     $  50,019    $  63,458
  Interest and dividends on securities...........       6,155        4,382       10,537         3,662         9,817       14,199
  Other interest income..........................         814          239        1,053           366         1,180        1,419
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest and Dividend Income...........      52,025       18,060       70,085         8,991        61,016       79,076
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Interest expense:
  Interest on deposits...........................      21,632        5,514       27,146         4,291        25,923       31,437
  Interest on borrowings.........................         720          251          971           192           912        1,163
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Total Interest Expense.......................      22,352        5,765       28,117         4,483        26,835       32,600
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income.............      29,673       12,295       41,968         4,508        34,181       46,476
Provision for loan and lease losses..............       3,060        8,283       11,343           265         3,325       11,608
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Interest and Dividend Income after
     Provision for Loan and Lease Losses.........      26,613        4,012       30,625         4,243        30,856       34,868
Other income.....................................       6,543        4,264       10,807           965         7,508       11,772
Other expense....................................      25,654       12,614       38,268         3,547        29,201       41,815
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Income (Loss) before Income Taxes and
     Cumulative Effect of Change in Accounting
     Principle...................................       7,502       (4,338)       3,164         1,661         9,163        4,825
Income taxes.....................................       1,331       (1,410)         (79)          699         2,030          620
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income (Loss) before Cumulative Effect of
     Change in Accounting Principle..............       6,171       (2,928)       3,243           962         7,133        4,205
Preferred stock dividends........................         270                       270                         270          270
                                                   -----------  -----------  -----------  -------------  -----------  -----------
    Net Income Available to Common Stock before
     Cumulative Effect of Change in Accounting
     Principle...................................   $   5,901    $  (2,928)   $   2,973     $     962     $   6,863    $   3,935
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Weighted average common shares outstanding (5)...       6,948        1,605        9,677           656         8,683       11,412
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------
Earnings per common share before cumulative
 effect of change in accounting principle........   $    0.85    $   (1.82)   $    0.31     $    1.47     $    0.79    $    0.34
                                                   -----------  -----------  -----------  -------------  -----------  -----------
                                                   -----------  -----------  -----------  -------------  -----------  -----------

                   POOLING ACCOUNTING FOR SAFETY FUND MERGER
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Common Stock at December 31, 1995:

    CFX, $0.66 2/3 par value, 22,500,000 authorized shares, of which 7,509,921 shares have been issued and are outstanding.

    SAFETY FUND, $5.00 par value, 3,200,000 authorized shares, of which 1,660,665 shares have been issued and are outstanding.

    MILFORD, $1.00 par value, 1,800,000 authorized shares, of which 659,917 shares have been issued and are outstanding.

(2) The pro forma financial statements reflect the exchange of Safety Fund and Milford Common Stock for CFX Common Stock in connection with the mergers at the exchange ratios of 1.7 and 2.6446, respectively.

    In combining the companies, a pro forma adjustment at December 31, 1995 was made to reflect the issuance of 2,823,131 shares of CFX Common Stock to Safety Fund shareholders and 1,745,216 shares of CFX Common Stock to Milford shareholders in exchange for the outstanding shares of Safety Fund and Milford Common Stock.

(3) The merger agreements provide that each holder of Safety Fund and Milford Common Stock, who would otherwise have been entitled to a fraction of CFX Common Stock, will be paid the cash value of such fraction. Such cash payments have not been reflected in the pro forma information.

(4) Pro forma common shareholders' equity per share was computed by dividing combined historical common shareholders' equity by the sum of the common shares outstanding at period end, adjusted to give effect to one or both of the mergers, assuming the exchange ratios of 1.7 and 2.6446, respectively.

(5) Pro forma weighted average common shares outstanding represent the historical weighted average common shares outstanding of CFX during the periods, plus the historical weighted average common shares outstanding of Safety Fund and Milford adjusted to give effect to one or both of the mergers, assuming the exchange ratios of 1.7 and 2.6446, respectively.

                   PURCHASE ACCOUNTING FOR SAFETY FUND MERGER

                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                               DECEMBER 31, 1995
                                   UNAUDITED

                                                                   CFX                                        CFX
                                    SAFETY                      PRO FORMA                                  PRO FORMA     CFX FULLY
                       CFX           FUND        PRO FORMA     COMBINED W/     MILFORD       PRO FORMA    COMBINED W/    PRO FORMA
                   (HISTORICAL)   (HISTORICAL)  ADJUSTMENTS    SAFETY FUND   (HISTORICAL)   ADJUSTMENTS     MILFORD      COMBINED
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
ASSETS                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and due from
 banks............   $ 28,766     $ 13,305                     $   42,071      $  2,321                   $   31,087    $    44,392
Federal funds
 sold.............                   2,500                          2,500                                                     2,500
Interest bearing
 deposits with
 other banks......        327                                         327        13,148                       13,475         13,475
Federal Home Loan
 Bank of Boston
 stock............      7,388                                       7,388           655                        8,043          8,043
Securities
 available for
 sale.............     98,047       63,738        (1,565)(a)      160,220        31,419                      129,466        191,639
Securities held to
 maturity.........     19,729       39,924         1,100(b)        60,753        37,440                       57,169         98,193
Mortgage loans
 held for sale....      6,554                                       6,554                                      6,554          6,554
Loans and
 leases...........    698,972      160,434           808(b)       860,214        68,554                      767,526        928,768
  Less allowance
   for loan and
   lease losses...      7,689        7,350                         15,039           409                        8,098         15,448
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
    Net Loans and
     Leases.......    691,283      153,084           808          845,175        68,145                      759,428        913,320
Premises and
 equipment........     13,548        9,639        (3,000)(b)       20,187         2,066                       15,614         22,253
Mortgage servicing
 rights...........      4,373                                       4,373                                      4,373          4,373
Goodwill and
 deposit base
 intangibles......      9,884                     20,628(b)        30,512                                      9,884         30,512
Foreclosed real
 estate...........      1,129           50                          1,179             7                        1,136          1,186
Other assets......     19,521        5,243           875(b)        25,639         1,647                       21,168         27,286
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
                     $900,549     $287,483       $18,846       $1,206,878      $156,848                   $1,057,397    $ 1,363,726
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
  Interest
   bearing........   $617,872     $184,897       $   492(b)    $  803,261      $132,155                   $  750,027    $   935,416
  Noninterest
   bearing........     47,851       67,891                        115,742         6,158                       54,009        121,900
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
    Total
     Deposits.....    665,723      252,788           492          919,003       138,313                      804,036      1,057,316
  Short-term
   borrowed
   funds..........     31,735       11,120                         42,855                                     31,735         42,855
  Advances from
   FHLBB..........    100,814                                     100,814         2,000                      102,814        102,814
  Other
   liabilities....     12,323        2,188           515(b)        15,026           843                       13,166         15,869
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
    Total
    Liabilities...    810,595      266,096         1,007        1,077,698       141,156                      951,751      1,218,854
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
SHAREHOLDERS'
 EQUITY:
  Common stock
   (1)(2)(3)......      5,007        8,303        (6,620)(a)        6,690           660           503          6,170          7,853
  Paid-in
   capital........     65,763        7,585        29,958(a)       103,306         6,636          (503)        71,896        109,439
  Retained
   earnings.......     19,422        4,815        (4,815)(a)       19,422         8,251                       27,673         27,673
  Net unrealized
   gains (losses)
   on securities
   available for
   sale, after tax
   effects........       (238)         684          (684)(a)         (238)          145                          (93)           (93)
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
    Total
     Shareholders'
     Equity.......     89,954       21,387        17,839          129,180        15,692                      105,646        144,872
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
                     $900,549     $287,483       $18,846       $1,206,878      $156,848                   $1,057,397    $ 1,363,726
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
                   ------------   ----------   -------------   -----------   ------------   -----------   -----------   -----------
Number of common
 shares
 outstanding......      7,510        1,661                         10,034           660                        9,255         11,779
Common
 shareholders'
 equity per share
 (4)..............   $  11.98     $  12.88                     $    12.87      $  23.78                   $    11.42    $     12.30

                   PURCHASE ACCOUNTING FOR SAFETY FUND MERGER
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                    CFX
                                                                                 PRO FORMA                      CFX
                                                                                   COMB.                     PRO FORMA    CFX FULLY
                                         CFX      SAFETY FUND     PRO FORMA      W/SAFETY       MILFORD      COMB. W/     PRO FORMA
                                     (HISTORICAL) (HISTORICAL)   ADJUSTMENTS       FUND      (HISTORICAL)     MILFORD     COMBINED
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and dividend income:
  Interest on loans and leases.....   $  56,908    $  14,484   $     (51)(e)     $  71,341     $   5,354     $  62,262    $  76,695
  Interest and dividends on
   securities......................       6,853        6,709        (138)(d)        13,424         4,195        11,048       17,619
  Other interest income............         814          264         (86)(c)           992           806         1,620        1,798
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Total Interest and Dividend
     Income........................      64,575       21,457        (275)           85,757        10,355        74,930       96,112
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
Interest expense:
  Interest on deposits.............      25,362        7,031        (328)(f)        32,065         4,886        30,248       36,951
  Interest on borrowings...........       6,332          610                         6,942           143         6,475        7,085
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Total Interest Expense.........      31,694        7,641        (328)           39,007         5,029        36,723       44,036
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Net Interest and Dividend
     Income........................      32,881       13,816          53            46,750         5,326        38,207       52,076
Provision for loan and lease
 losses............................       1,624        1,300                         2,924           113         1,737        3,037
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Net Interest and Dividend
     Income after Provision for
     Loan and Lease Losses.........      31,257       12,516          53            43,826         5,213        36,470       49,039
Other income.......................       9,421        4,059                        13,480           832        10,253       14,312
Other expense......................      28,397       14,016       1,215 (g)(h      43,628         3,787        32,184       47,415
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Income before Income Taxes.....      12,281        2,559      (1,162)           13,678         2,258        14,539       15,936
Income taxes.......................       4,335          706         232(i)          5,273           719         5,054        5,992
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Net Income.....................       7,946        1,853      (1,394)            8,405         1,539         9,485        9,944
Preferred stock dividends..........          89                                         89                          89           89
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
    Net Income Available to Common
     Stock.........................   $   7,857    $   1,853   $  (1,394)        $   8,316     $   1,539     $   9,396    $   9,855
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
                                     -----------  -----------  ---------------  -----------  -------------  -----------  -----------
Weighted average common shares
 outstanding (5)...................       7,534        1,657                        10,053           660         9,316       11,835
                                     -----------  -----------                   -----------  -------------  -----------  -----------
                                     -----------  -----------                   -----------  -------------  -----------  -----------
Earnings per common share before
 cumulative effect of change in
 accounting principle..............   $    1.04    $    1.12                     $    0.83     $    2.33     $    1.01    $    0.83
                                     -----------  -----------                   -----------  -------------  -----------  -----------
                                     -----------  -----------                   -----------  -------------  -----------  -----------

                   PURCHASE ACCOUNTING FOR SAFETY FUND MERGER

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS PRO FORMA PURCHASE ACCOUNTING ADJUSTMENTS

AT DECEMBER 31, 1995

a) Pursuant to the Safety Fund Merger agreement and in the event that the Safety Fund Merger is accounted for utilizing the purchase method of accounting, each of the outstanding shares of Safety Fund common stock (1,660,665 shares), has the potential of being converted into 1.52 shares of CFX Common Stock, subject to adjustments pursuant to the Safety Fund Merger agreement. Using a CFX Trading Price of $15.54, the total cost (including acquisition costs of $1,565,000) would be $40,791,000.

b) To reflect the adjustment of Safety Fund's assets and liabilities to estimated fair value:

                                                                                            IN THOUSANDS
                                                                                            ------------
Net assets as reported by Safety Fund.....................................................   $   21,387
Fair value adjustments:
  Investments.............................................................................        1,100
  Loans...................................................................................          808
  Premises and equipment..................................................................       (3,000)
  Deposits................................................................................         (492)
  Excess of projected pension benefits over plan assets...................................         (515)
  Deferred tax effects of fair value adjustments at 41.7%.................................          875
                                                                                            ------------
  Estimated fair value of net assets......................................................       20,163
  Total cost..............................................................................       40,791
                                                                                            ------------
  Excess of cost over estimated fair value of net assets acquired (goodwill)..............   $   20,628
                                                                                            ------------
                                                                                            ------------

                   PURCHASE ACCOUNTING FOR SAFETY FUND MERGER

YEAR ENDED DECEMBER 31, 1995

    For purposes of determining the pro-forma effect of the Safety Fund Merger on CFX's pro-forma condensed consolidated statement of income, the following pro-forma adjustments have been made:

                                                                                                     INCREASE
                                                                                                (DECREASE) IN NET
                                                                                                      INCOME
                                                                                                ------------------
       c)  Decrease in interest income resulting from the reduction in funds
           available at 5.5%.......................................................                 $      (86)

       d)  Decrease in interest income on investments resulting from amortization over the average life (8 years) of the adjustments to the fair value of
           investments.............................................................                       (138)

       e)  Decrease in interest income on loans resulting from amortization over the average life (16 years) of the adjustments to the fair value of
           loans...................................................................                        (51)

       f)  Decrease in interest expense on deposits resulting from amortization over the average life (1.5 years) of the adjustments to the fair value
           of deposits.............................................................                        328

       g)  Decrease in pension expense from adjustments to the projected benefits
           in excess of plan assets................................................                        354

       h)  Depreciation and amortization:

           -- Decrease in depreciation expense resulting from adjustments to the
              fair value of premises and equipment.................................        150

           -- Amortization over 12 years of the cost in excess of net assets
              acquired (goodwill)..................................................     (1,719)         (1,569)
                                                                                     ---------        --------
           Subtotal................................................................                     (1,162)

       i)  Increase in income tax provision (purchase accounting adjustments,
           excluding amortization of goodwill, at 41.7%)...........................                       (232)
                                                                                                      --------
                                                                                                    $   (1,394)
                                                                                                      --------
                                                                                                      --------

                   PURCHASE ACCOUNTING FOR SAFETY FUND MERGER

OTHER PRO FORMA ADJUSTMENTS

(1) Common Stock at December 31, 1995:

    CFX, $0.66 2/3 par value, 22,500,000 authorized shares, of which 7,509,921 shares have been issued and are outstanding.

    SAFETY FUND, $5.00 par value, 3,200,000 authorized shares, of which 1,660,665 shares have been issued and are outstanding.

    MILFORD, $1.00 par value, 1,800,000 authorized shares, of which 659,917 shares have been issued and are outstanding.

(2) The pro forma financial statements reflect the exchange of Safety Fund and Milford Common Stock for CFX Common Stock in connection with the mergers at the exchange ratios of 1.52 and 2.6446, respectively.

    In combining the companies, a pro forma adjustment at December 31, 1995 was made to reflect the issuance of 2,524,211 shares of CFX Common Stock to Safety Fund shareholders and 1,745,216 shares of CFX Common Stock to Milford shareholders in exchange for the outstanding shares of Safety Fund and Milford Common Stock.

(3) The merger agreements provide that each holder of Safety Fund and Milford Common Stock, who would otherwise have been entitled to a fraction of CFX Common Stock, will be paid the cash value of such fraction. Such cash payments have not been reflected in the pro forma information.

(4) Pro forma common shareholders' equity per share was computed by dividing combined historical common shareholders' equity by the sum of the common shares outstanding at period end, adjusted to give effect to one or both of the mergers, assuming the exchange ratios of 1.52 and 2.6446, respectively.

(5) Pro forma weighted average common shares outstanding represent the historical weighted average common shares outstanding of CFX during the period, plus the historical weighted average common shares outstanding of Safety Fund and Milford adjusted to give effect to one or both of the mergers, assuming the exchange ratios of 1.52 and 2.6446, respectively.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

    Bank  holding  companies, banks  and many  of  their nonbank  affiliates are extensively regulated under both federal and state law. The following information describes certain aspects of that regulation. To the extent that the following information describes statutory provisions, it is qualified in its entirety by reference to the particular statutory provisions and any regulations promulgated thereunder. The following is not intended to be an exhaustive description of the statutes and regulations applicable to CFX's or Safety Fund's business. Additional information regarding supervision and regulation is included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

    CFX is a bank holding company subject to the supervision of the Federal Reserve under the BHCA. As such, CFX is a legal entity separate and distinct from its subsidiary banks ("Banks", which will include SFNB following the Merger), and its nonbanking subsidiaries. Accordingly, the right of CFX, and consequently the right of creditors and shareholders of CFX, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of CFX in its capacity as a creditor may be recognized. The principal source of CFX's revenue and cash flows is dividends from its Banks and nonbank subsidiaries. There are legal limitations on the extent to which the Banks can finance or otherwise supply funds to CFX and its nonbanking subsidiaries.

    CFX Bank, a subsidiary of CFX, is a New Hampshire-chartered FDIC-insured bank and, therefore, is subject to supervision and regulation by New Hampshire bank regulators and the FDIC. Orange Savings is a Massachusetts-chartered FDIC-insured savings bank subject to supervision and regulation by the Commissioner and the FDIC. SFNB is a national banking association subject to supervision and regulation by the Office of the Comptroller of the Currency ("OCC").

RESTRICTIONS ON PAYMENT OF DIVIDENDS

    Because CFX derives substantially all of its income from the payment of dividends by the Banks, its ability to pay dividends is affected by the ability of its subsidiaries to pay dividends. The Banks are subject to various statutory and regulatory restrictions on their ability to pay dividends to CFX. In addition, the FDIC, in the case of CFX Bank and Orange Savings, and the OCC in the case of SFNB, have authority to prohibit any such Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the Bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Banks to pay dividends in the future is presently, and could be further, influenced by federal and state bank regulatory policies or agreements and by regulatory capital guidelines.

    In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with such holding company's capital needs, asset quality and overall financial condition.

AFFILIATE TRANSACTION RESTRICTIONS

    The Banks are subject to affiliate transaction restrictions under federal law which limit the transactions by subsidiary banks with or on behalf of their parent company and to or on behalf of any nonbank subsidiaries, whether in the form of loans, extensions of credit, issuances of guaranties, acceptances or letters of credit, investments or asset purchases. Such transactions by a subsidiary bank to its parent company or to any nonbank subsidiary are limited to 10 percent of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20 percent of such bank subsidiary's capital and surplus. An exception to these qualitative restrictions is provided for transactions between insured banks that are within the same holding company structure where the holding company owns 80 percent or more of each institution. Further, such loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also prohibits subsidiary banks from purchasing "low-quality" assets from affiliates.

COMMUNITY REINVESTMENT ACT

    Bank holding companies and their subsidiary banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under CRA, each subsidiary bank's record in meeting the credit needs of the community served by the bank, including low- and moderate-income neighborhoods, is regularly assessed by the bank's primary regulatory authority (assessments include the following CRA ratings in descending order: "Outstanding," "Satisfactory," "Needs to Improve" and "Substantial Noncompliance"). When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. At their most recent respective CRA examinations, CFX Bank received an overall CRA rating of "Outstanding" and Orange Savings and SFNB received overall CRA ratings of "Satisfactory."

CROSS-GUARANTEE AND HOLDING COMPANY LIABILITY

    The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 contains a "cross-guarantee" provision which could result in insured depository institutions "commonly controlled" by CFX being liable for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by CFX. Such liability could have a material adverse effect on the financial condition of any assessed Bank and CFX. Under Federal Reserve policy, CFX is expected to act as a source of financial strength to each Bank and to commit resources to support each Bank. This support may be required at times when, absent such policy, CFX might not otherwise provide such support. In addition, any capital loans by CFX to any of the Banks would be subordinate in right of payment to deposits and to certain other indebtedness of the Banks.

    Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the Federal Reserve's source of strength policy, a bank holding company may be required to infuse sufficient capital into a subsidiary insured depository institution to ensure that such subsidiary is in compliance with its minimum capital requirements. See "-- Enforcement Powers of the Federal Banking Agencies; Corrective Action" and "-- Capital Guidelines." Further, in the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

FDIC INSURANCE ASSESSMENTS

    Since the deposits of the Banks are insured by the Bank Insurance Fund ("BIF") of the FDIC, the Banks are subject to FDIC insurance assessments. The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors. Based on this system, FDIC regulations provided during the first semi-annual period in 1995 for a minimum assessment of 23 cents per $100 of eligible deposits for the best-rated banks and savings associations, with a maximum of 31 cents per $100 of eligible deposits for the weakest-rated institutions. On August 8, 1995, the FDIC's Board of Directors reduced the assessment rates for deposits insured by the BIF for the best-rated BIF-insured banks for the second half of 1995 to 0.044% of insured deposits, but retained the prior assessment rates applicable to Savings Association Insurance Fund members. In November 1995, the FDIC further reduced the BIF assessment for the 1996 fiscal year to the legal minimum of $2,000 a year for the best rated institutions, including CFX Bank, and 0.27% for the worst-rated institutions, because the BIF reserve ratio exceeds the 1.25% of insured deposits required by federal law. SFNB currently pays premiums to the BIF at a rate of $.03 per $100 of deposits, totalling approximately $72,000 annually.

ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES; CORRECTIVE ACTION

    Failure to comply with applicable laws, regulations and supervisory agreements could subject CFX and its subsidiary banks, which will include SFNB following the Merger, as well as officers, directors and institution-affiliated parties of these institutions, to administrative sanctions and potentially substantial civil money penalties.

    Under FDICIA, the federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding companies. The extent of these powers depends upon whether the institution in question is considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." As of December 31, 1995, each of the Banks, as well as SFNB, exceeded the required ratios for classification as "well capitalized." The categorization of depository institutions under the uniform regulations is solely for the purpose of applying the federal bank agencies' prompt corrective action powers and is not intended to be, and should not be interpreted as, a representation of the depository institution's overall financial condition or prospects.

    Generally, as an institution is deemed to be less well capitalized, the scope and severity of the agencies' powers increase. The agencies' corrective powers can include, among other things, requiring an insured financial institution to adopt a capital restoration plan which cannot be approved unless guaranteed by the institution's parent holding company; placing limits on asset growth and restrictions on activities; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; prohibiting the institution from accepting deposits from correspondent banks; prohibiting the payment of principal or interest on subordinated debt; prohibiting the holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and only "adequately capitalized" institutions may accept brokered deposits with prior regulatory approval.

CAPITAL GUIDELINES

    CFX and Safety Fund each are subject to capital adequacy guidelines of the Federal Reserve. Under the Federal Reserve's capital guidelines, a holding company's capital is divided into two tiers, Tier 1 and Tier 2, the respective components of which are described in materials incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE." Holding companies are required to maintain a minimum ratio of total capital (Tier 1 plus Tier 2 capital) to total risk-adjusted assets (which include the credit risk equivalents of certain off-balance sheet items) of 8%, of which half (4%) must be Tier 1 capital. In addition, the Federal Reserve requires a leverage ratio (Tier 1 capital to average total consolidated assets) of 3%. The Federal Reserve's risk-based and leverage ratios are minimum supervisory ratios generally applicable to bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. Each depository institution subsidiary of CFX and Safety Fund is also subject to similar minimum capital guidelines established by the subsidiary's primary federal regulator. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. The OCC has requested that SFNB endeavor to maintain a leverage ratio of at least 6% and the SFNB Board of Directors has adopted a resolution to that effect.

    Effective January 17, 1995, the Federal Reserve and the other federal banking agencies amended their respective risked-based capital standards by explicitly identifying concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The federal banking agencies have also recently adopted a rule that amends, effective September 1, 1995, the capital standards to include explicitly an institution's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating capital adequacy. This rule does not codify a measurement framework for assessing the level of interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of an institution's net economic value to changes in interest rates. It is anticipated that at some future date such agencies would propose the establishment of an explicit minimum capital requirement to account for such interest rate risks.

    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and seizure of the institution.

    As of December 31, 1995, CFX and Safety Fund's capital ratios and the capital ratios of each of their subsidiary depository institutions exceeded the minimum regulatory capital requirements established by the appropriate federal regulatory agency. It is anticipated that, after the consummation of the Merger, CFX and its depository institution subsidiaries, including SFNB, will continue to exceed the minimum requirements.

RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994

    On September 29, 1994, the President signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), which permits adequately capitalized and adequately managed bank holding companies to acquire banks in any state. The IBBEA also permits banks in separate states to consolidate into single entities with branches in multiple states. Consequently, effective September 29, 1995, CFX has the authority to acquire any bank or bank holding company, and can be acquired by any bank or bank holding company, located anywhere in the United States. Further, effective June 1, 1997, the Banks will have the authority, subject to certain restrictions, including state opt-out provisions, to consolidate with other banking subsidiaries of CFX, including SFNB. States may affirmatively opt in, which New Hampshire has done and Massachusetts has legislation pending to do, effective June 1, 1997. Among other provisions, the IBBEA provides that interstate branches of national banks will be subject to host state laws, such as intrastate branching, consumer protection, fair lending and community reinvestment laws, unless any such law is preempted by federal law or is discriminatory in effect. The IBBEA provides that interstate branches of state banks will be subject to the laws of the host state. In addition, among other things, the IBBEA also increases the community reinvestment requirements applicable to multi-state depository institutions. This legislation may increase competition as banks branch across state lines and enter new markets.

                      PROPOSAL II -- ELECTION OF DIRECTORS

GENERAL

    Safety Fund is governed by a Board of Directors which, under the Safety Fund Articles and the Safety Fund By-Laws, is divided into three classes, as nearly equal in number as possible, with the directors in each class serving a term of three years and until their successors are elected and qualified. As the term of one class expires, a successor class is elected by the shareholders at the annual meeting for that year.

    There are currently 17 directors on the Board, five of whose terms will expire at the Annual Meeting. Two of the five directors whose terms will expire at the Annual Meeting will retire from the Board effective at the Annual Meeting. The Board has set the number of directors at 15, effective at the Annual Meeting.

    The Board of Directors has selected and recommended three nominees for election as directors, each to serve for a three-year term ending at the 1999 annual meeting of shareholders or special meeting in lieu thereof, and until their successors are duly elected and qualified, or until the Merger is consummated. Each of the nominees is currently serving as a director of Safety Fund.

    Unless authority is withheld, proxies in the accompanying form will be voted FOR the election as directors of the three nominees. If the proxy withholds authority to vote for one or more nominees for director, the shareholder's instructions will be followed.

    Safety Fund has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the other nominees and may vote for a substitute for that nominee.

INFORMATION REGARDING DIRECTORS AND NOMINEES

    The following table sets forth certain information (as of January 22, 1996) regarding the current directors of Safety Fund (other than Bigelow Crocker, Jr. and George H. Heywood, Jr., both of whom will retire from the Board effective at the Annual Meeting) and the nominees for director. Each director also serves as a director of SFNB. No director is related to any other director or to any executive officer of Safety Fund by blood, marriage or adoption, and there are no arrangements or understandings between any director and any other person pursuant to which the director was elected a director.

                                 DIRECTOR OF
                                 SAFETY FUND          POSITIONS WITH SAFETY FUND AND PRINCIPAL OCCUPATION(S)
         NAME AND AGE               SINCE                 AND BUSINESS EXPERIENCE DURING THE PAST 5 YEARS
- ------------------------------  -------------  ---------------------------------------------------------------------
NOMINEES TO SERVE UNTIL 1999
William E. Aubuchon, III            1974       Chairman of the Board and CEO, W.E. Aubuchon Co., Inc. (retail
  Age 51                                        hardware); previously served in other capacities
Christopher W. Bramley              1994       President and CEO, Safety Fund; President and CEO, SFNB; previously
  Age 54                                        served as Executive Vice President, Shawmut Bank, N.A.; President
                                                and CEO, Shawmut Worcester County Bank
John E. Howard                      1983       Clerk, Safety Fund; Managing Partner, William S. Reagan & Co.
  Age 60                                        (Certified Public Accountants)

DIRECTORS WHOSE TERMS EXPIRE IN 1997
David R. Grenon                     1979       Chairman of Advisory Board and Assistant Clerk (formerly President
  Age 56                                        and CEO), The Protector Group Insurance Agency, Inc. (property and casualty insurance agency); formerly a Director and shareholder, The
                                                Protector Insurance Agency, Inc. (financial services insurance agency); Director of Commerce Holdings, Inc. and Commerce Group,
                                                Inc.
Donald L. Hall                      1988       President, Treasurer and Director, Higley, Hall & Company, Inc.
  Age 59                                        (consulting)
Thomas P. Kelly                     1985       President, Thomas P. Kelly & Associates (consultant, chemical
  Age 66                                        industry)
Vincent J. Mara                     1985       President Emeritus, previously President and CEO, Fitchburg State
  Age 65                                        College
Allen I. Rome                       1995       President and Treasurer, Rome Insurance Agency, Inc.
  Age 52

                                 DIRECTOR OF
                                 SAFETY FUND          POSITIONS WITH SAFETY FUND AND PRINCIPAL OCCUPATION(S)
         NAME AND AGE               SINCE                 AND BUSINESS EXPERIENCE DURING THE PAST 5 YEARS
- ------------------------------  -------------  ---------------------------------------------------------------------
Henri L. Sans, Jr.                  1989       Attorney, LeBlanc & Sans
  Age 44

DIRECTORS WHOSE TERMS EXPIRE IN 1998
John R. Clementi                    1995       President, Plastican, Inc. (manufacturer of rigid plastic packaging);
  Age 45                                        President, Holiday Housewares, Inc. (manufacturer of plastic housewares for retail sale); Chairman, Health Alliance, Inc.
                                                (non-profit health care organization)
P. Kevin Condron                    1984       President and CEO, Central Supply Company, Inc. (wholesale plumbing
  Age 50                                        and heating)
Edward H. Hall, Jr.                 1974       President, Monadnock Screen Plate Company, Inc. (manufacturer of
  Age 60                                        drilled and slotted screen cylinders for the pulp and paper industry); President, Fitchburg Screen Plate Company, Inc.
                                                (manufacturer of steel plates for the pulp and paper industry)
                                                (merged with Monadnock Screen Plate Company, Inc.); President, Morey
                                                Paper Mill Supply Co., Inc. (pulp and paper); President and
                                                Chairman, National Perforating Corp. (perforated metal sheets and coils)
Michael E. Montuori                 1989       President: Montuori Oil Corp.; Montuori Gasoline Stations, Inc.;
  Age 47                                        Montuori Oil Delivery, Inc.; and Montuori Tires, Inc. (retail and wholesale tire business and related services)
J. Robert Seder                     1975       Partner, Seder & Chandler (attorneys)
  Age 55
Richard L. Yates                    1986       Vice President and, Controller, Textron, Inc.; previously served as
  Age 45                                        Executive Vice President, CFO and Treasurer, The Paul Revere
                                                Insurance Group, affiliated with Textron, Inc.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE NOMINEES FOR DIRECTOR NAMED HEREIN.

COMPENSATION OF DIRECTORS

    Directors of SFNB (all of whom are also directors of Safety Fund) receive a retainer of $10,000 per year and $200 for each committee meeting and for each meeting of the Board of Directors of Safety Fund or SFNB that they attend. Directors who are also officers of either Safety Fund or SFNB are not paid separately for their services as directors.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of Safety Fund held 11 meetings in 1995. The Board of Directors of SFNB held 15 meetings in 1995. Safety Fund has a Nominating Committee; it does not have an Audit Committee or a Compensation Committee. However, SFNB has an Audit Committee (which serves as the Audit Committee for Safety Fund) and a Human Resources/Compensation Committee (the "Compensation Committee").

    The Audit Committee's responsibilities include reviewing any audit reports and reporting to the full Board of Directors. The Audit Committee met 12 times in 1995. The Audit Committee members are Messrs. Howard (Chairman), D. Hall, E. Hall and Mara.

    The Compensation Committee's responsibilities include reviewing Safety Fund's employee benefit policies and the compensation of senior officers and making recommendations with respect to the such matters to the Board of
Directors. The Compensation Committee met four times during 1995. The Compensation Committee members are Messrs. Yates (Chairman), Bramley, Condron,
D. Hall and Mara.

    The Nominating Committee's responsibilities include making recommendations for nominees as directors to the Board of Directors. The Nominating Committee met three times in 1995. The Nominating Committee members are Messrs. Kelly (Chairman), Bramley, E. Hall and Seder. The Nominating Committee will consider nominations by shareholders made pursuant to notice delivered to or mailed to and received at the principal executive offices of Safety Fund not less than 60 nor more than 90 days prior to the date of the Annual Meeting, provided the notice complies with the requirements set forth in the Safety Fund By-Laws.

    During 1995, each director of Safety Fund attended at least 75% of the aggregate of the total number of meetings that the Board held during the period for which he was a director and the total number of meetings held by all committees of the Board on which he served during the period that he served.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information (as of January 22, 1996) regarding the current executive officers of Safety Fund.

                                                                                                               SERVED AS
                                                                                                               EXECUTIVE
                                                                              PRINCIPAL OCCUPATION(S)         OFFICER OF
                                                OTHER POSITIONS               AND BUSINESS EXPERIENCE           COMPANY
     EXECUTIVE OFFICERS           AGE              WITH SFNB                  DURING PAST FIVE YEARS             SINCE
- -----------------------------     ---     ---------------------------  -------------------------------------  -----------
Christopher W. Bramley,               54  President and CEO, and       Executive Vice President, Shawmut            1994
 President and                             Director, SFNB               Bank, N.A.; President and CEO,
 CEO and Director                                                       Shawmut Worcester County Bank
Martin F. Connors, Jr.,               34  Senior Vice President and    Vice President, SFNB                         1993
 Treasurer                                 Chief Financial Officer,
                                           SFNB
Joyce M. Danielson                    45  Senior Vice President,       Senior Vice President, Director of           1994
                                           Director of Human            Human Resources, Peoples Savings
                                           Resources, SFNB              Bank (and Shawmut Bank, N.A.,
                                                                        successor)
James C. Garvey                       39  Senior Vice President &      Vice President and Team Leader,              1994
                                           Senior Commercial Loan       Shawmut Bank, N.A.
                                           officer, SFNB
Michael A. L'Ecuyer                   38  Vice President, SFNB         Vice President, Shawmut Bank                 1995
Stephen R. Shirley                    49  Senior Vice President and    Senior Senior Vice President                 1994
                                           Trust Officer, SFNB          (Personal Trust Division), Shawmut
                                                                        Bank, N.A.; Senior Vice President
                                                                        (Personal Trust Division), Shawmut
                                                                        Bank Connecticut, N.A.
Charles B. Troccia                    45  Senior Vice President, SFNB  Senior Vice President, Worcester             1995
                                                                        County Institute for Savings (and
                                                                        Bank of Boston, successor)

    The following table sets forth certain information regarding compensation paid or accrued by Safety Fund and by SFNB with respect to Safety Fund's and SFNB's Chief Executive Officer and Safety Fund's or SFNB's most highly compensated officers other than the CEO who were serving as officers on December 31, 1995 and whose annual compensation exceeded $100,000 for fiscal 1995. In reviewing the compensation of Messrs. Bramley, Shirley and Garvey, the Compensation Committee of the SFNB Board of Directors considers the officers' performance, Safety Fund's performance (return on equity and return on assets) and the salary ranges paid by peer financial institutions to officers with similar responsibility and position.

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                              ---------------
                                                ANNUAL COMPENSATION             SECURITIES         ALL
                                        ------------------------------------    UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION               YEAR         SALARY        BONUS     OPTIONS/SARS    COMPEN. (1)
- --------------------------------------  ---------  --------------  ---------  ---------------  -----------
Christopher W. Bramley................       1995  $   222,138     $  52,000         7,500      $  37,992
President and CEO                            1994      203,696(2)     --             7,500         30,223
                                             1993        --           --            --             --
Stephen R. Shirley....................       1995  $   117,138     $  20,000         3,000      $   2,312
                                             1994       73,165(2)     --             4,500         --
                                             1993        --           --            --             --
James C. Garvey.......................       1995  $   107,138     $  17,100         3,000      $   1,775
                                             1994       73,456(2)     --             4,500         --
                                             1993        --           --            --             --

- ------------------------
(1) For Mr. Bramley, includes premium payments on executive life insurance coverage of $3,492 and $2,723 in 1995 and 1994, respectively, Safety Fund's contribution of $30,000 and $27,500 in 1995 and 1994, respectively, to a supplemental retirement fund on his behalf and a matching contribution to the SFNB retirement savings plan of $4,500 in 1995. For Mr. Shirley, includes taxable portion of premiums paid for life insurance coverage of $557 and a matching contribution to the SFNB retirement savings plan of $1,755. For Mr. Garvey, includes taxable portion of premiums paid for life insurance coverage of $185 and a matching contribution to the SFNB retirement savings plan of $1,590.

(2) Mr. Bramley commenced his employment on February 1, 1994. Mr. Shirley commenced his employment on June 1, 1994 and Mr. Garvey commenced his employment on April 25, 1994.

    The following table sets forth information concerning stock options granted during 1995.

                                                          PERCENT OF
                                           NUMBER            TOTAL
                                        OF SECURITIES    OPTIONS/SARS
                                         UNDERLYING       GRANTED TO      EXERCISE
                                        OPTIONS/SARS     EMPLOYEES IN        OR
                                           GRANTED        FISCAL YEAR    BASE PRICE      EXPIRATION DATE
                                       ---------------  ---------------  -----------  ----------------------
Christopher W. Bramley...............         7,500               32%     $   11.50         January 23, 2005
James C. Garvey......................         3,000               13%     $   12.67        February 24, 2005
Stephen R. Shirley...................         3,000               13%     $   12.67        February 24, 2005

    The following table sets forth information concerning stock options held by the named executive officers at December 31, 1995. None of the named executive officers exercised stock options during 1995. In accordance with his employment contract, Safety Fund granted an additional 7,500 options to Mr. Bramley on January 5, 1996, which is not reflected in the table.

                                                          NUMBER OF              VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                  --------------------------  --------------------------
                                                  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                                  -----------  -------------  -----------  -------------
Christopher W. Bramley..........................      15,000             0    $   192,525   $         0
Stephen R. Shirley..............................       2,400         5,100         30,804        62,826
James C. Garvey.................................       2,400         5,100         30,804        62,826

    On February 1, 1994, Safety Fund and SFNB entered into an employment agreement with Christopher W. Bramley, President and Chief Executive Officer, which was amended on October 6, 1995 and on January 5, 1996. The agreement provides for a rolling two-year term of employment, an annual base salary of not less than $200,000, stock options to purchase 37,500 shares of Safety Fund Common Stock (of which 22,500 options have been granted to date) and a payment in the amount of $400,000 in the event of a change in control of Safety Fund under certain circumstances or, at Mr. Bramley's option, continuation of his salary and certain employee benefits for the remaining term of his contract. The Merger constitutes a change in control under the agreement. The agreement also provides for SFNB to purchase term life insurance in an amount equal to five times Mr. Bramley's base salary and to contribute $30,000 to a retirement fund during each year that Mr. Bramley is employed pursuant to the agreement. Safety Fund has entered into a deferred compensation agreement with Mr. Bramley dated as of December 29, 1995 for the purpose of defining the terms of such retirement fund, and established a rabbi trust through which such arrangement is funded. Pursuant to such agreement, Mr. Bramley is entitled to receive the balance of the fund in 60 monthly installments commencing not more than 60 days after termination of his employment or attainment of age 65.

    On June 1, 1994, SFNB entered into an employment and change of control agreement with Stephen R. Shirley, Senior Vice President of SFNB. The agreement provides for an annual salary of $105,000 per year during each year of Mr. Shirley's employment with SFNB, or such other rate as may be determined by the Board of Directors. In the event of a change in control under certain circumstances, SFNB has agreed to pay Mr. Shirley, in 12 equal installments, an amount equal to his then annual base salary. If Mr. Shirley becomes employed during the time such payments are made to him, from and after the date of such employment, the amounts payable pursuant to the previous sentence would be reduced by 50% of his wages from such employment.

    On August 4, 1994, SFNB entered into an employment and change of control agreement with James Garvey, Senior Vice President and Senior Commercial Loan Officer. The terms of Mr. Garvey's agreement are substantially the same as those of Mr. Shirley's, except that the agreement provides for an annual salary of $95,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Directors and officers of Safety Fund and their associates were customers of, and had transactions with, SFNB in the ordinary course of business during 1995. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Charles Troccia, who became an executive officer of SFNB on December 18, 1995, failed to timely file a Form 3. Mr. Troccia does not own any shares of Safety Fund Common Stock.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of February 6, 1996 regarding (i) each person known by Safety Fund to own beneficially more than 5% of Safety Fund Common Stock, (ii) each director and each nominee for director individually, and (iii) all directors and executive officers of Safety Fund as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL       PERCENT
NAME AND ADDRESS                                                   OWNERSHIP (1)      OF CLASS
- ---------------------------------------------------------------  ------------------  -----------
David G. Massad ...............................................       165,703(2)          9.98%
 310 Turnpike Road
 Westborough, MA 01581
Louise I. Doyle ...............................................       106,002(3)          6.38
 245 Lindell Avenue
 Leominster, MA 01453
Herbert E. Dunnington, II .....................................        99,496(4)          5.99
 4967 Southern Wood Drive
 Sarasota, FL 34241
William E. Aubuchon, III*......................................        11,869(5)           .71
Christopher W. Bramley*........................................        24,877(6)          1.48
John R. Clementi...............................................        18,000             1.08
P. Kevin Condron...............................................        23,140(7)          1.39
Bigelow Crocker, Jr............................................        12,502(8)           .75
David R. Grenon................................................        41,364(9)          2.49
Donald L. Hall.................................................         2,850(10)          .17
Edward H. Hall, Jr.............................................         7,869(11)          .47
George H. Heywood, Jr..........................................         2,496              .15
John E. Howard*................................................         8,099(12)          .49
Thomas P. Kelly................................................        14,128(13)          .85
Vincent J. Mara................................................         3,000              .18
Michael E. Montuori............................................        13,898(14)          .84
Allen I. Rome..................................................         2,392(15)          .14
Henri L. Sans, Jr..............................................        16,658(16)         1.00
J. Robert Seder................................................         5,175              .31
Richard L. Yates...............................................         4,364(17)          .26
All executive officers and directors
 as a group (23 persons).......................................       226,834(18)        13.41

- ------------------------
 *  Nominees

(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership of such shares at any time within 60 days of the date of this table.

(2) Safety Fund has received a series of Schedule 13Ds filed by Mr. Massad, the most recent of which is dated January 19, 1996 and reports ownership as set forth in the table. In the 13D, Mr. Massad indicated that he intends to make additional purchases of stock, either in the open market, in privately negotiated transactions or in one or more tender offers. See "PROPOSAL I -- PROPOSED MERGER -- Background of the Merger."

(3) As reflected in Safety Fund's stock records.

(4) Based on information provided by Mr. Dunnington. Does not include 19,635 shares owned by an irrevocable trust, of which Mr. Dunnington is one of four trustees or 29,340 shares owned by a corporation of which Mr. Dunnington is an officer and director.

(5) Includes 9,469 shares held jointly with his wife through a family trust, 1,200 shares held as custodian for his daughter, 675 shares held as custodian for his son, and 525 shares held by his son.

(6) Includes 22,500 shares subject to currently exercisable options.

(7) Includes 750 shares held by his wife, 22 shares held by each of three children (66 in total), and 6,705 shares held as trustee of a profit sharing plan of a corporation of which Mr. Condron is the sole shareholder.

(8) Includes 5,388 shares held by trusts for his benefit.

(9) Includes 375 shares held by his son and 8,250 shares held as trustee of a corporate profit sharing plan.

(10) Includes 750 shares owned jointly with his wife, 1,200 shares held by a trust for his benefit, and 900 shares owned by a corporation of which Mr. Donald Hall is the principal shareholder.

(11) Includes 3,075 shares owned by his wife and 1,197 shares owned by a corporation of which Mr. Edward Hall is the principal shareholder.

(12) Includes 225 shares owned by his wife and 2,410 shares held in an IRA.

(13) Includes 2,349 shares held by a trust for his benefit.

(14) Includes 4,947 shares owned by corporations of which Mr. Montuori is the principal shareholder. Also includes 3,589 shares held as trustee of a trust for a family member as to which he has shared voting power.

(15) Shares owned by a corporation of which Mr. Rome is the sole shareholder.

(16) Includes 2,254 shares owned by his wife and 45 shares held by his wife as custodian for his son.

(17) Includes 300 shares owned by each of two sons (600 in total) and 931 shares held by a trust for his benefit.

(18) Includes 30,600 shares obtainable by exercise of currently exercisable options held by all directors and executive officers as a group.

              PROPOSAL III -- RATIFICATION OF INDEPENDENT AUDITORS

    The Board has selected KPMG Peat Marwick LLP to continue to serve as independent auditors of Safety Fund and its subsidiaries for the fiscal year ending December 31, 1996. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting for the purpose of making a statement should he so desire. The representative is expected to be available to respond to appropriate questions. An affirmative vote of a majority of the shares of Safety Fund Common Stock represented in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for ratification of the appointment of KPMG Peat Marwick LLP as auditors.

    The Board of Directors of Safety Fund recommends that you vote "FOR" ratifying the selection of KPMG Peat Marwick LLP. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS AUDITORS.

                                    EXPERTS

    The consolidated financial statements of CFX incorporated by reference in the Annual Report on Form 10-K of CFX for the year ended December 31, 1995, have been audited by Wolf & Company, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity and cash flows of Safety Fund for each of the two years in the period ended December 31, 1995, contained in the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement, have been presented therein in reliance on the report of KPMG Peat Marwick LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, stockholders' equity, and cash flows of Safety Fund for the year ended December 31, 1993, contained in the 1995 Safety Fund Annual Report to Shareholders that accompanies this Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Milford for the year ended June 30, 1995, incorporated by reference through the Current Report on Form 8-K of CFX dated as of April 11, 1996, have been audited by Shatswell, MacLeod & Co., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated statements of operations, changes in stockholders' equity and cash flows of Milford for the years ended June 30, 1994 and 1993 incorporated by reference through the Current Report on Form 8-K of CFX dated as of April 11, 1996 have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their report appearing therein, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

    Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    A legal opinion to the effect that the issuance of the shares of CFX Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Devine, Millimet & Branch, P.A., Manchester, New Hampshire, counsel to CFX.

                             SHAREHOLDER PROPOSALS

    Any proposal which a shareholder of Safety Fund intends to present at the 1997 Annual Meeting of Shareholders of Safety Fund, if the Merger has not been consummated prior to the date such meeting is to be held, must be received by Safety Fund at its principal executive offices on or before December 18, 1996 to be eligible for inclusion in Safety Fund's proxy statement and proxy form relating to such meeting.

                                   APPENDIX A

                                                                      AS AMENDED

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                CFX CORPORATION
                                      AND
                          THE SAFETY FUND CORPORATION
                                JANUARY 5, 1996

                               TABLE OF CONTENTS
                                   ARTICLE I
                         THE MERGER AND THE BANK MERGER

      1.1  The Merger....................................................................        A-6
      1.2  Effective Time................................................................        A-6
      1.3  Charter and By-laws...........................................................        A-6
      1.4  Directors and Committees of Surviving Corporation and Buyer...................        A-6
      1.5  Officers of Surviving Corporation.............................................        A-7
      1.6  Surviving Bank................................................................        A-7
      1.7  Additional Actions............................................................        A-7
      1.8  Additional Agreements.........................................................        A-8
      1.9  Effects of the Merger.........................................................        A-8
     1.10  The Option Agreement..........................................................        A-8

                                             ARTICLE II

                                        CONVERSION OF SHARES

      2.1  Conversion....................................................................        A-8
      2.2  Certain Defined Terms.........................................................        A-8
      2.3  Determination of Applicable Exchange Ratio....................................        A-8
      2.4  Pooling of Interests Accounting Exchange Ratios...............................        A-9
      2.5  Purchase Accounting Exchange Ratios...........................................        A-9
      2.6  Conversion of Stock...........................................................       A-10
      2.7  Procedures for Exchange of Safety Fund Common Stock for Merger Consideration..       A-10
      2.8  Buyer Sub Common Stock........................................................       A-12
      2.9  Dissenters' Rights............................................................       A-12
     2.10  Stock Options.................................................................       A-12
     2.11  Termination, Notice and Cure..................................................       A-13

                                            ARTICLE III

                           REPRESENTATIONS AND WARRANTIES OF SAFETY FUND

      3.1  Corporate Organization........................................................       A-14
      3.2  Capitalization................................................................       A-14
      3.3  Authority.....................................................................       A-15
      3.4  No Violation..................................................................       A-15
      3.5  Consents and Approvals........................................................       A-16
      3.6  Regulatory Approval...........................................................       A-16
      3.7  Financial Statements..........................................................       A-16
      3.8  Safety Fund Reports...........................................................       A-17
      3.9  Absence of Certain Changes or Events..........................................       A-17
     3.10  Legal Proceedings.............................................................       A-17
     3.11  Taxes and Tax Returns.........................................................       A-18
     3.12  Properties....................................................................       A-18
     3.13  Certain Contracts.............................................................       A-19
     3.14  Certain Defaults..............................................................       A-19
     3.15  Insurance.....................................................................       A-19
     3.16  Employee Benefit Plans........................................................       A-20
     3.17  Compliance with Applicable Law; Regulatory Examinations.......................       A-20
     3.18  Broker's Fees.................................................................       A-21
     3.19  Safety Fund Information.......................................................       A-21

     3.20  Environmental Issues..........................................................       A-21
     3.21  Material Interests of Certain Persons.........................................       A-21
     3.22  Certain Transactions..........................................................       A-21
     3.23  Regulatory Agreements.........................................................       A-21
     3.24  Labor Matters.................................................................       A-22
     3.25  Administration of Trust Accounts..............................................       A-22
     3.26  Intellectual Property.........................................................       A-22
     3.27  Loan Portfolio................................................................       A-22
     3.28  Absence of Undisclosed Liabilities............................................       A-23

                                             ARTICLE IV

                              REPRESENTATIONS AND WARRANTIES OF BUYER

      4.1  Corporate Organization........................................................       A-23
      4.2  Capitalization................................................................       A-23
      4.3  Authority.....................................................................       A-23
      4.4  No Violation..................................................................       A-24
      4.5  Consents and Approvals........................................................       A-24
      4.6  Regulatory Approval...........................................................       A-24
      4.7  Financial Statements..........................................................       A-24
      4.8  Buyer Reports.................................................................       A-25
      4.9  Absence of Certain Changes or Events..........................................       A-25
     4.10  Legal Proceedings.............................................................       A-25
     4.11  Compliance with Applicable Law; Regulatory Examinations.......................       A-26
     4.12  Broker's Fee..................................................................       A-26
     4.13  Buyer Information.............................................................       A-26
     4.14  Environmental Issues..........................................................       A-26
     4.15  Capital.......................................................................       A-26
     4.16  Regulatory Agreements.........................................................       A-27
     4.17  Absence of Undisclosed Liabilities............................................       A-27
     4.18  Buyer Sub.....................................................................       A-27

                                             ARTICLE V

                                      COVENANTS OF SAFETY FUND

      5.1  Conduct of Business...........................................................       A-27
      5.2  No Solicitation...............................................................       A-29
      5.3  Current Information...........................................................       A-29
      5.4  Access to Properties and Records..............................................       A-30
      5.5  Financial and Other Statements................................................       A-30
      5.6  Approval of Safety Fund's Stockholders........................................       A-30
      5.7  Disclosure Supplements........................................................       A-30
      5.8  Failure to Fulfill Conditions.................................................       A-31
      5.9  Consents and Approvals of Third Parties.......................................       A-31
     5.10  All Reasonable Efforts........................................................       A-31
     5.11  Safety Fund Subsidiaries......................................................       A-31

                                             ARTICLE VI

                                         COVENANTS OF BUYER

      6.1  Conduct of Business...........................................................       A-31
      6.2  Certain Business Transactions.................................................       A-31
      6.3  Current Information...........................................................       A-32
      6.4  Access to Properties and Records..............................................       A-32
      6.5  Financial and Other Statements................................................       A-32
      6.6  Consents and Approvals of Third Parties.......................................       A-32
      6.7  All Reasonable Efforts........................................................       A-33
      6.8  Failure to Fulfill Conditions.................................................       A-33
      6.9  Disclosure Supplements........................................................       A-33
     6.10  Employee Benefits.............................................................       A-33
     6.11  Directors and Officers Indemnification and Insurance..........................       A-34
     6.12  Stock Exchange Listing........................................................       A-35
     6.13  Buyer Sub.....................................................................       A-35

                                            ARTICLE VII

                                    REGULATORY AND OTHER MATTERS

      7.1  Proxy Statement-Prospectus....................................................       A-36
      7.2  Regulatory Approvals..........................................................       A-36
      7.3  Affiliates; Publication of Combined Financial Results.........................       A-36

                                            ARTICLE VIII

                                         CLOSING CONDITIONS

      8.1  Conditions to Each Party's Obligations under this Agreement...................       A-37
      8.2  Conditions to the Obligations of Buyer under this Agreement...................       A-38
      8.3  Conditions to the Obligations of Safety Fund under this Agreement.............       A-39

                                             ARTICLE IX

                                            THE CLOSING

      9.1  Time and Place................................................................       A-40
      9.2  Deliveries at the Closing.....................................................       A-40

                                             ARTICLE X

                                 TERMINATION, AMENDMENT AND WAIVER

     10.1  Termination...................................................................       A-40
     10.2  Effect of Termination.........................................................       A-40
     10.3  Expenses......................................................................       A-41
     10.4  Amendment, Extension and Waiver...............................................       A-41

                                             ARTICLE XI

                                        CERTAIN DEFINITIONS

     11.1  Certain Definitions...........................................................       A-42

                                            ARTICLE XII

                                           MISCELLANEOUS

     12.1  Confidentiality...............................................................       A-42
     12.2  Public Announcements..........................................................       A-42
     12.3  Survival......................................................................       A-43
     12.4  Notices.......................................................................       A-43
     12.5  Parties in Interest...........................................................       A-43
     12.6  Complete Agreement............................................................       A-44
     12.7  Counterparts..................................................................       A-44
     12.8  Severability..................................................................       A-44
     12.9  Governing Law.................................................................       A-44
    12.10  Headings......................................................................       A-44
Index of Defined Terms.................................................................         A-45

                   AGREEMENT AND PLAN OF MERGER (AS AMENDED)

    THIS AGREEMENT AND PLAN OF MERGER dated as of January 5, 1996 (this "AGREEMENT"), by and between CFX Corporation, a New Hampshire corporation ("Buyer"), and The Safety Fund Corporation, a Massachusetts corporation ("SAFETY FUND"). (Certain capitalized terms used herein shall have the meanings defined in Section 11.1 hereof.)

    WHEREAS, Buyer intends to organize a Massachusetts corporation that will be a wholly-owned direct or indirect subsidiary of Buyer ("BUYER SUB"); and

    WHEREAS, the respective Boards of Directors of Buyer and Safety Fund have approved the acquisition of Safety Fund by Buyer pursuant to the merger of Buyer Sub with and into Safety Fund (the "MERGER"); and

    WHEREAS, the parties hereto desire that, following the consummation of the Merger, Safety Fund will merge with and into Buyer (the "BHC MERGER") pursuant to a merger agreement in a form to be specified by Buyer and reasonably satisfactory to Safety Fund and consistent with the terms of this Agreement, and that Buyer may cause the merger of Orange Savings Bank ("ORANGE SAVINGS"), a wholly-owned subsidiary of Buyer, with Safety Fund National Bank ("SFNB"), a wholly-owned subsidiary of Safety Fund (the "BANK MERGER"), pursuant to a merger agreement (the "BANK MERGER AGREEMENT") in a form to be specified by Buyer and reasonably satisfactory to Safety Fund and consistent with the terms of this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                         THE MERGER AND THE BANK MERGER

    1.1 THE MERGER. As promptly as practicable following the satisfaction or waiver of the conditions to the parties' respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof): (a) unless theretofore done, Buyer shall organize the Buyer Sub in accordance with Massachusetts law; (b) Buyer Sub shall be merged with and into Safety Fund, with Safety Fund as the surviving corporation (the "SURVIVING CORPORATION"); and (c) the separate existence of Buyer Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Buyer Sub shall be vested in and assumed by Safety Fund.

    1.2 EFFECTIVE TIME. The Merger shall be effected by the filing of articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of The Commonwealth of Massachusetts (the "SECRETARY OF STATE") in accordance with Massachusetts law to become effective on the day of the closing ("CLOSING DATE") provided for in Article IX hereof (the "CLOSING"). The term "EFFECTIVE TIME" shall mean the time on the Closing Date (or a subsequent date not later than the opening of business on the next business day) when the Merger becomes effective as set forth in the Articles of Merger.

    1.3 CHARTER AND BY-LAWS. The Charter and By-laws of the Surviving Corporation shall be the Articles of Organization, as amended (the "CHARTER"), and By-laws of Buyer Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

    1.4  DIRECTORS AND COMMITTEES OF SURVIVING CORPORATION AND BUYER.

    (a)The Directors of Buyer Sub immediately prior to the Effective Time shall be the initial Directors of Surviving Corporation, each to hold office in accordance with the Charter and By-Laws of Surviving Corporation.

    (b)Prior to or at the Effective Time, four directors of Safety Fund to be designated by Buyer after consultation with Safety Fund shall be elected to the Board of Directors of Buyer, to be divided proportionately among the classes. The Board of Directors of Buyer shall nominate such persons for re-election, and support their re-election at the next succeeding annual meeting of shareholders of Buyer to its Board of Directors, to be divided proportionately among the classes of directors. Prior to the Effective Time, Buyer, in consultation with Safety Fund, shall reconstitute the committees of its Board of Directors (as well as its joint management-Board committees) so as to achieve substantially proportionate representation, taking into account to the extent practicable the specific skills, education and experience of the various designees, for the directors of Safety Fund designated to become directors of Buyer.

    1.5   OFFICERS  OF  SURVIVING  CORPORATION.    The  officers  of  Buyer  Sub
immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    1.6  SURVIVING BANK.

    (a)In the event Buyer determines to accomplish the Bank Merger immediately following the Merger and the BHC Merger:

       (1) The Bank Merger Agreement shall specify which of SFNB and Orange Savings shall be the surviving bank in the Bank Merger ("SURVIVING
    BANK"), provided that the name of the Surviving Bank shall include the words "Safety Fund".

       (2) Buyer agrees, to the extent permitted by applicable law and appropriate federal and state bank regulators, to maintain the
    Surviving Bank in existence as a separate subsidiary for at least three years following the Effective Time, subject to regulatory considerations, safe and sound banking practices, and the fiduciary duties of Buyer's directors.

       (3) The officers of SFNB immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the
    Effective Time, each to hold office in accordance with the Charter and By-Laws of the Surviving Bank. Nine directors of SFNB to be designated by Buyer after consultation with Safety Fund shall continue to be directors of the Surviving Bank following the Effective Time, each to hold office in accordance with the Charter and By-Laws of the Surviving Bank. Buyer intends initially to elect up to three additional directors to serve on the Board of the Surviving Bank. Buyer agrees that the continuing directors of SFNB will be kept in place for at least three years, subject to regulatory considerations, safe and sound banking practices, and the fiduciary duties of Buyer's directors.

       (4) To the extent any of the Persons designated in this Agreement to serve as a director of Buyer or Surviving Bank is unable or unwilling, as of the Effective Time, to serve in such position, Buyer and Safety Fund shall agree on another member of the SFNB Board to serve as a replacement for such designee.

    (b)In the event Buyer determines not to accomplish the Bank Merger immediately following the Merger and the BHC Merger, Buyer agrees to take all the measures specified in Sections 1.6(a)(2), (3) and (4) with respect to SFNB to the same extent as they would have been applied to the Surviving Bank.

    (c)Nothing herein shall be deemed to preclude Buyer from accomplishing the Bank Merger at any time from and after the Effective Time as may be determined by the Board of Directors of Buyer.

    1.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, title to and possession of any property or right of Buyer Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Buyer Sub and its proper officers and directors shall be deemed to have granted to Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Corporation are fully authorized in the name of Buyer Sub or otherwise to take any and all such action.

    1.8 ADDITIONAL AGREEMENTS. Safety Fund shall cause SFNB to execute and deliver the Bank Merger Agreement as soon as practicable following Buyer's request therefor. Safety Fund shall, and shall cause SFNB to, execute all other documents and take all actions as may be necessary or desirable for consummation of the BHC Merger and the Bank Merger, as described in the recitals hereto.

    1.9 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 156B, Section 80 of the General Laws of The Commonwealth of Massachusetts, as amended.

    1.10 THE OPTION AGREEMENT. The parties acknowledge that Safety Fund and Buyer have entered into that certain Stock Option Agreement dated as of even date herewith (the "OPTION AGREEMENT") pursuant to which Safety Fund has granted to Buyer the right to purchase certain shares of Safety Fund Common Stock (as defined in Section 2.1 hereof) upon terms and conditions specified in the Option Agreement.

                                   ARTICLE II
                              CONVERSION OF SHARES

    2.1 CONVERSION. At the Effective Time, each share of common stock, par value $5.00 per share, of Safety Fund ("SAFETY FUND COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as such term is defined in Section hereof) and other than Safety Fund Common Stock then owned by Safety Fund, any Safety Fund Subsidiary, Buyer, or any Buyer Subsidiary (in each case other than in a fiduciary capacity or in connection with debts previously contracted)), including each attached right issued pursuant to the Shareholder Rights Plan (as hereinafter defined), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for an amount of common stock, par value $0.66 2/3 per share, of Buyer ("BUYER COMMON STOCK") equal to one share multiplied by the appropriate Exchange Ratio (rounded to the nearest four decimal places) determined in accordance with Section 2.4 or Section 2.5 hereof, as the case may be (the "MERGER CONSIDERATION").

    2.2 CERTAIN DEFINED TERMS. As used herein, the following capitalized terms shall have the specified values or meanings.

    (a)"BUYER INDEX PRICE" shall mean $15.54 per share of Buyer Common Stock.

    (b)"BUYER TRADING PRICE" shall mean the average closing price of Buyer Common Stock on the American Stock Exchange ("STOCK EXCHANGE") (as
reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source) for the ten consecutive trading days ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated hereby is obtained.

    (c)"POOLING DETERMINATION" shall mean either (i) a determination by Buyer that it is permissible under applicable financial and regulatory accounting principles for Buyer to record the Merger under the pooling of interests method of accounting or (ii) a determination that, solely as a result of actions of Buyer in breach of this Agreement, it is impermissible under applicable financial and regulatory accounting principles for Buyer to record the Merger under the pooling of interests method of accounting and that Buyer will be required to use the purchase method of accounting for the Merger.

    2.3 DETERMINATION OF APPLICABLE EXCHANGE RATIO. The parties expect the Merger to be accounted for under the pooling of interests method of accounting. In view of the fact that, among other possibilities, a shareholder might take actions so as to preclude pooling treatment for the Merger, the parties have agreed that the Merger Consideration shall be paid as follows. Not later than the second business day preceding the Effective Time, Buyer shall consult with its independent certified public accountants as to whether a Pooling Determination can be made, and shall promptly advise Safety Fund of the determination. If, as of the close of business on the day preceding the Effective Time, a Pooling Determination shall have been made, the Exchange Ratio shall be the Pooling Exchange Ratio and the provisions of Section 2.4 shall apply. If as of such time it shall not have been possible to make a Pooling Determination the Exchange Ratio shall be the Purchase Exchange Ratio and the provisions of Section 2.5 shall apply.

    2.4 POOLING OF INTERESTS ACCOUNTING EXCHANGE RATIOS. The "POOLING EXCHANGE RATIO" shall be determined as follows:

       (a) If the Buyer Trading Price is equal to or greater than 85 percent of the Buyer Index Price and is no greater than 115 percent of the Buyer
    Index Price, the Pooling Exchange Ratio shall be 1.700.

       (b) If the Buyer Trading Price is greater than 115 percent of the Buyer Index Price and is no greater than 120 percent of the Buyer Index
    Price, the Pooling Exchange Ratio shall be equal to:

                           Buyer Index Price X 1.955
                              Buyer Trading Price

       (c) If the Buyer Trading Price is greater than 120 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be 1.629.

       (d) If the Buyer Trading Price is less than 85 percent of the Buyer Index Price and is equal to or greater than 80 percent of the Buyer Index
    Price, the Pooling Exchange Ratio shall be equal to:

                           Buyer Index Price X 1.445
                              Buyer Trading Price

       (e) If the Buyer Trading Price is less than 80 percent of the Buyer Index Price, the Pooling Exchange Ratio shall be 1.806 unless the Buyer
    Trading Price is less than 75 percent of the Buyer Index Price and the Pooling Exchange Ratio is increased or this Agreement is terminated in accordance with the terms of Section 2.11 hereof.

       (f) Notwithstanding any other provisions of this Section 2.4, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Buyer or a substantial portion of its assets, the Pooling Exchange Ratio shall not be less than 1.700.

    2.5   PURCHASE  ACCOUNTING EXCHANGE RATIOS.   The  "PURCHASE EXCHANGE RATIO"
shall be determined as follows:

       (a) If the Buyer Trading Price is equal to or greater than $13.16 and is less than $16.45, the Purchase Exchange Ratio shall be equal to
    1.520.

       (b) If the Buyer Trading Price is equal to or greater than $16.45 and less than $20.84, the Purchase Exchange Ratio shall be equal to:

                                     $25.00
                               ------------------
                              Buyer Trading Price

       (c) If the Buyer Trading Price is equal to or greater than $20.84, the Purchase Exchange Ratio shall be equal to 1.200.

       (d) If the Buyer Trading Price is less than $13.16 and equal to or greater than $12.50, the Purchase Exchange Ratio shall be:

                                     $20.00
                               ------------------
                              Buyer Trading Price

       (e) If the Buyer Trading Price is less than $12.50 the Purchase Exchange Ratio shall be 1.600 unless the Purchase Exchange Ratio is increased or this Agreement is terminated in accordance with the terms of Section 2.12 hereof.

       (f) Notwithstanding any other provisions of this Section 2.5, in the event that before the Effective Time an announcement is made with respect to a business combination involving the acquisition of Buyer or a substantial portion of its assets, the Purchase Exchange Ratio shall not be less than 1.520.

    2.6  CONVERSION OF STOCK.

    (a)All Safety Fund Common Stock converted into Buyer Common Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "CERTIFICATE") previously representing any such Safety Fund Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Buyer Common Stock, and (ii) cash in lieu of fractional shares into which the Safety Fund Common Stock represented by such Certificate have been converted. Certificates previously representing Safety Fund Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with this Section 2.6, without any interest thereon.

    (b)If prior to the Effective Time Buyer should split or combine its common stock (or other securities which are convertible into such common stock)
or pay a dividend or other distribution in such common stock or convertible securities, all without Buyer receiving consideration therefor, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio, the Buyer Index Price and the Buyer Trading Price.

    (c)At the Effective Time, all shares of Safety Fund Common Stock held in the treasury of Safety Fund other than in a fiduciary capacity or in connection with debts previously contracted and all shares of Safety Fund Common Stock owned by Buyer or owned beneficially by any subsidiary of Buyer other than in a fiduciary capacity or in connection with debts previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

    2.7 PROCEDURES FOR EXCHANGE OF SAFETY FUND COMMON STOCK FOR MERGER CONSIDERATION.

    (a) BUYER TO MAKE SHARES AVAILABLE. Buyer shall take all steps necessary on and as of the Effective Time to deliver to the Exchange Agent (as hereinafter defined), for the benefit of the holders of Certificates, for exchange in accordance with this Section 2.7, certificates representing shares of Buyer Common Stock and the cash in lieu of fractional shares to be paid pursuant to this Section 2.7 (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "EXCHANGE FUND") to be issued and paid in exchange for outstanding Safety Fund Common Stock in accordance with this Agreement. The Exchange Agent shall be such banking institution, corporate trust company, or other stock transfer agent appointed by Buyer and reasonably satisfactory to Safety Fund to act as exchange agent hereunder. The Exchange Agent shall act as agent on behalf of record holders (individually, a "RECORD HOLDER") of Safety Fund Common Stock at the Effective Time, other than Safety Fund, any Safety Fund Subsidiary, Buyer, or any Buyer Subsidiary (in each case other than in a fiduciary capacity or in connection with debts previously contracted), or any Person holding Dissenting Shares.

    (b) EXCHANGE OF CERTIFICATES. Within three business days after the Effective Time, Buyer shall take all steps necessary to cause the Exchange Agent to mail to each Record Holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing the Buyer Common Stock and the cash in lieu of fractional shares into which the Safety Fund Common Stock represented by such Certificates shall have been converted as a result of the Merger. The form letter (which shall be subject to the reasonable approval of Safety Fund) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate for the number of whole shares of Buyer Common Stock to which such holder of Safety Fund Common Stock shall have become entitled pursuant to the provisions of this Section 2.7 and (y) a check representing the amount of cash in lieu of the fractional shares, if any, which such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of this Section 2.7, and the Certificates so surrendered shall forth with be cancelled. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof. Certificates surrendered for exchange by any person who is an "affiliate" of Safety Fund for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged for certificates representing shares of Buyer Common Stock until Buyer has received the written agreement of such person contemplated by Section 7.3 hereof.

    (c) RIGHTS OF CERTIFICATE HOLDERS AFTER THE EFFECTIVE TIME. The holder of a Certificate that prior to the Merger represented issued and outstanding Safety Fund Common Stock shall have no rights, after the Effective Time, with respect to such Safety Fund Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of Massachusetts law. No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Section  2.7.  After the  surrender  of a  Certificate  in accordance  with this
Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

    (d) FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Safety Fund Common Stock who otherwise would be entitled to receive a fractional share of Buyer Common Stock, an amount in cash determined by multiplying the closing sale price of Buyer Common Stock on the Stock Exchange as reported by THE WALL STREET JOURNAL for the trading day immediately preceding the date of the Effective Time (the "LAST CLOSING PRICE") by the fraction of a share of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.7(b) hereof. No interest will be paid on the cash which the holders of such fractional shares shall be entitled to receive upon such delivery.

    (e) SURRENDER BY PERSONS OTHER THAN RECORD HOLDERS. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the Record Holder thereof, then it shall be a condition of the payment of the Merger Consideration that such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the Record Holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the Record Holder and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (f) CLOSING OF TRANSFER BOOKS. From and after the Effective Time, there shall be no transfers on the stock transfer books of Safety Fund of the Safety Fund Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 2.7.

    (g) RETURN OF EXCHANGE FUND. At any time following the 12-month period after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that maybe payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

    2.8 BUYER SUB COMMON STOCK. Each share of common stock of Buyer Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation at the Effective Time.

    2.9 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Safety Fund Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by stockholders who, pursuant to applicable law, (a) deliver to Safety Fund in the manner provided by law, before the taking of the vote of Safety Fund's stockholders on the Merger, a written objection to the Merger and a written demand for the appraisal of their shares if the Merger is effected and
(b) whose shares are not voted in favor of the Merger, nor consented thereto in writing (the "DISSENTING SHARES"), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 156B, 86-98 of the Massachusetts Business Corporation Law (as amended, the "MBCL"). If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Safety Fund Common Stock of such holder shall there upon be deemed to have been converted into and be exchangeable for, at the Effective Time, the right to receive the Merger Consideration. Buyer shall have the right to participate in any proceeding involving dissenters' rights.

    2.10 STOCK OPTIONS. (a) At the Effective Time, each holder of a then outstanding stock option to purchase Safety Fund Common Stock ("SAFETY FUND OPTION") pursuant to the 1984 Incentive Stock Option Plan or the 1994 Incentive and Nonqualified Stock Option Plan (collectively, the "SAFETY FUND STOCK OPTION PLANS") (it being understood that the aggregate number of shares of Safety Fund Common Stock subject to purchase pursuant to the exercise of such Safety Fund Options is not and shall not be more than 65,850), whether vested or unvested, will be assumed by Buyer. Each Safety Fund Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Safety Fund Stock Option Plans immediately prior to the Effective Time, except that (i) such Safety Fund Option shall be exercisable (when vested) for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Safety Fund Common Stock covered by the Safety Fund Option multiplied by the Exchange Ratio, provided that any fractional share of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Safety Fund Common Stock of such Safety Fund Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

    (b)After the Effective Time, Buyer shall issue to each holder of an outstanding Safety Fund Option a document evidencing the foregoing assumption of such Safety Fund Option by Buyer.

    (c)It is the intention of the parties that the Safety Fund Options assumed by Buyer qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") to the extent that the Safety Fund Options qualified as incentive stock options immediately prior to the Effective Time.

    (d)Buyer shall not issue or pay for any fractional share otherwise issuable upon exercise of a Safety Fund Option. Prior to the Effective Time, Buyer
shall reserve for issuance (and, if not previously registered pursuant to the Securities Act, register) the number of shares of Buyer Common Stock necessary to satisfy Buyer's obligations with respect to the issuance of Buyer Common Stock pursuant to the exercise of Safety Fund Options.

    (e)The provisions of this Section 2.10 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each holder of a
Safety Fund Option and his or her heirs and representatives.

    2.11 TERMINATION, NOTICE AND CURE. (a) If (i) the Buyer Trading Price is less than $11.65 and a Pooling Determination can be made or (ii) the Buyer Trading Price is less than $12.50 and a Pooling Determination cannot be made, Safety Fund may elect by giving written notice to Buyer prior to the third business day immediately preceding the Closing Date to terminate this Agreement pursuant to Section 10.1(f). Within two business days thereafter:

       (1) in the event the Exchange Ratio is a Pooling Exchange Ratio, Buyer may elect to increase the Exchange Ratio to:

                                       $21.06

                               ----------------------
                                Buyer Trading Price

    and

       (2) in the event the Exchange Ratio cannot be a Pooling Exchange Ratio, Buyer may elect either to (X) increase the Exchange Ratio to that
    Exchange Ratio which when multiplied by the Buyer Trading Price has a value of $20.00 or (Y) offer an Exchange Ratio of 1.600 plus an amount of cash which when added to the product of 1.600 and the Buyer Trading Price has an aggregate value of $20.00 per share of Safety Fund Common Stock;

    (b)In the event Buyer makes an election referred to in the preceding Section 2.11(a), this Agreement shall not terminate and the Exchange Ratio shall be determined in accordance with such Section 2.11(a). In the event Buyer does not elect to increase the Exchange Ratio, this Agreement shall terminate on the date established as the Closing Date with the consequences specified in Section
10.2 hereof.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SAFETY FUND

    Safety Fund hereby represents and warrants to Buyer as follows:

    3.1 CORPORATE ORGANIZATION. (a) Safety Fund is a corporation, duly organized and validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The subsidiaries listed in Exhibit 21 of Safety Fund's Annual Report on Form 10-KSB for the year ended December 31, 1994 constitute all of Safety Fund's subsidiaries (the "SAFETY FUND SUBSIDIARIES"). Except as set forth in SCHEDULE 3.1 of the Safety Fund Disclosure Schedules (the "SCHEDULES"), each of the Safety Fund Subsidiaries is a bank or corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. SFNB is a national banking association organized under the National Bank Act. Each of Safety Fund and the Safety Fund Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and, except as set forth in
SCHEDULE 3.1, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not or would not have a Material Adverse Effect (as defined in Section 11.1) on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    (b)Neither Safety Fund nor any of the Safety Fund Subsidiaries owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, other than not more than five percent of any equity security registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), other than as disclosed on SCHEDULE 3.1 hereto and except, in the case of Safety Fund, for stock of the Safety Fund Subsidiaries.

    3.2 CAPITALIZATION. (a) The authorized capital stock of Safety Fund consists solely of 3,200,000 shares of Safety Fund Common Stock and 100,000 shares of preferred stock, $10.00 par value ("SAFETY FUND PREFERRED SHARES"). There are 1,660,665 shares of Safety Fund Common Stock issued and outstanding, no shares of Safety Fund Common Stock held in its treasury and no Safety Fund Preferred Shares issued and outstanding or held in its treasury. In connection with the shareholder rights plan ("SHAREHOLDER RIGHTS PLAN") adopted by Safety Fund as of the date of this Agreement, an aggregate of 3,200 shares of its Series A Participating Cumulative Preferred Stock (the "SERIES A PREFERRED") have been created and have been reserved for issuance. All issued and outstanding Safety Fund Common Stock has been, and the Series A Preferred upon issuance will be, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized, issued and outstanding capital stock of each Safety Fund Subsidiary is set forth in SCHEDULE 3.2 hereto. All issued and outstanding shares of each of the Safety Fund Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. All issued and outstanding shares or interests of each of the Safety Fund Subsidiaries are owned by Safety Fund and are held by Safety Fund free and clear of any security interest, pledge, lien, claim or other encumbrance or restriction on voting or transfer.

    (b)Except pursuant to the Option Agreement and the Shareholder Rights Plan and except for options to acquire not more than 50,850 shares of Safety
Fund Common Stock pursuant to stock options outstanding as of the date hereof under the Safety Fund Stock Option Plans, neither Safety Fund nor any of the Safety Fund Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Safety Fund, or shares of any of the Safety Fund

Subsidiaries. The names of the optionees, the date of grant of each option to purchase Safety Fund Common Stock, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Safety Fund Stock Option Plans are set forth on SCHEDULE 3.2. Except as set forth on SCHEDULE 3.2 and except for restrictions on transferability of rights granted pursuant to the Shareholder Rights Plan (as set forth in such Shareholder Rights Plan), there are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Safety Fund is a party, nor does Safety Fund have knowledge of any such agreements or understandings to which Safety Fund is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. The Safety Fund Common Stock is listed on the Nasdaq small-cap market.

    3.3 AUTHORITY. Safety Fund has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by at least a majority of Safety Fund's directors. The Board of Directors of Safety Fund has directed that this Agreement and the transactions contemplated hereby be submitted to Safety Fund's stockholders for approval at a meeting of such stockholders and has recommended approval of this Agreement by Safety Fund's stockholders. Except for the adoption of this Agreement by a vote of the holders of a majority of the outstanding shares of Safety Fund Common Stock and except for any actions required or appropriate to be taken by Safety Fund with respect to the rights of any dissenting shareholders under Chapter 156B, SectionSection86-98 of the MBCL, no other corporate proceedings on the part of Safety Fund are necessary to consummate the transactions contemplated by this Agreement. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Safety Fund, constitutes avalid and binding obligation of Safety Fund, and is enforceable against Safety Fund in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

    3.4 NO VIOLATION. Neither the execution and delivery of this Agreement or the Option Agreement by Safety Fund, nor the consummation by Safety Fund of the transactions contemplated hereby or thereby, nor the compliance by Safety Fund with any of the terms or provisions hereof, does or will:

       (a) violate any provision of the Charter or By-laws of Safety Fund or any of the Safety Fund Subsidiaries,

       (b) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Safety Fund or any of the Safety Fund Subsidiaries or any of their respective properties, securities or assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, or

       (c) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained and except as set forth on SCHEDULE 3.4 hereto, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Safety Fund or any of the Safety Fund Subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Safety Fund or any of the Safety Fund Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    3.5 CONSENTS AND APPROVALS. Neither the execution, delivery and performance of this Agreement or the Option Agreement by Safety Fund nor consummation of the transaction contemplated hereby or thereby requires any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state takeover laws, and filing and recordation of appropriate merger documents as required by Massachusetts, New Hampshire and Federal law, (ii) for consents and approvals of or filings or registrations with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE"), the Office of the Comptroller of the Currency (the "OCC"), the Massachusetts Board of Bank Incorporation (the "BBI"), the Massachusetts Commissioner of Banks ("MASSACHUSETTS COMMISSIONER"), and the Massachusetts Housing Partnership Fund ("MHP") (each of the foregoing, a "BANK REGULATOR"), and (iii) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, the BHC Merger or the Bank Merger or otherwise prevent Safety Fund from performing its obligations under this Agreement, or would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, or on Buyer.

    3.6 REGULATORY APPROVAL. Safety Fund is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay. Safety Fund is not aware of any reason why the Merger cannot qualify as a "pooling of interests" for accounting purposes.

    3.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Safety Fund as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992, certified by KPMG Peat Marwick LLP for 1994 and by Ernst & Young LLP for 1993 and 1992 in the form delivered to Buyer prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "SAFETY FUND AUDITED FINANCIAL STATEMENTS"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Safety Fund at the dates, and for the periods, stated therein.

    (b)The consolidated balance sheets of Safety Fund as of September 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the nine months ended September 30, 1995 and 1994 in the form delivered to Buyer prior to execution and delivery of this Agreement (herein after referred to collectively as the "SAFETY FUND INTERIM FINANCIAL STATEMENTS") present fairly, and the financial statements referred to in Section 5.5 hereof will present fairly, in all material respects the consolidated financial position and results of operations of Safety Fund for the periods indicated thereon and have been, and the financial statements referred to in Section 5.5 hereof will be, prepared in accordance with GAAP applied on a consistent basis (except for the omission of notes to the Safety Fund Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material, and except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

    (c)The Safety Fund Audited Financial Statements and the Safety Fund Interim Financial Statements are herein referred to together as the "SAFETY FUND
FINANCIAL STATEMENTS."

    (d)The books and records of Safety Fund and each Safety Fund Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are incompliance in all material respects with all applicable legal and accounting requirements. The minute books of Safety Fund and the Safety Fund Subsidiaries contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors (including committees of its Board of Directors).

    3.8 SAFETY FUND REPORTS. Since January 1, 1991, Safety Fund and the Safety Fund Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed (except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole), with (i) the Securities and Exchange Commission ("SEC") pursuant to the Securities Act or the Exchange Act, (ii) the OCC, (iii) the Federal Reserve, and (iv) any applicable state securities or banking authorities (all such reports and statements are collectively referred to herein as the "SAFETY FUND REPORTS"). As of their respective dates, no such Safety Fund Reports filed with the SEC contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date shall be deemed to modify information as of an earlier date and except that Safety Fund has corrected a scrivener's error with a filing of an amended Form 10-QSB, for the quarter ended September 30, 1995.

    3.9   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on SCHEDULE
3.9 hereto, since December 31, 1994, Safety Fund and the Safety Fund Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

       (a) any change or event which, individually or in the aggregate with other changes and events, has had a Material Adverse Effect on Safety
    Fund and the Safety Fund Subsidiaries, taken as a whole;

       (b) except as permitted by Section 5.1(b) with respect to actions that occur after the date hereof and as set forth in SCHEDULE 3.9(B)
    hereto or in the ordinary course of business consistent with past practice with respect to actions that occurred prior to the date hereof, any increase in the compensation payable or to become payable to any of the officers, directors or employees of Safety Fund or any of the Safety Fund Subsidiaries or any bonus payment or arrangement made to or with any of them;

       (c) any agreement, contract or commitment entered into or agreed to be entered into except for those in the ordinary course of business
    (none of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole);

       (d) any change in any of the accounting methods or practices of Safety Fund or anyof the Safety Fund Subsidiaries other than changes required by applicable law or by GAAP;

       (e) any change in the credit policies or procedures of Safety Fund or any Safety Fund Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; or

       (f) any material election made by Safety Fund or any Safety Fund Subsidiary for federal or state income tax purposes.

    3.10 LEGAL PROCEEDINGS. (a) Except as set forth on SCHEDULE 3.10 hereto and except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to any, and there are no pending or, to the best of Safety Fund's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Safety Fund or any of the Safety Fund Subsidiaries; and neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to or subject to any order, judgment or decree.

    (b)SCHEDULE 3.10 lists, as of the date of this Agreement, all pending litigation involving any claim against Safety Fund or any Safety Fund
Subsidiary, whether directly or by counterclaim, involving a "lender liability" cause of action.

    (c)There are no actions, suits or proceedings instituted, pending or, to the knowledge of Safety Fund, threatened (and which if asserted would be reasonably likely to have an unfavorable outcome) against any present or former director or officer of Safety Fund or any Safety Fund Subsidiary that might give rise to a claim for indemnification against Safety Fund or any Safety Fund Subsidiary that is reasonably likely to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    3.11 TAXES AND TAX RETURNS. (a) Safety Fund, all Safety Fund Subsidiaries, and all predecessors of Safety Fund have timely filed all federal, state, and local tax returns required by applicable law to be filed except for filings which are filed pursuant to routine extensions permitted by law or the failure to file which or the late filing of which would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Such returns were accurate and complete in all material respects except where the failure to be accurate or complete would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    (b)Safety Fund, all Safety Fund Subsidiaries, and all predecessors of Safety Fund have paid or, where payment is not required to have been made, have set up adequate reserves or accruals in the Safety Fund Financial Statements for the payment of all taxes required to be paid in respect of the periods covered by such returns and as of the date hereof, including but not limited to accruals or withholdings relating to any tax withholding, social security or unemployment provisions of the applicable federal, state and local laws, except where the failure to do so would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. As of the respective dates of the Safety Fund Financial Statements in which such reserves or accruals are established and the date hereof, neither Safety Fund nor any Safety Fund Subsidiary had any liability for any such taxes in excess of the amounts so paid or reserved or accruals so established which was material to Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Except for taxes which are being contested in good faith and for which adequate reserves or accruals are reflected in the Safety Fund Financial Statements, neither Safety Fund nor any of the Safety Fund Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge the failure to pay which would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

    (c)No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively)
against Safety Fund or any of the Safety Fund Subsidiaries which have not been settled and paid or adequately reserved against in the Safety Fund Financial Statements and no requests for waivers of the time to assess any tax are pending. Safety Fund and the Safety Fund Subsidiaries file consolidated federal income tax returns. Safety Fund's consolidated federal income tax returns have not been audited by the IRS since prior to 1988.

    (d)None of the transactions contemplated hereby or the termination of the employment of any employee of Safety Fund or any Safety Fund Subsidiary prior to or following consummation of the transactions contemplated hereby could result in Buyer or any Buyer Subsidiary making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

    3.12 PROPERTIES. Except (i) as may be reflected in the Safety Fund Financial Statements,(ii) for any lien for current taxes not yet delinquent,
(iii) for pledges to secure deposits, (iv) for liens on real estate acquired by foreclosure or substantively repossessed, and (v) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title that do not have a Material Adverse Effect on the value of personal or real property reflected in the Safety Fund Financial Statements or acquired since the date of such statements and which do not materially interfere with or impair the present and continued use of such property, Safety Fund and the Safety

Fund Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheets of Safety Fund included in the Safety Fund Financial Statements and all personal and real property acquired since such date, except such personal and real property as has been disposed of in the ordinary course of business.

    3.13 CERTAIN CONTRACTS. Except as set forth in SCHEDULE 3.13 hereto and except for agreements, indentures, arrangements and contracts which are exhibits to Safety Fund's Annual Report on Form 10-KSB for the year ended December 31, 1994, accurate copies of which have been made available to Buyer, neither Safety Fund nor any of the Safety Fund Subsidiaries is a party to, is bound by, owns properties subject to, or receives benefits under:

       (a) any agreement, arrangement or other contract not made in the ordinary course of business that (x) would be required to be filed as an exhibit to a Form 10-K or 10-KSB under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations of Safety Fund and the Safety Fund Subsidiaries, taken as a whole,

       (b) any agreement, indenture or other instrument relating to the borrowing of money by Safety Fund or any Safety Fund Subsidiary or the guarantee by Safety Fund or any Safety Fund Subsidiary of any such obligation (other than instruments relating to transactions entered into in the ordinary course of the business of Safety Fund or in the ordinary course of business of any Safety Fund Subsidiary),

       (c) any agreement, arrangement or commitment which cannot be terminated at will relating to the employment of a consultant or the employment, election or retention of any present or former director, officer or employee,

       (d) any contract, agreement or understanding with a labor union,

       (e) any agreement (other than any agreement (x) with a banking customer entered into by any Safety Fund Subsidiary in the ordinary course of business under which any Safety Fund Subsidiary provides banking services to such banking customer or (y) relating to the sale of mortgage loans, including forward commitments) that involves a payment or series of payments of more than $100,000 from or to Safety Fund or any Safety Fund Subsidiary, or

       (f) any agreement containing covenants that limit the ability of Safety Fund or any Safety Fund Subsidiary to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Safety Fund or any Safety Fund Subsidiary may carry on its business.

    3.14 CERTAIN DEFAULTS. Except as set forth in SCHEDULE 3.14 hereto, neither Safety Fund nor any Safety Fund Subsidiary, nor, to the knowledge of Safety Fund, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement pursuant to which Safety Fund or any Safety Fund Subsidiary has borrowed funds or is otherwise the obligor, which default would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    3.15  INSURANCE.   (a) The  deposit accounts of  any Safety Fund  Subsidiary
which are of an insurable type are insured by the FDIC to the extent permitted by the Bank Insurance Fund of the FDIC.

    (b)Safety Fund has made available to Buyer correct and complete copies of all material policies of insurance of Safety Fund and the Safety Fund
Subsidiaries currently in effect. Neither Safety Fund nor any of the Safety Fund Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Safety Fund's financial statements included in Safety Fund's Quarterly Report on Form 10-QSB for the period ended September 30, 1995, except for any such liability that would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. Except as set forth on SCHEDULE 3.15 hereto, neither Safety Fund nor any Safety Fund Subsidiary has received any notice of termination of any such insurance coverage or material increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor materially increased.

    3.16 EMPLOYEE BENEFIT PLANS. (a) Except as described on SCHEDULE 3.16 hereto, neither Safety Fund nor any of the Safety Fund Subsidiaries has any obligation, contingent or otherwise, under any employment, consulting, retirement or severance agreement which would require Safety Fund or any Safety Fund Subsidiary to make payments exceeding $100,000 for any employee or former employee.

    (b)Schedule 3.16 hereto sets forth a complete list of all ERISA Plans (as defined below). Except as set forth in SCHEDULE 3.16, neither Safety Fund nor any Safety Fund Subsidiary maintains or contributes to any "multi-employer plan" as that term is defined at Section 4001(a)(3) of ERISA, and neither Safety Fund nor any Safety Fund Subsidiary has incurred any material liability under
Section 4062, 4063 or 4201 of ERISA. To the knowledge of Safety Fund, each pension plan, as defined at Section 3(2) of ERISA, maintained by Safety Fund or any Safety Fund Subsidiary (each, a "PENSION PLAN") which is intended to be qualified under Section 401(a) of the Code is so qualified. Except as set forth in SCHEDULE 3.16 hereto, to the knowledge of Safety Fund, since January 1, 1991,
(i) each welfare plan, as defined at Section 3(1) of ERISA, maintained by Safety Fund or a Safety Fund Subsidiary (each, a "WELFARE PLAN"), and each Pension Plan (the Pension Plans and Welfare Plans being hereinafter referred to as "ERISA PLANS"), has been administered substantially in accordance with the terms of such plan and the provisions of ERISA, (ii) nothing has been done or omitted to be done with respect to any ERISA Plan that would result in any material liability on the part of Safety Fund or any Safety Fund Subsidiary, including the loss of any material tax deduction, under ERISA or the Code, (iii) no "reportable event" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Pension Plan subject to Title IV of ERISA, and (iv) except for continuation of health coverage to the extent required under Section 4980B of the Code, there are no unfunded obligations under any ERISA Plan providing benefits after termination of employment.

    (c)Schedule hereto sets forth a complete list of all material employment, consulting, retirement and severance agreements with individuals and all material incentive, bonus, fringe benefit and other employee benefit arrangements of Safety Fund and the Safety Fund Subsidiaries, covering employees or former employees of Safety Fund and the Safety Fund Subsidiaries.

    (d)Safety Fund has made available to Buyer copies of all ERISA Plans, copies of all agreements and arrangements referred to in (c) above that have been reduced to writing, and a written summary of the material terms of all such agreements or arrangements that have not been reduced to writing.

    3.17 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Safety Fund and each of the Safety Fund Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Safety Fund or any of the Safety Fund Subsidiaries, except as set forth on SCHEDULE 3.17 hereto and except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries taken as a whole, and neither Safety Fund or any of the Safety Fund Subsidiaries has knowledge of any violation of any of the above.

    (b)Except for normal examinations conducted by a regulatory agency in the regular course of the business of Safety Fund and the Safety Fund
Subsidiaries and except as set forth on SCHEDULE 3.17 hereto, no regulatory agency has initiated any proceeding or, to the best knowledge of Safety Fund, investigation into the business or operations of Safety Fund or any of the Safety Fund Subsidiaries
since prior to December 31, 1991. Safety Fund has not received any objection from any regulatory agency to Safety Fund's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Safety Fund or any of the Safety Fund Subsidiaries.

    3.18 BROKER'S FEES. Neither Safety Fund, any Safety Fund Subsidiary, nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connection with any of the transactions contemplated by this Agreement, except that Safety Fund has engaged, and will pay a fee to, McConnell, Budd & Downes, Inc. (the "SAFETY FUND INVESTMENT ADVISOR"). The Safety Fund Investment Advisor has delivered an opinion to the Board of Directors of Safety Fund stating its opinion that the consideration to be received by Safety Fund's stockholders pursuant to the Merger is fair to such stockholders, from a financial point of view.

    3.19 SAFETY FUND INFORMATION. The information relating to Safety Fund and the Safety Fund Subsidiaries to be contained in the PROXY STATEMENT-PROSPECTUS (as defined in Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any other governmental body in connection with the Merger, the BHC Merger, the Bank Merger, and the other transactions contemplated by this Agreement, will not contain as of the date of such Proxy Statement-Prospectus and as of the date of the Special Meeting (defined in Section 5.6) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Safety Fund makes and will make no representation or warranty with respect to any information supplied by Buyer which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Buyer and its subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    3.20 ENVIRONMENTAL ISSUES. Except as set forth on SCHEDULE 3.20 hereto and except where such violation, liability or noncompliance would not have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole: (i) neither Safety Fund nor any of the Safety Fund Subsidiaries has violated during the last five years or is in violation of any Environmental Law (as defined in Section 11.1); (ii) none of the properties owned or leased by Safety Fund or any Safety Fund Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in Section 11.1); (iii) neither Safety Fund nor any of the Safety Fund Subsidiaries is liable for any off-site contamination; (iv) neither Safety Fund nor any of the Safety Fund Subsidiaries is liable under any Environmental Law; and (v) Safety Fund and each of the Safety Fund Subsidiaries is, and has during the last five years been, in compliance with all of their respective Environmental Permits (as defined in Section 11.1). For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

    3.21    MATERIAL INTERESTS  OF  CERTAIN PERSONS.    Except as  set  forth on
SCHEDULE 3.21 or in the proxy statement for Safety Fund's 1995 Annual Meeting of Stockholders, to the knowledge of Safety Fund, no officer or director of Safety Fund, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Safety Fund or any of the Safety Fund Subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

    3.22  CERTAIN TRANSACTIONS.   Since December 31,  1994, neither Safety  Fund
nor any Safety Fund Subsidiary has entered into any material transactions involving interest rate and currency swaps, options and futures contracts, or any other similar transactions, except as disclosed in Schedule 3.22 hereto.

    3.23 REGULATORY AGREEMENTS. Neither Safety Fund nor any Safety Fund Subsidiary is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the OCC, the Federal

Reserve or any other financial services regulatory agency that relates to the conduct of the business of Safety Fund or any Safety Fund Subsidiary, nor has Safety Fund or any of the Safety Fund Subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

    3.24 LABOR MATTERS. With respect to their employees, neither Safety Fund nor any Safety Fund Subsidiary has engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1994, Safety Fund and the Safety Fund Subsidiaries have not experienced any attempt by organized labor or its representatives to make Safety Fund or any Safety Fund Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Safety Fund or any Safety Fund Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of Safety Fund or any Safety Fund Subsidiary against any of them pending before any governmental agency arising out of Safety Fund's or such Safety Fund Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole; there is no labor strike or labor disturbance pending or threatened against any of them; and neither Safety Fund nor any Safety Fund Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1994.

    3.25 ADMINISTRATION OF TRUST ACCOUNTS. Each Safety Fund Subsidiary has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. None of Safety Fund, any Safety Fund Subsidiary, or any director, officer or employee of Safety Fund or any Safety Fund Subsidiary acting on behalf of Safety Fund or a Safety Fund Subsidiary, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate as would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

    3.26 INTELLECTUAL PROPERTY. Safety Fund and each Safety Fund Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property, as hereinafter defined, necessary in all material respects to conduct the business and operations of Safety Fund and the Safety Fund Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole. For purposes of this
Section 3.26, the term "Intellectual Property" means all domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

    3.27 LOAN PORTFOLIO. SCHEDULE 3.27 sets forth all of the loans in original principal amount in excess of $200,000 of Safety Fund or any Safety Fund Subsidiary that as of the date of this Agreement are classified by Safety Fund or any Bank Regulator as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans by category, it being understood that no representation is being made that the OCC or any other Bank Regulator would agree with the loan classifications contained in SCHEDULE 3.27.

    3.28 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Safety Fund nor any Safety Fund Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, except (i) as set forth on the consolidated balance sheet of Safety Fund and its subsidiaries as at December 31, 1994 contained in the Safety Fund Reports, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, and (iii) liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Safety Fund as follows:

    4.1 CORPORATE ORGANIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Buyer has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not or would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole. Buyer is registered as a bank holding company under the BHCA. Buyer has previously made available to Safety Fund for inspection true and complete copies as amended to date of the Charter and By-laws of Buyer.

    4.2 CAPITALIZATION. (a) As of the date hereof, the authorized capital stock of Buyer consists solely of 22,500,000 shares of common stock ("BUYER COMMON SHARES") and 3,000,000 shares of preferred stock ("BUYER PREFERRED SHARES"). As of the date hereof, there are 7,087,550 Buyer Common Shares issued and outstanding, no Buyer Common Shares held in its treasury, and no Buyer Preferred Shares issued and outstanding. All issued and outstanding Buyer Common Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and (at the Effective Time) will be fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b)As of the date hereof, except for the options to acquire not more than 732,000 Buyer Common Shares pursuant to stock options under the CFX Stock
Option Plan (the "BUYER STOCK OPTION PLAN"), Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Buyer. There are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares to which Buyer is a party, nor does Buyer have knowledge of any such agreements or understandings to which Buyer is not a party with respect to the voting of any such shares or which restrict the transfer of such shares. Buyer Common Shares are listed on the Stock Exchange.

    4.3 AUTHORITY. Buyer has full corporate power and authority to execute and deliver this Agreement and the Option Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the

Board of Directors of Buyer. No corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated by this Agreement, except that the affirmative vote of the holders of a majority of the votes cast by the holders of Buyer Common Stock eligible to vote thereon is required to authorize the issuance of Buyer Common Stock pursuant to this Agreement in accordance with Stock Exchange policy. Each of this Agreement and the Option Agreement has been duly and validly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

    4.4 NO VIOLATION. Neither the execution and delivery of this Agreement or the Option Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor the compliance by Buyer with any of the terms or provisions hereof or thereof, does or will:

       (a) violate any provision of the Charter or By-laws of Buyer,

       (b) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its subsidiaries or any of their respective properties, securities or assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, or

       (c) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained and except as set forth on SCHEDULE 4.4 hereto, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

    4.5 CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and the Option Agreement by Buyer does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign, including, without limitation, any Bank Regulator, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or the laws of certain states under which a "blue sky" filing or consent may be required, state takeover laws, and filing and recordation of appropriate merger documents as required by Massachusetts and New Hampshire law, (ii) for consents and approvals of or filings or registrations with the Bank Regulators, and (iii) where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, the BHC
Merger, or the Bank Merger or otherwise prevent Buyer from performing its obligations under this Agreement, or would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

    4.6 REGULATORY APPROVAL. Buyer is not aware of any reason why the conditions set forth in Section 8.1(c) hereof would not be satisfied without significant delay. Buyer is not aware of any reason why the Merger cannot qualify as a "pooling of interests" for accounting purposes.

    4.7 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Buyer as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and changes in financial position for the years ended December 31, 1994 and 1993, certified by Wolf & Company, P.C., and for the year ended December 31, 1992, certified by Ernst & Young LLP, in the form delivered to Safety Fund prior to execution and delivery of this Agreement (all of the above being collectively referred to as the "BUYER AUDITED FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the footnotes thereto and except as required or permitted by SFAS 109 and 115) and present fairly in all material respects the consolidated financial position of and results of operations of Buyer at the dates, and for the periods, stated therein.

    (b)The consolidated balance sheets of Buyer as of September 30, 1995 and 1994, and the related consolidated statements of income for the nine months ended September 30, 1995 and 1994 in the form delivered to Safety Fund prior to execution and delivery of this Agreement (hereinafter referred to collectively as the "BUYER INTERIM FINANCIAL STATEMENTS") present fairly, and the financial statements referred to in Section 6.5 hereof will present fairly, in all material respects the consolidated financial position and results of operations of Buyer at the dates and for the periods indicated thereon and are prepared in accordance with GAAP applied on a consistent basis (except for the omission of notes to the Buyer Interim Financial Statements and year-end adjustments to interim results, which adjustments will not be material, and except as required or permitted by SFAS 109 and 115) with all prior periods and throughout the periods indicated.

    (c)The Buyer Audited Financial Statements and the Buyer Interim Financial Statements are herein referred to together as the "BUYER FINANCIAL
STATEMENTS."

    (d)The books and records of Buyer and each Buyer Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Buyer and the Buyer Subsidiaries contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors (including committees of its Board of Directors).

    4.8 BUYER REPORTS. Buyer has previously made available to Safety Fund a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1991 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "BUYER REPORTS") and (b) communication mailed by Buyer to its shareholders since January 1, 1991, and, as of their respective dates, no such Buyer Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

    4.9   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on SCHEDULE
4.9 hereto,since December 31, 1994, there has not been:

       (a) any change or event which, individually or in the aggregate with other changes and events, has had a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole;

       (b) any change in any of the accounting methods or practices of Buyer or any of its subsidiaries other than changes required by applicable law or by GAAP; or

       (c) any incurrence by Buyer of any liability that has had, or to the knowledge of Buyer, could reasonably be expected to have, a Material
    Adverse Effect upon Buyer and its subsidiaries, taken as a whole.

    4.10 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 4.10 hereto and except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, neither Buyer nor any of its subsidiaries is a party to any, and there are no pending or, to the best of Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against Buyer or any of its subsidiaries; and neither Buyer nor any of its subsidiaries is a party to or subject to any order, judgment or decree.

    4.11 COMPLIANCE WITH APPLICABLE LAW; REGULATORY EXAMINATIONS. (a) Buyer and each of its subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to Buyer or any of its subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on Buyer and its subsidiaries taken as a whole, and neither Buyer or any of its subsidiaries has knowledge of any violation of any of the above.

    (b)Except for normal examinations conducted by a regulatory agency in the regular course of the business of Buyer and its subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of its subsidiaries since prior to December 31, 1991. Buyer has not received any objection from any regulatory agency to Buyer's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Buyer or any of its subsidiaries.

    4.12 BROKER'S FEE. Neither Buyer, any subsidiary, nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee to, Alex. Brown & Sons Incorporated (the "BUYER INVESTMENT ADVISOR").

    4.13 BUYER INFORMATION. The information relating to Buyer to be contained in the Proxy Statement-Prospectus (as contemplated by Section 7.1) and any application to any Bank Regulator, or any other statement or application filed with any governmental body in connection with the Merger, the BHC Merger, the Bank Merger and the other transactions contemplated by this Agreement will not contain as of the date of such Proxy Statement-Prospectus or filing any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. Notwithstanding the foregoing, Buyer makes and will make no representation or warranty with respect to any information supplied by Safety Fund which is contained in any of the foregoing documents. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Safety Fund or the Safety Fund Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    4.14 ENVIRONMENTAL ISSUES. Except where such violation, liability or noncompliance would not have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole: (i) neither Buyer nor any of its subsidiaries has violated during the last five years or is in violation of any Environmental Law; (ii) none of the properties owned or leased by Buyer or any subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither Buyer nor any of its subsidiaries is liable for any off-site contamination; (iv) neither Buyer nor any of its subsidiaries is liable under any Environmental Law; and (v) Buyer and each of its subsidiaries is, and has during the last five years been, in compliance with, all of their respective Environmental Permits. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

    4.15 CAPITAL. As of September 30, 1995, Buyer's Tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio, each calculated in accordance with the capital guidelines of the Federal Reserve applicable to bank holding companies on a fully phased-in basis, were each in excess of the specified minimum levels for qualification as "well capitalized."

    4.16 REGULATORY AGREEMENTS. Neither Buyer nor any of its subsidiaries is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the FDIC, the Federal Reserve, the New Hampshire Bank Commissioner, or other financial services regulatory agency that restricts Buyer's ability to perform its obligations hereunder, nor has Buyer or any of its subsidiaries been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

    4.17 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Buyer nor any Buyer Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, except (i) as set forth on the consolidated balance sheet of Buyer and its subsidiaries as at December 31, 1994 contained in the Buyer Reports, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, and (iii) liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and the Buyer Subsidiaries, taken as a whole.

    4.18 BUYER SUB. (a) Upon its formation, Buyer Sub will be a corporation, duly organized, validly existing and in good standing under the laws of Massachusetts, all of the outstanding capital stock of which is, or will be prior to the Effective Time, owned directly or indirectly by Buyer free and clear of any lien, charge or other encumbrance. From and after its incorporation, Buyer Sub has not and will not engage in any activities other than in connection with or as contemplated by this Agreement.

    (b)Buyer Sub has, or will have prior to the Effective Time, all corporate power and authority to consummate the transactions contemplated hereunder and carry out all of its obligations with respect to such transactions. The consummation of the transactions contemplated hereby has been, or will have been prior to the Closing, duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer Sub.

                                   ARTICLE V
                            COVENANTS OF SAFETY FUND

    5.1  CONDUCT OF BUSINESS.

    (a) AFFIRMATIVE COVENANTS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Buyer, Safety Fund will operate its business, and it will cause each of the Safety Fund Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and take no action which would (i) materially adversely affect the ability of Buyer or Safety Fund to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

    (b) NEGATIVE COVENANTS. Safety Fund agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Buyer in writing, Safety Fund will not, and will cause each of the Safety Fund Subsidiaries not to:

       (1) change or waive any provision of its Charter or By-laws;

       (2) change the number of shares of its authorized or issued capital stock (except (i) as may be required by the Option Agreement, (ii) for the issuance of Safety Fund Common Stock pursuant to the exercise of outstanding stock options under the Safety Fund Stock Option Plans, as contemplated by
    Section 3.2(b) hereof, and (iii) in connection with its adoption of the Shareholder Rights Plan);

       (3) except in connection with its adoption of the Shareholder Rights Plan or as described in SCHEDULE 6.10, issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Safety Fund or any of the Safety Fund Subsidiaries, or any securities convertible into shares of such stock; except that (i) Safety Fund may issue shares of Safety Fund Common Stock or permit treasury shares to become outstanding in accordance with the terms of the Safety Fund Stock Option Plans, and (ii) Safety Fund may issue shares of Safety Fund Common Stock to Buyer in accordance with the terms of the Option Agreement;

       (4) except pursuant to the Shareholder Rights Plan, effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

       (5) declare or pay any dividends or other distributions with respect to its capital stock except pursuant to the Shareholder Rights Plan and except for a quarterly cash dividend not in excess of $.05, $.06, $.07, $.08 and $.09 per share in the first, second, third and fourth quarters of 1996 and the first quarter of 1997, respectively, declared and paid in accordance with applicable law, regulation and contractual and regulatory commitments and for dividends paid by any Safety Fund Subsidiary to Safety Fund, PROVIDED, HOWEVER, that Safety Fund's then-current quarterly cash dividend may be increased to the Increased Dividend (as defined below) per share of Safety Fund Common Stock beginning in the first quarter of 1997, and (ii) that the parties agree (x) to consult with respect to the amount of the last Safety Fund quarterly dividend payable prior to the Effective Time with the objective of assuring that the shareholders of Safety Fund do not receive a shortfall, or dividend or distribution from both Safety Fund and Buyer, for such quarter based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Buyer following the Merger and (y) that Safety Fund may pay a special dividend to holders of record of Safety Fund Common Stock immediately prior to the Effective Time consistent with the objective described in clause (x) above. The parties agree that Buyer dividends paid in any calendar quarter are paid with respect to the then-preceding calendar quarter and that Safety Fund dividends to be paid in any calendar quarter will be paid with respect to the then-preceding calendar quarter. The quarterly "INCREASED DIVIDEND" shall be determined by multiplying the quarterly dividend then being paid by Buyer with respect to each share of Buyer Common Stock by 1.700;

       (6) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) that is or may reasonably be expected to have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

       (7) except in the ordinary course of business consistent with past practice, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, or acquire any equity, debt, or other investment securities;

       (8) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

       (9) except as described on SCHEDULE 5.1(B), grant any increase in rates of compensation to its employees, except merit increases in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law; grant any increase in rates of compensation to its directors; adopt or amend in any material respect or terminate any employee benefit plan, pension plan or incentive plan except as required by law, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or enter into any employment, severance or similar agreements or arrangements with any directors or officers;

       (10)make application for the opening or closing of any, or open or close any, branch or automated banking facility except as previously disclosed to Buyer;

       (11)make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

       (12)merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

       (13)make  any  material change  in its  accounting methods  or practices,
           except  changes  as  may  be  required  by  GAAP  or  by   regulatory
    requirements;

       (14)take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code;

       (15)enter  into  any transactions  involving  interest rate  and currency
           swaps,  options  and   futures  contracts,  or   any  other   similar
    off-balance sheet transactions;

       (16)take any action that would result in the representations and warranties of Safety Fund contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; or

       (17)agree to do any of the foregoing.

    5.2 NO SOLICITATION. Safety Fund shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal. Nothing contained in this
Section 5.2 shall prohibit Safety Fund or Safety Fund's Board from taking and disclosing to Safety Fund's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to Safety Fund's stockholders which, in the judgment of the Safety Fund Board, based upon the advice of outside counsel, may be required under applicable law, or making disclosure to the Safety Fund's stockholders of the absence of an opinion from the Safety Fund Investment Advisor as to the fairness of the Merger Consideration dated the date of the Proxy Statement. Safety Fund will take all reasonable actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Safety Fund will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information requested from, or any such negotiations or discussions are sought to be initiated or continued with, Safety Fund, indicating in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Safety Fund or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Safety Fund or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement or the Option Agreement.

    5.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Safety Fund will cause one or more of its representatives to confer with representatives of Buyer and report the general status of its ongoing operations at such times as Buyer may reasonably request. Safety Fund will promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Safety Fund. Safety Fund will also provide Buyer such information with respect to such events as Buyer may reasonably request from time to time.

    5.4 ACCESS TO PROPERTIES AND RECORDS. Safety Fund shall permit Buyer reasonable access to its properties and those of the Safety Fund Subsidiaries, and shall disclose and make available to Buyer during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; PROVIDED, HOWEVER, that Safety Fund shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Safety Fund shall provide and shall request its auditors to provide Buyer with such historical financial information regarding it (and related audit reports and consents) as Buyer may reasonably request for securities disclosure purposes.

    5.5 FINANCIAL AND OTHER STATEMENTS. (a) Promptly upon receipt thereof, Safety Fund will furnish to Buyer copies of each annual, interim or special audit of the books of Safety Fund and the Safety Fund Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Safety Fund by such accountants in connection with each annual, interim or special audit of the books of Safety Fund and the Safety Fund Subsidiaries made by such accountants.

    (b)As soon as practicable, Safety Fund will furnish to Buyer copies of all such financial statements and reports as it shall send to its stockholders, the SEC, the OCC or any other regulatory authority, except as legally prohibited thereby.

    (c)Safety Fund will advise Buyer promptly of Safety Fund's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Safety Fund or any of the Safety Fund Subsidiaries.

    (d)With reasonable promptness, Safety Fund will furnish to Buyer such additional financial data as Buyer may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

    5.6 APPROVAL OF SAFETY FUND'S STOCKHOLDERS. Safety Fund will take all reasonable steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "SPECIAL MEETING") of its stockholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby. The date of the Special Meeting shall occur as soon as practicable following the effectiveness of the Registration Statement on Form S-4 (as more fully described in Section 7.1) filed with the SEC. The Board of Directors of Safety Fund will recommend to Safety Fund's stockholders the approval of this Agreement and the transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Safety Fund's stockholders of this Agreement and the transactions contemplated hereby, PROVIDED, HOWEVER, that nothing contained herein shall prohibit the Board of Directors of Safety Fund from failing to make such a recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary duties to the stockholders of Safety Fund, and no such action shall constitute a breach of this Agreement.

    5.7 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Safety Fund will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article III with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII or the compliance by Safety Fund with the covenants set forth in Section 5.1 hereof.

    5.8 FAILURE TO FULFILL CONDITIONS. In the event that Safety Fund determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Buyer.

    5.9 CONSENTS AND APPROVALS OF THIRD PARTIES. Safety Fund shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Safety Fund may utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

    5.10 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Safety Fund agrees to use all reasonable efforts to take, or cause to be taken, all corporate or other action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

    5.11 SAFETY FUND SUBSIDIARIES. Safety Fund undertakes and agrees that, if so requested by Buyer, it shall take all necessary action to facilitate the merger of Safety Fund Subsidiaries (other than SFNB) with subsidiaries of Buyer effective on or after the Effective Time; PROVIDED,HOWEVER, that in no event shall the Closing be delayed in order to facilitate any such merger and PROVIDED FURTHER, HOWEVER, that Safety Fund shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger as a pooling of interests for accounting purposes.

                                   ARTICLE VI
                               COVENANTS OF BUYER

    6.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except with the written consent of Safety Fund and except as provided below, Buyer will take no action which would (i) materially adversely affect the ability of Buyer or Safety Fund to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (iii) disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, or (iv) result in the representations and warranties of Buyer contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date; provided that nothing herein contained shall preclude Buyer from exercising its rights under the Option Agreement or from taking any action described on SCHEDULE 6.1 hereto.

    6.2 CERTAIN BUSINESS TRANSACTIONS. Buyer will not enter into any agreement with respect to an Acquisition of another Person without the prior written consent of Safety Fund if such Acquisition would (i) require the approval of Buyer's shareholders; or (ii) involve Buyer's payment of consideration having a value that equals or exceeds $30 million; or (iii) be reasonably likely to result in a delay in the consummation of the Merger in any material respect; or
(iv) be reasonably likely to reduce in any material respect the chances that the Merger will be consummated in accordance with the terms of this Agreement. Safety Fund agrees not to withhold unreasonably or delay any response to a request by Buyer for consent under this Section 6.2. The term "Acquisition" shall mean Buyer's purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 50% or more of the voting power of a Person other than Safety Fund; or Buyer's purchase or other acquisition of assets of another Person as a going concern, but shall not include: (i) internal reorganizations or consolidations involving subsidiaries,
(ii) foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking subsidiary in its fiduciary capacity, or (iv) the creation of new subsidiaries other than in the context of a purchase or acquisition of assets from another Person.

    6.3 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Buyer will cause one or more of its representatives to confer with representatives of Safety Fund and report the general status of its ongoing operations at such times as Safety Fund may reasonably request. Buyer will promptly notify Safety Fund of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Buyer. Buyer will also provide Safety Fund such information with respect to such events as Safety Fund may reasonably request from time to time.

    6.4 ACCESS TO PROPERTIES AND RECORDS. Buyer shall permit Safety Fund reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to Safety Fund during normal business hours all of its books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Safety Fund may have a reasonable interest; PROVIDED, HOWEVER, that Buyer shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

    6.5 FINANCIAL AND OTHER STATEMENTS. (a) Promptly upon receipt thereof, Buyer will furnish to Safety Fund copies of each annual, interim or special audit of the books of Buyer and its subsidiaries made by its independent accountants and copies of all internal control reports submitted to Buyer by such accountants in connection with each annual, interim or special audit of the books of Buyer and its subsidiaries made by such accountants.

    (b)As soon as practicable, Buyer will furnish to Safety Fund copies of all such financial statements and reports as it shall send to its stockholders, the SEC, the OCC or any other regulatory authority, except as legally prohibited thereby.

    (c)Buyer will advise Safety Fund promptly of Buyer's receipt of any examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Buyer or any of its subsidiaries.

    (d)With reasonable promptness, Buyer will furnish to Safety Fund such additional financial data as Safety Fund may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

    6.6 CONSENTS AND APPROVALS OF THIRD PARTIES. Buyer shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer may utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

    6.7 ALL REASONABLE EFFORTS. Subject to the terms and conditions herein provided, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

    6.8 FAILURE TO FULFILL CONDITIONS. In the event that Buyer determines that a condition to its obligation to complete the Merger, the BHC Merger, or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Safety Fund.

    6.9 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, Buyer will promptly supplement or amend the Schedules delivered in connection herewith pursuant to Article IV with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

    6.10 EMPLOYEE BENEFITS. (a) All employees of Safety Fund and its Subsidiaries as of the Effective Time shall become employees of Buyer or a Subsidiary as of the Effective Time. Nothing in this Agreement shall give any employee of Safety Fund or its Subsidiaries a right to continuing employment with Buyer after the Effective Time. Any employee of Safety Fund whose employment with Buyer is terminated after the Effective Time shall be entitled to the same severance benefits generally available to employees of Buyer, PROVIDED, HOWEVER, that for purposes of determining eligibility for and vesting of such severance benefits, service with Safety Fund or any Safety Fund Subsidiary prior to the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of Buyer. A copy of Buyer's severance policy has previously been made available to Safety Fund.

    (b)As soon as practicable after the Effective Time, Buyer shall provide or cause to be provided to all employees of Safety Fund and any Safety Fund
Subsidiary who remain employed by Buyer or any of Buyer's Subsidiaries after the Effective Time with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of Buyer or Buyer's Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees, PROVIDED, HOWEVER, that (i) for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Safety Fund or any Safety Fund Subsidiary prior to the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of Buyer, (ii) this Section 6.10 shall not be construed to limit the ability of Buyer and its Subsidiaries to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate, and (iii) neither Buyer nor any of its Subsidiaries shall be required to provide any employees or former employees of Safety Fund with post-retirement medical benefits more favorable than those provided to new hires of Buyer.

    (c)Safety Fund has listed certain employment and change of control agreements and a tin parachute plan in SCHEDULE 6.10 hereto. Following the Effective Time, Buyer shall honor or cause its Subsidiaries to honor in accordance with their terms all such employment and change of control agreements and the tin parachute plan and assume or cause its Subsidiaries to assume all duties, liabilities and obligations under such agreements and arrangements. Buyer agrees that the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the change of control agreements entered into between Safety Fund or any Safety Fund Subsidiary and certain officers as disclosed in SCHEDULE 6.10 hereto. The provisions of this Section 6.10(c) are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer, employee and former employee covered hereby and his or her heirs and representatives.

    6.11  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE.

    (a) CONTRACTUAL INDEMNIFICATION. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Safety Fund or any Safety Fund Subsidiary (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that from and after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). In connection with any such claim, action, suit, proceeding or investigation, (x) Buyer shall pay expenses (including without limitation reasonable attorney fees) in advance of the final disposition of any such claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law, and (y) Buyer shall use all reasonable efforts to assist in the vigorous defense of any such matter; PROVIDED, HOWEVER, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer does not assume such defense or counsel for the Indemnified
Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    (b) PROCEDURAL LIMITATIONS. Any Indemnified Party wishing to claim indemnification under Section 6.11(a) shall, upon learning of any such claim, action, suit, proceeding or investigation, notify Buyer thereof, PROVIDED that the failure so to notify shall not affect the obligations of Buyer under Section 6.11(a) except to the extent such failure materially prejudices it. As a condition to receiving indemnification under Section 6.11(a), the party claiming indemnification shall assign, by separate writing, to Buyer all right, title and interest to and in proceeds of any insurance maintained or provided by Safety Fund or Buyer or any of the irrespective affiliates for the benefit of claimant, to the extent of indemnification actually received from Buyer hereunder. Any Person entitled to indemnification pursuant to Section 6.11(a) shall be required to cooperate in the defense and investigation of any claim as to which indemnification may be made and shall send such notices as Buyer may reasonably request under any applicable directors and officers liability or bankers' blanket bond insurance coverage to preserve claims of which the claiming party is aware. No person shall be entitled to indemnification under Section 6.11(a) if such Person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from Buyer or the Buyer Subsidiaries or Safety Fund or the Safety Fund Subsidiaries) brought by such person or by an entity of which such person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such Person or entity has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding.

    (c) CHARTER AND BY-LAWS. All rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Safety Fund's Charter and By-laws, or similar governing documents of any Safety Fund Subsidiary, as in effect as of the date hereof with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Buyer shall indemnify, defend and hold harmless the Indemnified Parties pursuant to the rights surviving pursuant to the preceding sentence to the full extent permitted under applicable law.

    (d) PURCHASE OF INSURANCE. Buyer, from and after the Effective Time, will cause the persons who served as directors or officers of Safety Fund on or before the Effective Time to be covered by Safety Fund's existing directors' and officers' liability insurance policy (PROVIDED that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.11(d) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Time; PROVIDED, HOWEVER, that in no event shall Buyer be required to expend in any year more than 150% of the current per annum amount expended by Safety Fund to maintain or procure insurance coverage pursuant hereto. Safety Fund agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for there under at Buyer's request.

    (e) SUCCESSORS OR ASSIGNS. To the extent not otherwise provided by applicable law, contract or otherwise, and to the extent necessary under the circumstances for Buyer's successors or assigns to be bound, in the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.11.

    (f) THIRD PARTY BENEFICIARY. The provisions of this Section 6.11 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director or officer covered hereby and his or her heirs and representatives.

    6.12   STOCK EXCHANGE LISTING.   Buyer shall apply  for approval to list the
shares of Buyer Common Stock to be issued in the Merger on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

    6.13 BUYER SUB. Prior to the Effective Time, Buyer will take any and all necessary action to cause (i) Buyer Sub to be organized, (ii) Buyer Sub to become a direct or indirect wholly-owned subsidiary of Buyer, (iii) the directors and stockholder or stockholders of Buyer Sub to approve the transactions contemplated by this Agreement, and (iv) Buyer Sub to execute one or more counterparts of this Agreement and to deliver at least one such counterpart so executed to Safety Fund, whereupon Buyer Sub shall become a party to and be bound by this Agreement.

                                  ARTICLE VII
                          REGULATORY AND OTHER MATTERS

    7.1 PROXY STATEMENT-PROSPECTUS. For the purposes (x) of registering Buyer's Common Stock to be issued to holders of Safety Fund's Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Safety Fund shareholders' meeting, Buyer and Safety Fund shall cooperate in the preparation of a registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "REGISTRATION STATEMENT"), including a proxy statement/ prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Safety Fund to the Safety Fund shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "PROXY STATEMENT-PROSPECTUS"). Buyer shall file the Registration Statement with the SEC. Each of Buyer and Safety Fund shall use their best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Safety Fund shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Buyer shall also use its best efforts to obtain all necessary state securities law or"Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Safety Fund shall furnish all information concerning Safety Fund and the holders of Safety Fund Common Stock as may be reasonably requested in connection with any such action. Safety Fund and Buyer shall each promptly notify the other if at any time it becomes aware that the Proxy Statement-Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Safety Fund and Buyer shall cooperate in the preparation of a supplement or amendment to the Proxy Statement-Prospectus, which corrects such misstatement or omission, and shall cause the same to be filed with the SEC and distributed to stockholders of Safety Fund.

    7.2 REGULATORY APPROVALS. Each of Safety Fund and Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger, the BHC Merger, and the Bank Merger. Safety Fund and Buyer will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Safety Fund or Buyer to any governmental body in connection with the Merger, the BHC Merger, the Bank Merger, and the other transactions contemplated by this Agreement. Safety Fund and Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer or Safety Fund, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Safety Fund and Buyer shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body.

    7.3 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Buyer and Safety Fund shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by Safety Fund to approve this Agreement, a written agreement, in the form of EXHIBIT 7.3 hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Buyer Common Stock or Safety Fund Common Stock held by such "affiliate", and, in the case of the "affiliates" of Safety Fund, the shares of Buyer Common Stock to be received by such "affiliate" in the Merger: (1) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder or (2) unless the parties shall have agreed that it will be impossible to obtain pooling treatment for the Merger, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Buyer and Safety Fund.

    (b)Buyer shall use  its best efforts  to publish no  later than  twenty-five
       (25) days after the end of the first calendar quarter in which there are at least thirty (30) days of post-Merger combined operations (which calendar quarter may be the calendar quarter in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

       (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved in accordance with applicable law and Stock Exchange policy by the requisite vote of the stockholders of Safety Fund and Buyer.

       (b) INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

       (c) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, not reasonably foreseen as of the date of this Agreement, that would, in the good faith reasonable judgment of the Board of Directors of either Buyer or Safety Fund, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or of Safety Fund or SFNB or otherwise materially impair the value of Safety Fund or SFNB to Buyer; PROVIDED, HOWEVER, that no condition or requirement that relates primarily to regulatory matters existing at the date hereof with respect to Buyer's pre-Merger business or activities shall be deemed to affect the business, operations, financial condition, property or assets of the combined enterprise or of Safety Fund or otherwise materially impair the value of Safety Fund to Buyer.

       (d) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

       (e)  STOCK  EXCHANGE LISTING.   The shares  of Buyer Common  Stock to  be
       issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

       (f) TAX OPINION. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the
    Effective Time, each of Buyer and Safety Fund shall have received an opinion of Arnold & Porter reasonably acceptable in form and substance to Buyer and Safety Fund dated as of the Closing Date, substantially to the effect that, for federal income tax purposes:

           (1) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of
       Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code,

           (2) The exchange of Safety Fund Common Stock to the extent exchanged for Buyer Common Stock will not give rise to recognition of gain or loss for  federal income tax  purposes to the  shareholders of  Safety
       Fund,

           (3) The basis of the Buyer Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Safety
       Fund shareholder will be the same as the basis of the Safety Fund Common Stock surrendered pursuant to the Merger in exchange therefor, and

           (4) The holding period of the shares of Buyer Common Stock to be received by a shareholder of Safety Fund will include the period during which the shareholder held the shares of Safety Fund Common Stock surrendered in exchange therefor, PROVIDED the Safety Fund Common Stock surrendered is held as a capital asset at the Effective Time.

        Each of Buyer and Safety Fund shall provide Arnold & Porter with a letter setting forth the facts, assumptions and representations on which Arnold & Porter may rely in rendering its opinion.

    8.2   CONDITIONS  TO THE  OBLIGATIONS OF  BUYER UNDER  THIS AGREEMENT.   The
obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Safety Fund set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Buyer; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this Section 8.2(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 8.2(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole; and Safety Fund shall have delivered to Buyer a certificate of Safety Fund to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Safety Fund as of the Effective Time.

       (b) AGREEMENTS AND COVENANTS. Safety Fund shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Safety Fund to be performed or complied with by it at or prior to the Effective Time under this Agreement and Buyer shall have received a certificate signed on behalf of Safety Fund by the Chief Executive Officer and Chief Financial Officer of Safety Fund to such effect dated as of the Effective Time.

       (c) PERMITS, AUTHORIZATIONS, ETC. Safety Fund and the Safety Fund Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Safety Fund, the lawful consummation of the BHC Merger by the Surviving Corporation, and the lawful consummation of the Bank Merger by SFNB, the failure to obtain which would have a Material Adverse Effect on Safety Fund and the Safety Fund Subsidiaries, taken as a whole.

       (d) LEGAL OPINION. Buyer shall have received an opinion, dated the Closing Date, from Foley, Hoag & Eliot, counsel to Safety Fund as to such matters as Buyer may reasonably request with respect to the transactions contemplated hereby. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Safety Fund, Buyer, Affiliates of the foregoing, and others.

       (e) ACCOUNTANTS' LETTER. Buyer shall have received a "comfort" letter from the independent certified public accountants for Safety Fund, dated
    (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Safety Fund, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

        Safety Fund will furnish Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.2 as Buyer may reasonably request.

    8.3 CONDITIONS TO THE OBLIGATIONS OF SAFETY FUND UNDER THIS AGREEMENT. The obligations of Safety Fund under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Safety Fund; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this Section 8.3(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 8.3(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Buyer; and Buyer shall have delivered to Safety Fund a certificate of Buyer to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Buyer as of the Effective Time;

       (b) AGREEMENTS AND COVENANTS. Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Buyer to be performed or complied with by it at or prior to the Effective Time under this Agreement and Safety Fund shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect dated as of the Effective Time.

       (c) PERMITS, AUTHORIZATIONS, ETC. Buyer and its subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by Buyer, the failure to obtain which would have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole.

       (d) LEGAL OPINION. Safety Fund shall have received an opinion from Devine, Millimet & Branch, counsel to Buyer, dated the Closing Date, as to such matters as Safety Fund may reasonably request with respect to the transactions contemplated hereby. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Buyer, Safety Fund, Affiliates of the foregoing, and others.

    Buyer will furnish Safety Fund with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.3 as Safety Fund may reasonably request.

                                   ARTICLE IX
                                  THE CLOSING

    9.1 TIME AND PLACE. Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts at 10:00 a.m. on a date specified by Buyer at least three business days prior to such date. The Closing Date shall be as soon as practicable after the last required approval for the Merger, the BHC Merger and the Bank Merger has been obtained and the last of all required waiting periods under such approvals have expired, or at such other place, date or time as Buyer and Safety Fund may mutually agree upon.

    9.2 DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Buyer and Safety Fund the opinions, certificates, and other documents and instruments required to be delivered under Article VIII hereof.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

    10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Safety Fund:

       (a) At any time by the mutual written agreement of Buyer and Safety Fund;

       (b) By either Safety Fund or Buyer (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by the Buyer to Safety Fund (or by Safety Fund to Buyer) of such breach;

       (c) At the election of either Buyer or Safety Fund, if the Closing shall not have occurred on or before January 5, 1997 (the "TERMINATION
    DATE"), or such later date as shall have been agreed to in writing by Buyer and Safety Fund; PROVIDED, that no party may terminate this Agreement pursuant to this Section 10.1(c) if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement,and PROVIDED, FURTHER, that the Termination Date may be extended until April 5, 1997 by either party by written notice to the other party (given not later than December 5, 1996) if the Closing shall not have occurred because of failure to have obtained approval from one or more regulatory authorities whose approval is required in connection with this Agreement and the transactions contemplated hereby under circumstances in which neither party has the right to terminate this Agreement pursuant to Section 10.1(e) hereof;

       (d) By either Safety Fund or Buyer if the stockholders of Safety Fund or Buyer shall have voted at the Annual or Special Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

       (e) By either Safety Fund or Buyer if final action has been taken by a regulatory authority whose approval is required in connection with this  Agreement and the transactions contemplated hereby, which final action
    (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby; or

       (f) By Safety Fund, in accordance with the provisions of Section 2.11 hereof.

    10.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.3, 11.1, 12.1, 12.6, 12.9, and 12.10 (and of this Section 10.2)
shall survive such termination of this Agreement and remain in full force and effect and

(ii) notwithstanding anything to the contrary contained in this Agreement, each party shall remain liable (in an action at law or otherwise) for any liabilities or damages arising out of its gross negligence or its wilful breach of any provision of this Agreement.

    (b)If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

       (1) Any termination of this Agreement pursuant to Sections 10.1(a), 10.1(c), 10.1(d), 10.1(e) or 10.1(f) hereof (other than as a result of a wilful breach or gross negligence by a party hereto) shall be without cost or expense on the part of any party to the other; and

       (2) In the event of a termination of this Agreement pursuant to Section 10.1(b) hereof as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct or gross negligence of a party, such party shall (while remaining liable for any liabilities or damages arising out of such wilful breach or gross negligence) be obligated to reimburse the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (collectively referred to as "EXPENSES").

       (c) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its gross negligence or wilful breach of any provision of this Agreement.

       (d) In no event shall any officer, agent or director of Safety Fund, any Safety Fund Subsidiary, Buyer or any Buyer subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

    10.3 EXPENSES. Except as provided in Section 10.2(b) hereof, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, PROVIDED, HOWEVER, that the Expenses of printing and mailing the Proxy Statement-Prospectus and all filings with the SEC in connection therewith shall be shared by Buyer and by Safety Fund in accordance with the procedures set forth in SCHEDULE 10.3 hereto, PROVIDED, FURTHER, HOWEVER, that nothing contained herein shall limit either party's rights under Section 10.2 hereof, including but not limited to the right to recover any liability or damages arising out of the other party's gross negligence or wilful breach of this Agreement.

    10.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Safety Fund), the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Safety Fund, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of consideration to be delivered to Safety Fund's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XI
                              CERTAIN DEFINITIONS

    11.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

    (a)"AFFILIATE" of a specified Person shall mean a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any partnership or joint venture in which a Person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more.

    (b)"ENVIRONMENTAL LAWS" shall mean any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (C) otherwise relating to pollution of the environment.

    (c)"ENVIRONMENTAL  PERMITS"   means   all  permits,   licenses   and   other
       authorizations referred to under any Environmental Law.

    (d)"HAZARDOUS SUBSTANCES" means (A) those substances defined in or regulated under the Comprehensive Environmental Response, Compensation and
Liability Act, and its state counterparts, as each may be amended from time to time, and all regulations thereunder, (B) petroleum and petroleum products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) radon, (E) any other contaminant, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

    (e)"MATERIAL ADVERSE EFFECT", when used with respect to any Person, shall mean a material adverse effect on the financial condition, business, or results of operations of such Person; PROVIDED, HOWEVER, that the following matters shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (x) changes in interest rates (PROVIDED that Safety Fund is in compliance with its asset/ liability management policy as disclosed to Buyer prior to the date of this Agreement, as the same may be revised thereafter with Buyer's concurrence) or (y) changes in regulations or legislation affecting Massachusetts banks; or (ii) matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

    (f)"PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

    (g)"SUBSIDIARY" or "SUBSIDIARY" of any Person shall mean an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.1 CONFIDENTIALITY. Except as specifically set forth herein, Buyer and Safety Fund mutually agree to be bound by the terms of the Confidentiality Agreement previously executed by the parties hereto, which Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

    12.2 PUBLIC ANNOUNCEMENTS. Safety Fund and Buyer shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, and neither Safety Fund nor Buyer shall issue any joint news releases with respect to this Agreement or any of the transactions contemplated hereby, unless such news releases have been mutually agreed upon by the parties hereto.

    12.3 SURVIVAL. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date.

    12.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:

    If to Buyer to:

       CFX Corporation
       102 Main Street
       Keene, New Hampshire 03431
       Attn: Mark A. Gavin
       Chief Financial Officer
       Fax: (603) 358-5028

    Copy to:

       Steven Kaplan, Esq.
       Arnold & Porter
       555 Twelfth Street, N.W.
       Washington, D.C. 20004
       Fax: (202) 942-5999

    If to Safety Fund, to:

       The Safety Fund Corporation
       470 Main Street
       Fitchburg, Massachusetts 01420
       Attention: President
       Fax: (508) 342-9795

    Copy to

       Peter W. Coogan, Esq.
       Carol Hempfling Pratt, Esq.
       Foley, Hoag & Eliot
       One Post Office Square
       Boston, Massachusetts 02109
       Fax: (617) 832-7000

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

    12.6 COMPLETE AGREEMENT. This Agreement and the Option Agreement, including the Exhibits and Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section
12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

    12.7    COUNTERPARTS.    This  Agreement may  be  executed  in  one  or more
counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    12.8 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

    12.9   GOVERNING LAW.   This  Agreement shall  be governed  by the  laws  of
Massachusetts, without giving effect to its principles of conflicts of laws.

    12.10    HEADINGS.   The  Article  and  Section headings  contained  in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, Buyer and Safety Fund have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                          CFX CORPORATION

[SEAL]                              By:            /s/ PETER J.
                                               BAXTER
                               -------------------------------------
                                          Peter J. Baxter
                                         PRESIDENT AND CEO

                                    THE SAFETY FUND CORPORATION

[SEAL]                             By:        /s/ CHRISTOPHER W.
                                              BRAMLEY
                               -------------------------------------
                                       Christopher W. Bramley
                                         PRESIDENT AND CEO

[SEAL]                           By:         /s/ MARTIN F. CONNORS,
                                                JR.
                               -------------------------------------
                                       Martin F. Connors, Jr.
                                             TREASURER

                             INDEX OF DEFINED TERMS

Affiliate..............................................................................         44
Agreement..............................................................................          1
Articles of Merger.....................................................................          1
Bank Merger............................................................................          1
Bank Merger Agreement..................................................................          1
Bank Regulator.........................................................................         13
BBI....................................................................................         13
BHC Merger.............................................................................          1
BHCA...................................................................................         11
Buyer..................................................................................          1
Buyer Audited Financial Statements.....................................................         24
Buyer Common Shares....................................................................         22
Buyer Common Stock.....................................................................          4
Buyer Financial Statements.............................................................         24
Buyer Index Price......................................................................          4
Buyer Interim Financial Statements.....................................................         24
Buyer Investment Advisor...............................................................         25
Buyer Preferred Shares.................................................................         22
Buyer Reports..........................................................................         24
Buyer Stock Option Plan................................................................         22
Buyer Sub..............................................................................          1
Buyer Trading Price....................................................................          4
Certificate............................................................................          6
Charter................................................................................          2
Closing................................................................................          1
Closing Date...........................................................................          1
Code...................................................................................          9
Dissenting Shares......................................................................          9
Effective Time.........................................................................          1
Environmental Laws.....................................................................         44
Environmental Permits..................................................................         44
ERISA Plans............................................................................         18
Excess parachute payment...............................................................         16
Exchange Act...........................................................................         11
Expenses...............................................................................         43
Federal Reserve........................................................................         13
GAAP...................................................................................         13
Hazardous Substances...................................................................         44
Increased Dividend.....................................................................         28
Indemnified Parties....................................................................         35
Investment Advisor.....................................................................         19
Last Closing Price.....................................................................          8
Massachusetts Commissioner.............................................................         13
MBCL...................................................................................          9
Merger.................................................................................          1
Merger Consideration...................................................................          4
MHP....................................................................................         13
Option Agreement.......................................................................          3
Orange Savings.........................................................................          1
Pension Plan...........................................................................         18

Person.................................................................................         45
Pooling Determination..................................................................          4
Pooling Exchange Ratio.................................................................          5
Proxy Statement -- Prospectus..........................................................         37
Purchase Exchange Ratio................................................................          5
Registration Statement.................................................................         37
Safety Fund............................................................................          1
Safety Fund Audited Financial Statements...............................................         13
Safety Fund Common Stock...............................................................          4
Safety Fund Financial Statements.......................................................         14
Safety Fund Interim Financial Statements...............................................         14
Safety Fund Option.....................................................................          9
Safety Fund Preferred Shares...........................................................         11
Safety Fund Reports....................................................................         14
Safety Fund Stock Option Plans.........................................................          9
Safety Fund Subsidiaries...............................................................         11
Schedules..............................................................................         11
SEC....................................................................................         14
Secretary of State.....................................................................          1
Securities Act.........................................................................          7
Series A Preferred.....................................................................         11
SFNB...................................................................................          1
Shareholder Rights Plan................................................................         11
Special Meeting........................................................................         31
Stock Exchange.........................................................................          4
Subsidiaries...........................................................................         45
Subsidiary.............................................................................         45
Surviving Bank.........................................................................          2
Surviving Corporation..................................................................          1
Termination Date.......................................................................         42
Welfare Plan...........................................................................         18

                                   APPENDIX B
                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT ("Option Agreement"), dated as of January 5, 1996, is by and between The Safety Fund Corporation ("Safety Fund"), a Massachusetts corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and CFX Corporation ("CFX"), a New Hampshire corporation registered as a bank holding company under the BHC Act.

                                   WITNESSETH

    WHEREAS, the Boards of Directors of Safety Fund and CFX have approved an Agreement and Plan of Merger ("Merger Agreement"), providing for certain transactions pursuant to which Safety Fund would be merged with and into CFX;

    WHEREAS, as a condition to CFX's entry into the Merger Agreement and to induce such entry, Safety Fund has agreed to grant to CFX the option set forth herein to purchase authorized but unissued shares of Safety Fund Common Stock;

    NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

    1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

    2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Safety Fund hereby grants to CFX an option ("Option") to purchase up to 332,000 shares of Safety Fund Common Stock, at a price of $20.00 per share payable in cash as provided in Section 4 hereof; PROVIDED, HOWEVER, that in the event Safety Fund issues or agrees to issue any shares of Safety Fund Common Stock in breach of its obligations under the Merger Agreement at a price less than $20.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price. Notwithstanding anything else in this Agreement to the contrary, the number of shares of Safety Fund Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time to time be necessary, but only for so long as may be necessary, to cause CFX not to become an "interested stockholder" for purposes of Chapter 11OF of the General Laws of the Commonwealth of Massachusetts.

    3.  EXERCISE OF OPTION.

    (a) CFX may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; PROVIDED that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger or (ii) termination (other than a termination resulting from a willful breach by Safety Fund of any covenant contained therein) of the Merger Agreement in accordance with the provisions thereof prior to the occurrence of a Subsequent Purchase Event (as defined below) or (iii) six months after termination of the Merger Agreement if such termination follows the occurrence of a Subsequent Purchase Event or is due to a willful breach by Safety Fund of any covenant contained therein; and PROVIDED FURTHER that any such exercise shall be subject to compliance with applicable provisions of law. As used herein "Subsequent Purchase Event" shall mean a Purchase Event that occurs after the date hereof.

    (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions:

        (1) any person (other than Safety Fund, any Safety Fund subsidiary, CFX, or any CFX affiliate) shall have commenced a bona fide tender or exchange offer to purchase shares of Safety Fund Common Stock such that upon consummation of such offer such person would own or control 10% or more of the outstanding shares of Safety Fund Common Stock;

        (2) any person (other than Safety Fund or any Safety Fund subsidiary), other than in connection with a transaction to which CFX has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (i) merge or consolidate, or enter into any similar transaction, with Safety Fund or any Safety Fund subsidiary, (ii) purchase, lease or otherwise acquire all or substantially all the assets of Safety Fund or any Safety Fund subsidiary, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Safety Fund or any Safety Fund subsidiary;

        (3) any person (other than Safety Fund, any Safety Fund subsidiary, subsidiaries of Safety Fund in a fiduciary capacity, CFX, affiliates of CFX, or subsidiaries of CFX in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Safety Fund Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

        (4) any person (other than Safety Fund or any Safety Fund subsidiary) shall have made a bona fide proposal to Safety Fund by public announcement or written communication that is or becomes the subject of public disclosure to (i) acquire Safety Fund or any Safety Fund subsidiary by merger, consolidation, purchase of all or substantially all its assets or any other similar transaction, or (ii) make an offer described in clause (i) above; or

        (5) Safety Fund shall have willfully breached any covenant contained in the Merger Agreement, which breach would entitle CFX to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

    (c) If more than one of the transactions giving rise to a Purchase Event under Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and shall also include persons (other than Safety Fund, any Safety Fund subsidiary, CFX, or any CFX affiliate), who have entered into an agreement, arrangement or understanding (whether or not in writing), or who are acting in concert or with conscious parallel behavior, for the purpose of acquiring, holding, voting or disposing of any voting securities of Safety Fund (except pursuant solely to a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the regulations promulgated thereunder).

    (d) In the event CFX wishes to exercise the Option, it shall send to Safety Fund a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); PROVIDED that, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, CFX shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

    4.  PAYMENT AND DELIVERY OF CERTIFICATES.

    (a) At the closing referred to in Section 3 hereof, CFX shall pay to Safety Fund the aggregate purchase price for the shares of Safety Fund Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Safety Fund.

    (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Safety Fund shall deliver to CFX a certificate or certificates representing the number of shares of Safety Fund Common Stock purchased by CFX, and CFX shall deliver to Safety Fund a letter agreeing that CFX will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

    (c) Certificates  for  Safety  Fund  Common Stock  delivered  at  a  closing
hereunder   may  be  endorsed  with  a   restrictive  legend  which  shall  read
substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and The Safety Fund Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of The Safety Fund Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by The Safety Fund Corporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if CFX shall have delivered to Safety Fund a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Safety Fund, to the effect that such legend is not required for purposes of the Securities Act.

    5. REPRESENTATIONS. Safety Fund hereby represents, warrants and covenants to CFX as follows:

    (a) Safety Fund shall at all times maintain sufficient authorized but unissued shares of Safety Fund Common Stock so that the option may be exercised without authorization of additional shares of Safety Fund Common Stock.

    (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Safety Fund Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Safety Fund Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Safety Fund Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99%. of the number of shares of Safety Fund Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Safety Fund to breach any provision of the Merger Agreement.

    7. REGISTRATION RIGHTS. Safety Fund shall, if requested by CFX, as expeditiously as possible following the occurrence of a Purchase Event and prior to the second anniversary thereof, file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Safety Fund Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by CFX. CFX shall provide all information reasonably requested by Safety Fund for inclusion in any registration statement to be filed hereunder. Safety Fund will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The obligations of Safety Fund hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Safety Fund shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of non-public information that would materially and adversely affect Safety Fund. The first registration effected under this Section 7 shall be at Safety Fund's expense except for underwriting commissions and the fees and disbursements of CFX's counsel attributable to the registration of such Safety Fund Common Stock. A second registration may be requested hereunder at CFX's expense. In no event shall Safety Fund be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Safety Fund of Safety Fund Common Stock. If requested by CFX, in connection with any such registration, Safety Fund will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from CFX or assignee thereof under this Section 7, Safety Fund agrees to send a copy thereof to CFX and to any assignee thereof known to Safety Fund, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

    8.  REPURCHASE.

    (a) At the request of CFX at any time commencing upon the occurrence of a Repurchase Event (as defined in subsection (c) below) and ending nine months thereafter ("Repurchase Period"), Safety Fund shall repurchase the Option (whether or not previously terminated) from CFX together with any shares of Safety Fund Common Stock purchased by CFX pursuant thereto, at a price equal to the sum of:

        (1) the exercise price paid by CFX for any shares of Safety Fund Common Stock acquired pursuant to the Option;

        (2) the difference between the "market/tender offer" price for shares of Safety Fund Common Stock (defined as the higher of the highest price per share at which a tender or exchange offer has been made or the highest reported sale price for shares of Safety Fund Common Stock within that portion of the Repurchase Period preceding the date CFX gives notice of the required repurchase under this Section 8) and the exercise price as determined pursuant to Section 2 hereof multiplied by the number of shares of Safety Fund Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price;

        (3)  the difference between the market/tender offer price (as defined in
    Section 8(b) hereof) and the exercise price paid by CFX for any shares of Safety Fund Common Stock purchased pursuant to the exercise of the option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price; and

        (4) CFX's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

    (b) In the event CFX exercises its rights under this Section 8, Safety Fund shall, within three business days thereafter, pay the required amount to CFX in immediately available funds and CFX shall surrender to Safety Fund the Option and the certificates evidencing the shares of Safety Fund Common Stock purchased thereunder and CFX shall warrant that it owns such shares and that the same are then free and clear of all liens and encumbrances; PROVIDED THAT, if prior notification to the Federal Reserve Board is required in connection with such purchase, Safety Fund shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

    (c) A "Repurchase Event" shall mean any of the following:

        (1) any person (other than Safety Fund, any Safety Fund subsidiary, CFX, or any CFX affiliate) shall have acquired beneficial ownership of 51% or more of the outstanding shares of Safety Fund Common Stock; or

        (2) any person (other than CFX or any CFX affiliate) shall have entered into an agreement, arrangement or understanding (whether or not in writing) with Safety Fund or any Safety Fund subsidiary to (i) merge or consolidate, or enter into any similar transaction, with Safety Fund or any Safety Fund subsidiary, (ii) purchase, lease or otherwise acquire all or substantially all the assets of Safety Fund or any Safety Fund subsidiary, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of Safety Fund or any Safety Fund subsidiary.

    9. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire or Safety Fund to repurchase the full number of shares of Safety Fund Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Safety Fund to allow the holder to acquire or to require Safety Fund to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    10.  MISCELLANEOUS.

    (a) EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the Confidentiality Agreement so as to permit CFX to enter into this Agreement and exercise all its rights hereunder, including its right to acquire Safety Fund Common Stock upon exercise of the Option. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

    (c) ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing CFX may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date 30 days following the date on which the Federal Reserve Board approves an application by CFX under the BHC Act to acquire the shares of Safety Fund Common Stock subject to the Option, CFX may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Safety Fund, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on CFX's behalf, or (iv) any other manner approved by the Federal Reserve Board. If at any time prior to the expiration of the Option, CFX shall desire to assign all or any part of the Option, other than in a manner described in clause (i), (ii), or (iii) above, it shall give Safety Fund written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by CFX to Safety Fund, which may be accepted within two business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which CFX is proposing to transfer the Option or portion thereof to a third party. Settlement shall be within five business days of the date of the acceptance of the offer and the purchase price shall be paid in immediately available funds. In the event of the failure or refusal of Safety Fund to purchase all of the portion of the Option covered by the Offeror's Notice, CFX may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of such portion of the Option to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice.

    (d) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Merger Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

    (e) COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    (f) SPECIFIC PERFORMANCE. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

    (g) GOVERNING LAW. This option Agreement shall be governed by and construed in accordance with the laws of Massachusetts applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                                  CFX CORPORATION

          [SEAL]                               By: /s/PETER J. BAXTER
                                        ------------------------------------
                                                  Peter J. Baxter,
                                                 PRESIDENT AND CEO

                                            THE SAFETY FUND CORPORATION

          [SEAL]                           By: /s/CHRISTOPHER W. BRAMLEY
                                        ------------------------------------
                                              Christopher W. Bramley,
                                                 PRESIDENT AND CEO

          [SEAL]                           By: /s/MARTIN F. CONNORS, JR.
                                        ------------------------------------
                                              Martin F. Connors, Jr.,
                                                     TREASURER

                                   APPENDIX C
                      [MCCONNELL BUDD & DOWNES LETTERHEAD]

The Board of Directors
The Safety Fund Corporation
470 Main Street
Fitchburg, MA 01420

The Board of Directors:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of The Safety Fund Corporation ("Safety Fund") of the consideration to be paid to the shareholders of Safety Fund in connection with the proposed acquisition of Safety Fund by CFX Corporation ("CFX"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated January 5, 1996 by and between Safety Fund and CFX. Pursuant to the Merger Agreement, CFX will form a wholly owned subsidiary, which will be merged with and into Safety Fund (the "Merger").

    As is more precisely set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of Safety Fund, par value $5.00 per share ("Safety Fund Common Stock"), except for any dissenting shares and except for shares held by CFX and its subsidiaries or by Safety Fund (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for either
1.70 shares, in a pooling accounting transaction (the "Pooling Exchange Ratio"), subject to certain adjustments, or 1.52 shares in a purchase accounting transaction (the "Purchase Exchange Ratio"), subject to certain adjustments, of the common stock, par value $0.666 per share of CFX ("CFX Common Stock").

    In addition, upon consummation of the Merger, each then outstanding stock option to purchase Safety Fund Common Stock ("Safety Fund Option") pursuant to the Safety Fund 1984 and 1994 Stock Option Plans, whether or not then exercisable, will be assumed by CFX. Each Safety Fund Option so assumed by CFX will continue to have, and be subject to, the same terms and conditions set forth in the Safety Fund Stock Option Plan immediately prior to the effective time of the Merger, except that (i) each Safety Fund Option will be exercisable (when vested) for that number of whole shares of CFX Common Stock equal to the product of that number of shares of Safety Fund Common Stock that may be purchased pursuant to the Safety Fund Option, multiplied by the applicable
Exchange Ratio, provided that any fractional shares resulting from such multiplication will be rounded down to the nearest whole share; and (ii) the exercise price per share of CFX Common Stock that may be purchased pursuant to the Safety Fund Option will be equal to the Safety Fund Option exercise price per share, divided by the applicable Exchange Ratio, rounded up to the nearest cent.

    The reader is urged to carefully read all the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Proxy Statement.

    McConnell, Budd & Downes, Inc., as part of its investment banking business, is engaged exclusively in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwriting, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Safety Fund includes having worked as a financial advisor to Safety Fund since July of 1995 on a contractual basis and specifically includes our participation in the process and negotiations leading to the proposed Transaction with CFX. In the course of our role as financial advisor to

Safety Fund in connection with the Transaction we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. We will receive a fee in connection with the rendering of this opinion. In the ordinary course of our business, we may, from time to time, trade the equity securities of Safety Fund in our capacity as a NASD market maker or of CFX in our capacity as a broker dealer, for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes, Inc. Accordingly we may, from time to time, hold a long or short position in the equity securities of either Safety Fund or CFX.

    In arriving at our opinion, we have reviewed the Merger Agreement and Proxy Statement-Prospectus in substantially the form to be mailed to Safety Fund shareholders. We have also reviewed publicly available business, financial and shareholder information relating to Safety Fund and its subsidiaries, certain publicly available financial information relating to CFX and certain financial information relating to Safety Fund provided by Safety Fund management as well as certain financial information relating to CFX provided by CFX management. In addition, we have reviewed certain other information, including internal reports and documents of Safety Fund and certain management prepared financial information provided to us by CFX. We have also met with and had discussions with members of the senior management of each of Safety Fund and CFX to discuss their past and current business operations, current financial condition and future prospects, including, in the case of CFX, other pending merger transactions. In connection with the foregoing, we have reviewed the annual reports to shareholders and annual report on Form 10-K of Safety Fund for the fiscal years ended December 31, 1993 and 1994 and in draft form for 1995. We have similarly reviewed the annual reports of CFX for the calendar years ended December 31, 1992, 1993, 1994 and, in draft form annual report for 1995. We have reviewed and studied the historical stock prices and trading volumes of the common stock of CFX as well as the terms and conditions of 27 recent acquisition transactions involving publicly traded financial institutions conducting business in the northeast and compared six of those transactions to the proposed acquisition of Safety Fund by CFX. We also considered the current state of and future prospects for the economy of New Hampshire and the economy of Massachusetts generally and the relevant market areas for CFX and Safety Fund in particular. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this proposed transaction.

    In the course of our review and analysis we considered, among other things, such topics as relative capitalization, capital adequacy, profitability, availability of non-interest income, relative asset quality, adequacy of the reserve for loan losses and the composition of the loan portfolio of each of CFX and Safety Fund. We also considered management's estimates of cost savings and revenue enhancements which might result from a consolidation of CFX and Safety Fund. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by CFX and Safety Fund or otherwise publicly obtainable. In reaching our opinion, we have not assumed any responsibility for the independent verification of such information nor have we completed any independent valuation or appraisal of any of the assets or the liabilities of either CFX or Safety Fund nor have we obtained from any other source, any appraisals of the assets or liabilities of either CFX or Safety Fund. We have also relied on the management of Safety Fund as to the reasonableness of various financial and operating forecasts, cost savings estimates and of the assumptions on which they are based, which were provided to us for use in our analyses.

    In the course of rendering this opinion, which is being rendered prior to receipt of certain required regulatory approvals necessary before consummation of the Transaction, we have assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the Transaction that will have a material adverse effect on the results of operations, the financial condition or the prospects of CFX following consummation of the Transaction.

    Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Pooling Exchange Ratio and the Purchase Exchange Ratio are fair to the shareholders of Safety Fund from a financial point of view.

                                          Very truly yours,

                                          McConnell, Budd & Downs, Inc.

                                          By:          /s/ David A. Budd

                                             -----------------------------------
                                                        David A. Budd
                                                      MANAGING DIRECTOR

                                   APPENDIX D

                      CHAPTER 156B, SECTIONS 85-98 OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

SECTION85.  DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

    A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (C) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION86.  SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

    The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts."

SECTION88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(E) of section eighty-two, subsection (F) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION93.  REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION95.  COSTS; INTEREST

    The costs of the bill, including reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        1. A bill shall not be filed within the time provided in section ninety;

        2.  A bill, if filed, shall be dismissed as to such stockholder; or

        3. Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION97.  STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION98.  EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 293-A:8.50-58 of the New Hampshire Business Corporation Act provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation or in connection with a proceeding charging improper personal benefit. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

    The Bylaws of CFX provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of New Hampshire as in effect at the time of such indemnification. CFX has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of CFX in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    An index of exhibits appears at page II-5, which is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registrant Fee" table in the effective registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Keene, State of New Hampshire, on March 28, 1996.

                                          CFX CORPORATION

                                          By         /s/ PETER J. BAXTER

                                             -----------------------------------
                                                      (Peter J. Baxter
                                                        PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER)

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

               /s/ RICHARD F.
             ASTRELLA
- -----------------------------------  Director                    March 28, 1996
        Richard F. Astrella

                 /s/ PETER J.
              BAXTER                 President and Director
- -----------------------------------   (Principal Executive       March 28, 1996
          Peter J. Baxter             Officer)

               /s/ RICHARD B.
              BAYBUTT
- -----------------------------------  Director                    March 28, 1996
        Richard B. Baybutt

             /s/ CHRISTOPHER V.
               BEAN
- -----------------------------------  Director                    March 28, 1996
        Christopher V. Bean

                 /s/ CALVIN L.
               FRINK
- -----------------------------------  Director                    March 28, 1996
          Calvin L. Frink

                /s/ EUGENE E.
              GAFFEY
- -----------------------------------  Director                    March 28, 1996
         Eugene E. Gaffey

                  /s/ MARK A.
               GAVIN                 Chief Financial Officer
- -----------------------------------   (Principal Financial       March 28, 1996
           Mark A. Gavin              Officer)

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

            /s/ ELIZABETH SEARS
               HAGER
- -----------------------------------  Director                    March 28, 1996
       Elizabeth Sears Hager

         /s/ DOUGLAS S. HATFIELD,
                JR.
- -----------------------------------  Director                    March 28, 1996
     Douglas S. Hatfield, Jr.

                 /s/ PHILIP A.
               MASON
- -----------------------------------  Director                    March 28, 1996
          Philip A. Mason

               /s/ EMERSON H.
              O'BRIEN
- -----------------------------------  Director                    March 28, 1996
        Emerson H. O'Brien

                /s/ WALTER R.
             PETERSON
- -----------------------------------  Director                    March 28, 1996
        Walter R. Peterson

               /s/ L. WILLIAM
              SLANETZ
- -----------------------------------  Director                    March 28, 1996
        L. William Slanetz

                /s/ GREGG R.
             TEWKSBURY               Corporate Controller
- -----------------------------------   (Principal Accounting      March 28, 1996
        Gregg R. Tewksbury            Officer)

                               INDEX TO EXHIBITS

EXHIBITS                                                                   PAGE
- --------                                                                   ----
     2       Agreement and Plan of Merger, as amended, included as
              Appendix A to the Proxy Statement and incorporated herein
              by reference...............................................
     5       Opinion of Devine, Millimet & Branch, P.A., regarding
              validity of CFX Common Stock being registered, filed
              herewith...................................................
     8       Tax opinion of Arnold & Porter, filed herewith..............
    23.1     Consent of Wolf & Company, P.C., independent auditors for
              CFX Corporation, filed herewith............................
    23.2     Consent of KPMG Peat Marwick LLP, independent auditors for
              The Safety Fund Corporation, filed herewith................
    23.3     Consent of Ernst & Young LLP, prior independent auditors for
              The Safety Fund Corporation, filed herewith................
    23.4     Consent of Shatswell, MacLeod & Co., independent auditors
              for Milford Co-operative Bank, filed herewith..............
    23.5     Consent of Coopers & Lybrand, L.L.P., prior independent
              auditors for Milford Co-operative Bank, filed herewith.....
    23.6     Consent of Devine, Millimet & Branch, P.A., contained in the opinion filed as Exhibit 5 hereto..........................
    23.7     Consent of Arnold & Porter, contained in the opinion filed as Exhibit 8 hereto........................................
    23.8     Consent of McConnell, Budd & Downes, Inc., filed
              herewith...................................................
    23.9     Consent of William E. Aubuchon, III, as required by Rule 438 under the Securities Act of 1933, as amended...............
    23.10    Consent of Christopher W. Bramley, as required by Rule 438 under the Securities Act of 1933, as amended...............
    23.11    Consent of David R. Grenon, as required by Rule 438 under
              the Securities Act of 1933, as amended.....................
    23.12    Consent of P. Kevin Condron, as required by Rule 438 under the Securities Act of 1933, as amended.....................
    24       Powers of Attorney of certain directors and officers of CFX, filed herewith.............................................
    99.1     Form of Proxy relating to The Safety Fund Corporation, filed herewith...................................................
    99.2     Stock Option Agreement, included as Appendix B to the Proxy
              Statement and incorporated herein by reference.............